UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

ANDRX CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

4955 Orange Drive
Davie, Florida 33314

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Andrx Corporation, which will be held on June 28, 2006 at 10:00 a.m. (Eastern Daylight time) at the Renaissance Hotel, 1230 South Pine Island Road, Plantation, Florida 33324.

At the special meeting, we will ask you to consider and adopt the agreement and plan of merger that we entered into with Watson Pharmaceuticals, Inc. and its wholly owned subsidiary Water Delaware, Inc. on March 12, 2006. If our stockholders adopt the merger agreement, the other conditions to the proposed merger are satisfied and the proposed merger is completed, we will become a wholly owned subsidiary of Watson, and you will be entitled to receive $25.00 in cash, without interest, for each share of our common stock that you own.

After careful consideration, our board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read this proxy statement, including any documents incorporated herein by reference, and its annexes carefully. Our common stock is quoted on The Nasdaq National Market under the symbol ADRX.

Your vote is very important, regardless of the number of shares you own. We cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As a result, a failure to submit a proxy or vote in person will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if the proxy card is mailed in the United States. You may also vote by telephone or using the Internet. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you are not a stockholder of record and instead your shares are held by a broker, bank or other nominee, you must instruct them on how to vote your shares by following the instructions provided to you by your broker, bank or other nominee.

If you have any questions about the proposed merger, please contact our proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005. Call toll-free: at (888) 628-1041. Banks and brokerage firms call collect: (212) 269-5550.

Sincerely,

Thomas P. Rice
Chief Executive Officer

THIS PROXY STATEMENT IS DATED MAY 18, 2006 AND IS FIRST BEING MAILED TO
STOCKHOLDERS ON OR ABOUT MAY 23, 2006

ANDRX CORPORATION
4955 Orange Drive
Davie, Florida 33314

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 28, 2006 AT 10:00 A.M.

TO THE STOCKHOLDERS OF ANDRX CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Andrx Corporation, a Delaware corporation, which we refer to as Andrx, will be held at the Renaissance Hotel, 1230 South Pine Island Road, Plantation, Florida 33324 on June 28, 2006 at 10:00 a.m. (Eastern Daylight time) for the following purposes, as more fully described in the proxy statement accompanying this notice:

(1) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of March 12, 2006, which we refer to as the merger agreement, by and among Watson Pharmaceuticals, Inc., which we refer to as Watson, Water Delaware, Inc., a wholly owned subsidiary of Watson, and Andrx;

(2) to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

(3) to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Only stockholders of record at the close of business on May 5, 2006 will be entitled to notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Our stock transfer books will remain open between the record date and the date of the special meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting, and any adjournments or postponements thereof, will be available for inspection for any purpose germane to the special meeting at the special meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during ordinary business hours at our offices listed above.

Your vote is very important. Your proxy is being solicited by the Andrx board of directors. We cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As a result, the failure to submit a proxy or vote in person will have the same effect as a vote against the merger agreement. Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if the proxy card is mailed in the United States. You may also vote by telephone or using the Internet. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you are not a stockholder of record and instead your shares are held by a broker, bank or other nominee, you must instruct them on how to vote your shares by following the instructions provided to you by your broker, bank or other nominee.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, they do not vote or otherwise submit a proxy in favor of the merger agreement and they comply with the procedures under the General Corporation Law of the State of Delaware, which are summarized in the accompanying proxy statement. See the section captioned “Appraisal Rights.”

The enclosed proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read this proxy statement, including any documents incorporated herein by reference, and its annexes carefully and in their entirety. If you have any questions concerning this proxy statement, would like additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call Toll-Free: (888) 628-1041
Banks and Brokerage Firms Call Collect: (212) 269-5550

The Andrx board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

By Order of the Board of Directors

Robert I. Goldfarb
Senior Vice President, General Counsel and Secretary

Davie, Florida
May 18, 2006

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR USING THE INTERNET.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSED MERGER

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. The questions and answers may not contain all the information that is important to you. Accordingly, you should still carefully read this entire proxy statement, including the attached annexes. In this proxy statement, the terms “we,” “us,” “our,” and “Andrx” refer to Andrx Corporation, the term “Watson” refers to Watson Pharmaceuticals, Inc., and “Merger Sub” refers to Water Delaware, Inc., a wholly owned subsidiary of Watson. This proxy statement contains trademarks held by us and third parties.

Q.	Why am I receiving this proxy statement and proxy card?

A.	You are being asked to consider and adopt the merger agreement that we entered into with Watson and Merger Sub on March 12, 2006, pursuant to which, if the proposed merger contemplated thereby is completed, Andrx will become a wholly owned subsidiary of Watson. The merger agreement is attached as Annex A to this proxy statement. We urge you to read it carefully and in its entirety. See the section captioned “The Merger Agreement” beginning on page 52.

Q.	If the proposed merger is completed, what will I be entitled to receive for my shares of Andrx common stock?

A.	At the effective time of the proposed merger, you will be entitled to receive $25.00 in cash, without interest, for each share of our common stock that you own. See the section captioned “The Merger Agreement — Merger Consideration” beginning on page 52.

Q.	What effects will the proposed merger have on Andrx?

A.	As a result of the proposed merger, Andrx will cease to be an independent publicly traded company and will instead become a wholly owned subsidiary of Watson. Following completion of the proposed merger, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated. In addition, upon completion of the proposed merger, our common stock will no longer be listed on any exchange or quotation system where our common stock may at that time be listed or quoted, including The Nasdaq National Market. See the section captioned “The Proposed Merger — Effects of the Proposed Merger on Andrx” beginning on page 38.

Q.	How does our board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see the section captioned “The Proposed Merger — Reasons for the Proposed Merger” beginning on page 30.

Q.	What is the vote required to approve the merger agreement?

A.	Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock as of the close of business on the record date entitled to vote at the special meeting. The failure to vote or an abstention by any stockholder will have the same effect as a vote against adoption of the merger agreement by the stockholder.

Q.	Is the approval of the stockholders of Watson or its subsidiaries required to effectuate the merger?

A.	No. Watson and its subsidiaries may complete the merger without obtaining the approval of their stockholders.

Q.	When do you expect the proposed merger to be completed?

A.	We expect that the proposed merger will be completed in the third quarter of 2006, after all conditions to the proposed merger have been satisfied or waived. In addition to adoption of the merger agreement by our stockholders, these include the other conditions described under the caption “The Merger Agreement — Conditions to the Proposed Merger” beginning on page 54. We cannot specify when, or assure you that, all conditions to the proposed merger will be satisfied or waived. We intend to complete the proposed merger as promptly as practicable.

Q.	Is the merger contingent upon Watson or Merger Sub obtaining financing?

A.	No. The completion of the merger is not contingent upon Watson or Merger Sub obtaining financing. Watson has represented to us that at the time when the merger is completed, it will have sufficient funds to consummate the merger.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the proposed merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign, and other tax laws. In general, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash you receive ($25.00 per share) and your adjusted tax basis in your shares of our common stock. For a more detailed explanation of the U.S. federal income tax consequences of the proposed merger, see the section captioned “Material U.S. Federal Income Tax Consequences” beginning on page 50. You should consult your tax advisor regarding the specific tax consequences of the proposed merger to you.

Q.	Am I entitled to appraisal rights?

A.	Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement, do not vote in favor of the proposal to adopt the merger agreement, and otherwise comply with the Delaware law procedures summarized in this proxy statement. Please also see the section captioned “Appraisal Rights” beginning on page 69.

Q.	What happens if the proposed merger is abandoned?

A.	If the proposed merger is abandoned, we will remain a publicly traded company listed on The Nasdaq National Market. See the section captioned “The Proposed Merger — Effects on Andrx if the Proposed Merger is Not Completed” beginning on page 38. Under specified circumstances, we may be required to pay Watson a termination fee, as described under the caption “The Merger Agreement — Termination Fees” beginning on page 66.

Q.	What should I do now?

A.	We urge you to read carefully this entire proxy statement, its annexes and the other documents referred to or incorporated by reference in this proxy statement, consider how the proposed merger would affect you as a stockholder and then vote. After you read this proxy statement, whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible, or vote by telephone or using the Internet. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” beginning on page 18.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” beginning on page 18.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. If you are a stockholder of record, you may change your vote at any time before your proxy card is voted at the special meeting. If you hold your shares in “street name,” you must follow the instructions of your broker, bank or other nominee to change your vote. See the section captioned “The Special Meeting of Stockholders — Revocability of Proxies” beginning on page 19.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered differently, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” beginning on page 18.

Q.	May I vote in person?

A.	You may attend the special meeting of stockholders and vote your shares of common stock in person but only if you are a stockholder of record. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” and “— Revocability of Proxies” beginning on page 19.

Q.	May I vote by telephone, or using the Internet?

A.	Yes. To vote by telephone, call 800-690-6903, or the toll-free telephone number listed in the voting instructions provided by your broker, bank or other nominee, and follow the telephone prompts. To vote using the Internet, visit www.proxyvote.com, or the website listed in the voting instructions provided by your broker, bank or other nominee, and follow the instructions on the website. If you hold your shares in “street name,” you must follow the instructions of your broker, bank or other nominee. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” beginning on page 18.

Q.	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares, or if I abstain from voting?

A.	If you fail to send in your proxy, do not instruct your broker, bank or other nominee to vote your shares or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement. See the section captioned “The Special Meeting of Stockholders — Vote Required” beginning on page 18.

Q.	What happens if I return a properly signed proxy card but do not indicate how I want to vote?

A.	If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal. See the section captioned “The Special Meeting of Stockholders — Vote Required” beginning on page 18.

Q.	Should I send in my stock certificates now?

A.	No. You should not return any stock certificates you hold with the enclosed proxy card. After completion of the proposed merger, American Stock Transfer & Trust Company, the paying agent, will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration, and you should not forward your stock certificates to American Stock Transfer & Trust Company without a letter of transmittal.

Q.	What should I do if I have questions or would like additional copies of documents or have company specific questions?

A.	If you have more questions about this proxy statement, would like additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call Toll-Free: (888) 628-1041
Banks and Brokerage Firms Call Collect: (212) 269-5550

If you have questions about Andrx, please refer to the periodic reports and other information that we file with and furnish to the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at http://www.sec.gov. See the section captioned “Where You Can Find More Information” beginning on page 75.

Q.	How will employee stock options be treated in the proposed merger?

A.	The merger agreement provides that, immediately prior to completion of the proposed merger, each outstanding option to purchase shares of our common stock, that is not then vested and exercisable, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding option to purchase shares of our common stock will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to the excess, if any, of $25.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, less applicable withholding taxes. If an option has an exercise price per share that is greater than or equal to $25.00, the holder of the option will receive no consideration in respect of such option and such option will be cancelled in connection with the merger.

Q.	How will restricted stock units be treated in the proposed merger?

A.	The merger agreement provides that, immediately prior to completion of the proposed merger, each outstanding restricted stock unit, that is not then vested, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding restricted stock unit will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to $25.00 multiplied by the number of shares of our common stock underlying the restricted stock unit, less applicable withholding taxes.

SUMMARY

This summary highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

Parties to the Proposed Merger

Andrx Corporation
4955 Orange Drive
Davie, Florida 33314

Andrx Corporation, a Delaware corporation, is a pharmaceutical company that:

•	develops and commercializes generic versions of primarily controlled-release pharmaceutical products, as well as oral contraceptives and selective immediate-release products,

•	distributes pharmaceutical products, primarily generics, which have been commercialized by others, as well as our own, primarily to independent and chain pharmacies and physicians’ offices, and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations.

Our common stock is listed on The Nasdaq National Market under the symbol ADRX.

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 92880

Watson Pharmaceuticals, Inc., a Nevada corporation, is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes branded and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses. Watson’s common stock is listed on the New York Stock Exchange under the symbol WPI.

Water Delaware, Inc.
311 Bonnie Circle
Corona, California 92880

Water Delaware, Inc., a Delaware corporation, is a direct, wholly owned subsidiary of Watson, formed solely for the purpose of completing the proposed merger.

The Merger Agreement (page 52)

We have agreed to be acquired by Watson pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that, on the first business day following the satisfaction or waiver of the conditions to the proposed merger, including the adoption of the merger agreement by our stockholders, Merger Sub, a wholly owned subsidiary of Watson, will merge with and into Andrx, with Andrx continuing as the surviving corporation. As a result of the proposed merger, we will become a wholly owned subsidiary of Watson.

If the proposed merger is completed, each issued and outstanding share of our common stock (other than shares held by Andrx, Watson or any of their respective subsidiaries and shares held by stockholders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $25.00 in cash, without interest. Upon completion of the proposed merger, each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, except the right to receive $25.00 per share in cash, without interest. In addition, after the merger is effected, each dissenting stockholder will no longer have any rights as a stockholder of Andrx with respect to such stockholder’s shares, except for the right to receive payment of the judicially-determined fair value of such stockholder’s shares under Delaware law if the stockholder has validly perfected and not withdrawn this right. For additional information about appraisal rights, see section captioned “Appraisal Rights” beginning on page 69.

The Special Meeting of Stockholders (page 17)

Date, Time, and Place.  The special meeting will be held on June 28, 2006 at 10:00 a.m. (Eastern Daylight time) at the Renaissance Hotel, 1230 South Pine Island Road, Plantation, Florida 33324.

Proposals to be Considered and Voted Upon.  At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. If necessary, you will also be asked to consider and vote upon a proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Record Date; Shares Entitled to Vote; Quorum.  Only holders of record of our common stock as of the close of business on May 5, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Each outstanding share of our common stock on the record date entitles the holder to notice of and to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 73,830,000 shares of our common stock outstanding and entitled to vote on the proposals to be considered at the special meeting. The presence, in person or represented by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting.

Vote Required.  Under Delaware law, and pursuant to the merger agreement, we cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Under our by-laws, the affirmative votes cast by the stockholders present and entitled to vote must exceed the votes cast in opposition in order to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement. Abstentions will be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement and will have no effect on the approval of the adjournment or postponement proposal. Broker non-votes will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement and will have no effect on the approval of the adjournment or postponement proposal.

As of the record date, our directors and officers as a group beneficially owned 3,945,049 shares, or approximately 5.2%, of our common stock, of which 1,816,689, or 2.4%, represent shares of common stock, 1,569,614, or 2.1%, represent options to acquire common stock (of which 1,009,363 had exercise prices above $25.00 per share) and 558,746, or 0.7%, represent unvested restricted stock units. See the section captioned “The Proposed Merger — Interests of Our Directors and Executive Officers in the Proposed Merger” beginning on page 39. Neither we nor Watson or its subsidiaries have entered into any agreements with these directors or officers with respect to the voting of their shares in connection with the proposed merger; however, we expect these directors and officers to vote any shares they may hold in favor of the proposed merger.

Procedures for Voting.  Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person. If you want to vote by proxy, there are three ways you may vote:

•	Complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope.

•	Call the toll-free telephone number listed in the voting instructions attached to the proxy card, and follow the telephone prompts.

•	Visit the website listed in the voting instructions attached to the proxy card, and follow the instructions on the website.

Stockholders who hold their shares of our common stock in “street name,” meaning that they hold their shares through a bank, broker or other nominee, must either direct the broker, bank or other nominee through which they hold our shares how to vote their shares or, if permitted by such nominee, obtain a proxy from the broker, bank or other nominee to vote their shares in person at the special meeting. If you hold your shares in street name, you must follow the instructions provided by your broker, bank or other nominee to vote your shares at the special meeting.

Stockholders who have questions concerning this proxy statement, would like additional copies of this proxy statement or need help voting their shares should contact D.F. King & Co., Inc., our proxy solicitor. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” beginning on page 18.

Voting of Proxies.  All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a stockholder returns a properly signed proxy card but does not indicate how the stockholder wants to vote, the stockholder’s proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal. Brokers, banks or other nominees who hold shares of our common stock for the benefit of their customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement. See the section captioned “The Special Meeting of Stockholders — Vote Required” beginning on page 18.

Revocability of Proxies.  A stockholder of record may revoke a proxy or change a vote at any time before the proxy is voted at the special meeting by:

•	sending a written notice of revocation to the Secretary of Andrx at 4955 Orange Drive, Davie, Florida 33314,

•	submitting a new proxy card with a later date,

•	voting at a later date by telephone or using the Internet, or

•	attending the meeting and voting in person.

Attendance at the meeting, by itself, will not revoke a proxy. It will only be revoked if the stockholder of record actually votes at the special meeting. If a stockholder holds shares in “street name” and has instructed a broker, bank or other nominee to vote the stockholder’s shares, the stockholder must follow directions received from the broker to change those instructions. See the section captioned “The Special Meeting of Stockholders — Revocability of Proxies” beginning on page 19.

Failure to Vote.  If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement.

Recommendation of the Andrx Board of Directors (page 29)

After careful consideration, our board of directors has unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders;

•	approved the merger agreement and the transactions contemplated by the merger agreement; and

•	recommended that Andrx’s stockholders vote “FOR” the adoption of the merger agreement.

For a discussion of the principal factors considered by our board of directors in reaching its conclusions, see the section captioned “The Proposed Merger — Reasons for the Proposed Merger” beginning on page 30.

Opinion of Our Financial Advisor (page 33)

On March 12, 2006, Banc of America Securities LLC, our financial advisor, delivered to our board of directors an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration of $25.00 per share in cash to be received in the proposed merger by the holders of our common stock was fair, from a financial point of view, to such holders. The full text of the written opinion, dated March 12, 2006, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. The Banc of America Securities opinion was provided to our board of directors in its evaluation of the merger consideration to be received by holders of our common stock. It does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote or act at the special meeting.

Interests of Our Directors and Executive Officers in the Proposed Merger (page 39)

In considering the recommendation of our board of directors regarding the merger agreement, our stockholders should be aware that our executive officers and directors have interests in the proposed merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

•	Upon the completion of the proposed merger, Thomas P. Rice, our chief executive officer, will be entitled to receive a cash bonus of $1,701,000, payable in a single lump sum, less applicable withholding. This bonus is subject to his continued employment with Andrx through the closing date of the merger, unless he is terminated earlier for reasons described in his letter agreement with Andrx dated March 12, 2006.

•	Under existing employment agreements with Mr. Rice, Angelo C. Malahias, our president and chief financial officer, and Lawrence J. Rosenthal, the president of Andrx Pharmaceuticals, Inc., if the executive’s employment terminates (including due to voluntary resignation) or is terminated for specified reasons and during specified periods after stockholder approval of the proposed merger, the executive officer will be entitled to payment of severance compensation and other benefits.

•	Under the change in control agreements with Thomas R. Giordano, our senior vice president and chief information officer, Robert I. Goldfarb, our senior vice president, general counsel and secretary, Ian J. Watkins, our senior vice president of human resources, Nicholas F. Cappuccino, Ph.D, the executive vice president and chief scientific and technical officer of Andrx Pharmaceuticals, Inc. and Albert Paonessa III, the executive vice president and chief operating officer of Anda, Inc., if a covered executive’s employment is terminated under specified circumstances (including due to resignation by the covered executive for good reason), the covered executive will be entitled to payment of severance compensation and other benefits.

•	Under the existing employment agreements with Mr. Rice, Mr. Malahias and Mr. Rosenthal, and under existing change in control agreements with certain other executive officers of Andrx, the covered executive is entitled to “gross up” payments in respect of any golden parachute excise taxes. Andrx has also agreed to indemnify each of Messrs. Rice, Malahias and Rosenthal, on an after-tax basis, for any additional taxes, penalties and interest imposed on the executive as a result of the application of Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

•	Under the employment cessation agreement with Elliot F. Hahn, Ph.D., upon a change of control of Andrx whereby Dr. Hahn does not serve on the board of directors of the surviving corporation, Dr. Hahn is entitled to receive, for a period of three years from the date of Dr. Hahn’s last election to the board of directors (June 4, 2004), (1) health and dental insurance benefits comparable to what is received by our most senior employees, and the premiums for such benefits shall be paid by Andrx and (2) a fee ($25,000 per annum).

•	Under the merger agreement, the proposed merger will result in the accelerated vesting and cash-out of all of our outstanding stock options and restricted stock units. Accordingly, our directors and executive officers will receive $25.00 for each share of our common stock underlying his or her restricted stock unit, as well as cash payments for each share of our common stock subject to an option that they hold equal to the “spread” on the option, which is the excess, if any, of $25.00 over the per share exercise price of the option multiplied by the number of shares subject to the option, less applicable withholding taxes.

•	After the completion of the proposed merger, Watson must indemnify and hold harmless, to the fullest extent permitted under applicable law, each of our present and former directors, officers and employees, and those of our subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or before the completion of the proposed merger, including the transactions contemplated by the merger agreement, but Watson will not be required to indemnify any such person if is determined that such person acted in bad faith and not in a manner such person believed to be in or not opposed to our best interests.

•	For six years after the completion of the proposed merger, Watson is obligated to maintain, or to cause the surviving corporation to maintain for the benefit of our directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts and omissions occurring before the completion of the proposed merger for all persons covered by our existing officers’ and directors’ liability insurance policies on terms no less favorable than those in effect on March 12, 2006. The surviving corporation is not required, however, to pay an annual premium for this insurance coverage that exceeds 250% of the annual premium paid by Andrx as of March 12, 2006. If the annual premium for this insurance coverage exceeds 250% of the annual premium in effect as of March 12, 2006, Watson is obligated to obtain a policy with the greatest coverage available for a cost not exceeding the 250% threshold.

•	After the completion of the proposed merger, Watson has agreed, for at least 18 months after the completion of the proposed merger, to provide each of our employees that continues to be employed by Watson or its current or future subsidiaries, including the surviving corporation, salary and bonus that are, in the aggregate, substantially comparable to those provided to these employees immediately before the completion of the proposed merger, and employee benefits (excluding any equity-based compensation or benefits) that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Watson.

•	As of May 5, 2006, Watson held 607,000 shares of our common stock, representing less than 1% of our outstanding common stock.

•	In July 1994, Andrx and Circa Pharmaceuticals, Inc. (“Circa”) entered into the ANCIRC joint venture for the development, manufacture and sale of up to six generic products. Andrx originally owned 60% of ANCIRC’s partnership interests and Circa owned 40%. In July 1995, Watson acquired Circa. In October 1995, the ANCIRC joint venture was amended to modify each partner’s interest to 50% and increased the number of products to be developed to up to eight. Pursuant to a November 2000 amendment to the ANCIRC joint venture, we and Watson agreed to discontinue the joint venture’s effort to develop, manufacture and sell six of the eight ANCIRC products. If we elected to continue the efforts to develop, manufacture and sell the six remaining ANCIRC products, Watson may become entitled, under certain conditions, to a royalty on the net sales we would derive from the commercialization of those products, including our Abbreviated New Drug Application (ANDA) for a generic version of Glucotrol XL, which is currently pending FDA approval. Other than our generic version of Glucotrol XL, we have discontinued our development efforts with respect to all of the other ANCIRC product candidates. ANCIRC has two approved ANDAs (generic versions of Trental and Oruvail). ANCIRC has discontinued the sale of generic Trental.

•	Dr. Mel Sharoky, a director of Andrx, has served as President and Chief Executive Officer of Somerset Pharmaceuticals Inc, a joint venture between Watson and Mylan Pharmaceuticals, Inc., since January 2002, and served as Somerset’s President from July 1995 to July 2001. Dr. Sharoky was a director of Watson from July 1995 to May 1998 and was President of Watson from July 1995 through January 1998. From November 1995 to May 1998, Dr. Sharoky served on our board of directors as Watson’s designee. Dr. Sharoky was President and Chief Executive Officer of Circa, which was acquired by Watson in July 1995, from February 1993 through January 1998.

•	Under the terms of the merger agreement, following the completion of the proposed merger, the directors of Andrx immediately prior to the completion of the proposed merger will not be directors of the surviving corporation in the merger. In addition, as of the date of this proxy statement, following the completion of the proposed merger, none of our directors will be employed by Watson or serve on Watson’s board of directors. Under the terms of the merger agreement, the officers of Andrx immediately prior to the completion of the proposed merger, will continue as officers of Andrx following the completion of the merger. Notwithstanding the foregoing, as of the date of this proxy statement, Watson has not made offers to our executive officers to become employed directly by Watson following the completion of the proposed merger nor is Watson under any obligation to extend such offers.

Appraisal Rights (page 69)

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in favor of the merger agreement and comply with the procedures under the General Corporation Law of the State of Delaware described in this proxy statement. After the proposed merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment.

If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the proposed merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or the expectation of the proposed merger. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Appraisal rights will not apply if the proposed merger is not completed for any reason.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be listed on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, and we will no longer file periodic reports with the Securities and Exchange Commission.

Financing (page 47)

Watson has represented to us that it expects to fund the proposed merger through available cash, and an aggregate of $1.15 billion available under senior financing provided by the Canadian Imperial Bank of Commerce, acting through its New York agency, and CIBC World Markets Corp. Watson has agreed pursuant to the merger agreement to use its best efforts to arrange the financing on terms and conditions no less advantageous than those described in the commitment letter from its proposed lenders, including using reasonable best efforts to negotiate definitive agreements for the senior financing on terms and conditions contained in the commitment letters and to satisfy all conditions applicable to Watson and Merger Sub in the definitive agreements that are within its control. If Watson is unable to obtain financing as described in the commitment letter, Watson and Merger Sub nevertheless remain obligated to complete the proposed merger on the terms contemplated by the merger agreement and subject only to the satisfaction or waiver of the conditions to Watson’s and Merger Sub’s obligations described in the section captioned “The Merger Agreement — Conditions to the Proposed Merger” beginning on page 54 or the termination of the merger agreement as described in the section captioned “The Merger Agreement — Termination of the Merger Agreement” beginning on page 64.

Litigation Related to the Merger (page 48)

As of the date of this proxy statement, two stockholder class action lawsuits have been filed in Florida related to the merger. One lawsuit alleges as a general matter that each of the named defendants, consisting of the members of our board of directors, violated applicable law by breaching their fiduciary duties of loyalty, due care, independence, good faith and fair dealing. This complaint seeks injunctive relief. The other lawsuit alleges that the proposed merger substantially undervalues the publicly traded shares of Andrx while unfairly favoring insiders, and prevents superior bids for Andrx from emerging because the merger agreement contains an excessive termination fee. This complaint names Andrx and the members of our board of directors as defendants, and the complaint seeks injunctive relief and damages. These cases have been consolidated, and the court will permit plaintiffs to file an amended consolidated complaint.

Andrx and our directors each plan to defend ourselves against the claims made in these lawsuits, which we believe to be without merit. Although we are unable at this time to determine the ultimate outcome of these matters, injunctive relief or an adverse determination could affect our ability to complete the merger and have a material adverse effect on our business and consolidated financial statements.

See the section captioned “The Proposed Merger — Litigation Relating to the Merger” beginning on page 48 for more information about these lawsuits.

Conditions to the Proposed Merger (page 54)

The obligations of Watson and Merger Sub to complete the proposed merger are subject to the satisfaction or waiver on or before the closing date of the proposed merger of the following conditions:

•	The receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•	The waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, shall have expired or been earlier terminated.

•	No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and permanently enjoins or otherwise prohibits the completion of the proposed merger.

•	There shall not be pending any suit, action or proceeding under the antitrust laws by any U.S. governmental entity in any court of competent jurisdiction seeking to prohibit the completion of the proposed merger or that would otherwise have a material adverse effect on the properties, assets, liabilities, business, results of operations, or financial condition of Watson and its subsidiaries, taken as a whole on a post-merger basis. However, Watson may not assert this condition if it is in material breach of its obligations described in the section captioned “The Merger Agreement — Efforts to Complete the Proposed Merger — Regulatory Filings; Divestitures” beginning on page 62.

•	Our representations and warranties in the merger agreement must be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties, at and as of the completion of the proposed merger, except where the failure to be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties, would not have, either individually or in the aggregate, a material adverse effect.

•	We must have performed or complied in all material respects with all material obligations under the merger agreement required to be performed or complied with by us at or before the completion of the proposed merger.

•	No material adverse effect shall have occurred since March 12, 2006 and be continuing, excluding the effects of any action taken by us or Watson, as the case may be, pursuant to our respective obligations described in the section captioned “The Merger Agreement — Efforts to Complete the Proposed Merger — Regulatory Filings; Divestitures” beginning on page 62. For a description of what constitutes a material adverse effect as defined in the merger agreement, see the section captioned “The Merger Agreement — Conditions to the Proposed Merger” beginning on page 54.

Alternative Acquisition Proposals; Recommendation of the Board (pages 56 and 57)

The merger agreement restricts our ability to, among other things, solicit or enter into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions involving Andrx and the ability of our board of directors to change or withdraw its recommendation of the merger agreement. Notwithstanding these restrictions, our board of directors may respond to an unsolicited, bona fide written proposal for an alternative acquisition that our board of directors determines in good faith, after consultation with a nationally recognized, independent financial advisor and outside legal counsel, constitutes, or is reasonably likely to result in, a superior proposal (as described under the caption “The Merger Agreement — Right to Accept a Superior Proposal” beginning on page 57) by furnishing information with respect to Andrx or by participating in discussions or negotiations with the party or parties making the competing proposal, so long as we receive a confidentiality agreement from the proposing party meeting certain requirements and provide certain information to Watson. In addition, our board of directors may cause us to terminate the merger agreement in order for us to enter into an acquisition agreement with respect to a superior proposal, so long as we comply with the terms of the merger agreement, including the payment of a fee of $70,769,000 to Watson. Our board of directors may also withdraw its recommendation of the merger agreement if it concludes that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to our stockholders.

Termination of the Merger Agreement (page 64)

The merger agreement may be terminated and the proposed merger may be abandoned at any time before the completion of the proposed merger, whether before or after the merger agreement is adopted by our stockholders:

•	by mutual written consent of Watson and Andrx, which consent must be approved by action of our respective boards of directors,

•	by either Watson or Andrx, if:

•	the proposed merger is not completed before September 12, 2006, except that this termination right will not be available to a party whose failure to fulfill any obligation under the merger agreement is the cause of, or resulted in, the failure to complete the proposed merger on or before that date,

•	any governmental entity issues a final and nonappealable order, decree or ruling or takes any other final and nonappealable action permanently restraining, enjoining or otherwise prohibiting the proposed merger, and the party seeking to terminate the merger agreement has used its reasonable best efforts to have the order, decree or ruling lifted or vacated, or

•	the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is not obtained at the special meeting duly convened, or at any adjournment or postponement thereof, at which a quorum is present and the vote to adopt the merger agreement and approve the proposed merger is properly taken,

•	by Watson, if:

•	our board of directors changes its recommendation for our stockholders to adopt the merger agreement,

•	our board of directors approves or recommends to our stockholders an alternative acquisition proposal or resolves to do so,

•	a tender offer or exchange offer for shares of our common stock is commenced, other than by Watson or any of its affiliates, and our board of directors recommends that our stockholders tender their shares in the tender or exchange offer or our board of directors fails to recommend that our stockholders reject this tender or exchange offer within 10 business days after receipt of Watson’s request to do so, or

•	there has been a breach by us of any representation, warranty, covenant or agreement contained in the merger agreement that would result in a failure of a condition necessary to complete the proposed merger, and cannot be cured before September 12, 2006, upon 20 days’ prior written notice and if Watson is not in material breach of its obligations or its representations and warranties under the merger agreement,

•	by Andrx, if:

•	our board of directors determines that an alternative acquisition proposal is superior to the current proposed merger with Watson, provided that before this termination:

•	we have negotiated in good faith with Watson for three business days as described in the section captioned “The Merger Agreement — Recommendation of the Board; Right to Accept a Superior Proposal” beginning on page 57,

•	our board of directors has concluded in good faith, after taking into account any revised proposal by Watson made during the three business day period, that this alternative acquisition proposal remains superior to any revised proposal made by Watson,

•	we have not willfully, knowingly and materially breached any of our material obligations described in the sections captioned “The Merger Agreement — Alternative Acquisition Proposals” and “The Merger Agreement — Recommendation of the Board; Right to Accept a Superior Proposal”, and

•	we have paid Watson a termination fee of $70,769,000, or

•	there has been a breach by Watson of any representation, warranty, covenant or agreement contained in the merger agreement that would result in a failure of a condition necessary to complete the proposed merger, and cannot be cured before September 12, 2006, upon 20 days’ prior written notice and if we are not in material breach of our obligations or our representations and warranties under the merger agreement.

Termination Fees (page 66)

We will pay Watson a termination fee of $70,769,000 in immediately available funds if the merger agreement is terminated solely as follows:

•	Watson terminates the merger agreement because our board of directors changes its recommendation for our stockholders to adopt the merger agreement, approves or recommends to our stockholders an alternative acquisition proposal, recommends that our stockholders tender their shares in a tender offer or exchange offer made by someone other than Watson or any of its affiliates, or fails to recommend that our stockholders reject this tender or exchange offer within 10 business days after receipt of Watson’s request to do so,

•	Watson or Andrx terminates the merger agreement because either the proposed merger is not completed before September 12, 2006, or the requisite stockholder vote to adopt the merger agreement is not obtained at the special meeting, and:

•	at the time of termination, an alternative acquisition proposal has been publicly announced and not withdrawn, and

•	we enter into a definitive agreement with respect to an alternative acquisition proposal or complete a transaction resulting from an alternative acquisition proposal within twelve months after the date the merger agreement is terminated, or

•	we terminate the merger agreement because our board of directors determines that an alternative acquisition proposal is a superior proposal, and we have not willfully, knowingly and materially breached any of our material obligations described in the sections captioned “The Merger Agreement — Alternative Acquisition Proposals” and “The Merger Agreement — Recommendation of the Board; Right to Accept a Superior Proposal”.

One effect of the termination fee provision is to make it more expensive for any other potential acquiror of Andrx to acquire control of Andrx.

Watson has agreed with us that if the termination fee becomes payable and is paid by us and accepted by Watson, this termination fee will be Watson’s and Merger Sub’s sole and exclusive remedy for monetary damages under the merger agreement.

Regulatory Matters (page 50)

As described in the section captioned “The Merger Agreement — Conditions to the Proposed Merger” beginning on page 54, the obligations of Andrx, Watson and Merger Sub to complete the proposed merger are subject to the satisfaction or waiver on or before the closing date of the proposed merger of, among other conditions, the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the proposed merger under the HSR Act. See the section captioned “The Merger Agreement — Efforts to Complete the Proposed Merger — Regulatory Filings; Divestitures” for a summary of the efforts that the parties are required to take in order to obtain any required regulatory approvals in connection with the proposed merger.

The HSR Act and related rules provide that transactions such as the proposed merger may not be completed until specified information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On March 31, 2006, each of Andrx and Watson filed a Notification and Report Form with the Department of Justice and the Federal Trade Commission. On May 1, 2006, Andrx and Watson received a second request from the Federal Trade Commission for information concerning the proposed merger.

Treatment of Employee Stock Options and Other Equity Awards (page 53)

The merger agreement provides that, immediately prior to completion of the proposed merger, each outstanding option to purchase shares of our common stock, that is not then vested and exercisable, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding option to purchase shares of our common stock will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to the excess, if any, of $25.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, less applicable withholding taxes. If an option has an exercise price per share that is greater than or equal to $25.00, the holder of the option will receive no consideration for the cancellation of the option.

The merger agreement also provides that, immediately prior to completion of the proposed merger, each outstanding restricted stock unit, that is not then vested, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding restricted stock unit will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to $25.00 multiplied by the number of shares of our common stock underlying the restricted stock unit, less applicable withholding taxes.

With respect to our employee stock purchase plan, which we refer to as our ESPP, pursuant to the merger agreement, on the last business day immediately before the closing date of the proposed merger, each participant’s accumulated payroll deductions will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and the shares of our common stock purchased thereunder will be canceled upon completion of the proposed merger and converted into the right to receive $25.00 per share, less applicable withholding taxes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the satisfaction of the conditions to complete the proposed merger, including the receipt of the required stockholder and regulatory approvals, and no material adverse effect having occurred with respect to us, other than actions taken in connection with the expiration of the applicable waiting period under the HSR Act, which must not have a material adverse effect on Watson on a post-merger basis;

•	the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the proposed merger to close for any other reason;

•	the availability of Watson’s financing required to complete the proposed merger;

•	the outcome of any legal proceedings against us and others that may be instituted following announcement of the merger agreement;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	whether we will be able to satisfactorily resolve the Food and Drug Administration’s (FDA) April 2006 Form 483 List of Inspectional Observations; which sanctions, if any, the FDA may seek in connection with its decision to place us in Official Action Indicated (OAI) status or after any current or future inspections, including without limitation sanctions relating to any failure to comply with current Good Manufacturing Practices (cGMP) requirements; and if and when the “hold” on our ANDA approvals will be lifted;

•	business interruption due to hurricanes or other events outside of our control;

•	our dependence on a relatively small number of key products;

•	whether we will be awarded any marketing exclusivity period for any of our products and, if so, the precise dates thereof;

•	manufacturing capacities;

•	our ability to develop and successfully commercialize new products;

•	active pharmaceutical ingredients issues;

•	the consolidation or loss of customers;

•	our relationship with our suppliers;

•	our inability to obtain sufficient finished goods for distribution;

•	the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals;

•	our ability to commercialize all of our pre-launch inventory; and

•	other risks detailed in our current filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

You should not place undue reliance on forward-looking statements. We cannot guarantee when, or whether, the conditions to the proposed merger will be satisfied or waived and therefore when, or whether, the proposed merger will be completed. In addition, we cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

The special meeting will be held on June 28, 2006 at 10:00 a.m. (Eastern Daylight time) at the Renaissance Hotel, 1230 South Pine Island Road, Florida 33324.

Proposals to be Considered at the Special Meeting

At the special meeting you will be asked:

(1) to consider and vote upon a proposal to adopt the merger agreement, dated as of March 12, 2006, by and among Watson, Merger Sub and Andrx, pursuant to which, if the proposed merger contemplated thereby is completed, Andrx will become a wholly owned subsidiary of Watson;

(2) to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

(3) to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

If the proposed merger is completed, each share of our common stock will be converted into the right to receive $25.00 in cash, without interest. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment. Our stockholders who perfect their appraisal rights in accordance with Delaware law will not receive the merger consideration. See the section captioned “Appraisal Rights.”

Record Date; Shares Entitled to Vote

Only holders of record of our common stock as of the close of business on May 5, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each outstanding share of our common stock on the record date entitles the holder to notice of and to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 73,830,000 shares of our common stock outstanding and entitled to vote on the proposals to be considered at the special meeting.

Quorum

A quorum of our stockholders is necessary to have a valid stockholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or represented by proxy, of holders of a majority of the outstanding shares of our common stock as of the close of business on the record date entitled to vote at the special meeting. Both abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we expect that we will adjourn or postpone the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

Vote Required

Under Delaware law, and pursuant to the merger agreement, we cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Under our by-laws, the affirmative votes cast by the stockholders present and entitled to vote must exceed the votes cast in opposition in order to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement. Abstentions will be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement and will have no effect on the approval of the adjournment or postponement proposal. Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These “broker non-votes” will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement and will have no effect on the approval of the adjournment or postponement proposal. If a stockholder fails to vote by proxy or in person, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Failure to vote your proxy or to vote in person will have no effect on the approval of the adjournment or postponement proposal.

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholder. If a stockholder returns a properly signed proxy card but does not indicate how the stockholder wants to vote, the stockholder’s proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal.

As of the record date, our directors and officers as a group beneficially own 3,945,049 shares, or approximately 5.2%, of our common stock, of which 1,816,689, or 2.4%, represent shares of common stock, 1,569,614, or 2.1%, represent options to acquire common stock (of which 1,009,363 had exercise prices above $25.00 per share) and 558,746, or 0.7%, represent unvested restricted stock units. See the section captioned “The Proposed Merger — Interests of Our Directors and Executive Officers in the Proposed Merger” beginning on page 39. Neither we nor Watson or its subsidiaries have entered into any agreements with these directors or officers with respect to the voting of their shares in connection with the proposed merger; however, we expect these directors and officers to vote their shares in favor of the proposed merger.

Procedures for Voting

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person. If you are a stockholder of record and want to vote by proxy, there are three ways you may vote:

•	Complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope.

•	Call the toll-free telephone number listed in the voting instructions attached to the proxy card, and follow the telephone prompts.

•	Visit the website listed in the voting instructions attached to the proxy card, and follow the instructions on the website.

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares in person at the special meeting. If you hold your shares in “street name,” please follow the instructions provided by your broker, bank or other nominee to vote your shares.

Revocability of Proxies

A stockholder of record may revoke a proxy or change a vote at any time before the proxy is voted at the special meeting by:

•	sending a written notice of revocation to the Secretary of Andrx at 4955 Orange Drive, Davie, Florida 33314,

•	submitting a new proxy card with a later date,

•	voting at a later date by telephone or using the Internet, or

•	attending the meeting and voting in person.

Attendance at the special meeting, by itself, will not revoke a proxy. It will only be revoked if the stockholder actually votes at the special meeting. If a stockholder has instructed a broker to vote the stockholder shares, the stockholder must follow directions received from the broker to change those instructions.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $25,000 (subject to increase if additional services are requested), plus reasonable expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the special meeting.

Assistance

If you have any questions concerning this proxy statement, would like additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call Toll-Free: (888) 628-1041
Banks and Brokerage Firms Call Collect: (212) 269-5550

THE PROPOSED MERGER

Introduction

We are asking our stockholders to adopt the merger agreement. If we complete the merger, we will become a wholly-owned subsidiary of Watson, and our stockholders will have the right to receive $25.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger.

Background of the Proposed Merger

Our board of directors and management, in their ongoing effort to maximize stockholder value, have periodically reviewed and assessed our business strategy, a variety of strategic alternatives, and the various trends and conditions impacting our businesses generally. These industry trends include (1) the consolidation of U.S. generic drug manufacturers, pharmaceutical wholesalers and major customers, (2) major competitors increasingly being able to use their size and portfolio breadth as leverage for a competitive advantage in the market, (3) other competitive pressures such as increased pricing pressures as a result of more competitors, including companies commercializing generic controlled-release products and brand companies introducing authorized generic products during exclusivity periods, and (4) difficulty and time in getting products to the market.

Initially in the spring and summer of 2004, management conducted strategic planning with our board of directors to assess our competitive position, strengths and weaknesses and industry trends. During the fall of 2004, our board of directors continued to be updated by management on, and had discussions with management and Banc of America Securities, our financial advisor, regarding the foregoing and our competitive position within the industry, our business strategy, and possible strategic alternatives, such as purchasing generic or pharmaceutical technology companies, purchasing distribution companies, a merger of equals, divestiture of certain business units, international expansion, and a potential sale of Andrx. For information regarding the fees and expenses of Banc of America Securities in connection with its periodic review and assessment of our competitive position, strengths and weaknesses, industry trends, competitive position within the industry, business strategy and possible strategic alternatives, see the section captioned “— Opinion of Our Financial Advisor — Miscellaneous,” beginning on page 37. A potential sale of Andrx was considered based on, among other things, that some of our products have greater profit potential but are subject to significant contingencies, which are highly variable, difficult to predict, and, in certain circumstances, beyond our control. Accordingly, the ability of our management to forecast the timing and outcome of litigation, FDA approval and the launch of such products is more uncertain than for our other pipeline products and may prove to be more valuable as part of a larger and more diversified organization.

Upon consideration of these factors, management recommended that we sell our brand business. During the fall of 2004, our board of directors engaged Banc of America Securities as our financial advisor in connection with a possible strategic transaction involving our brand business. On December 22, 2004, contingent upon the FDA not approving the marketing of Pfizer’s Cardura XL (for which we had a license to sell and market upon FDA approval) on or prior to December 31, 2004, our board of directors approved a plan for us to exit the brand pharmaceutical business. Our board of directors did not form a special committee in connection with the plan to exit the brand pharmaceutical business as a majority of our board of directors consisted, and continues to consist, of independent directors.

In addition, in the fourth quarter of 2004, our board of directors directed management and Banc of America Securities to investigate certain strategic alternatives, such as purchasing generic or pharmaceutical technology companies, purchasing distribution companies, a merger of equals and a sale of Andrx, which were in addition to the possible strategic transaction involving our brand business. In response to this request, management and Banc of America Securities identified potential generic and pharmaceutical technology acquisition candidates, merger partners and acquirors including, among others, (1) strategic buyers, including competing generic pharmaceutical companies, drug wholesalers and combinations thereof, and (2) certain private equity funds with pharmaceutical sector investment experience and sufficient assets to complete a transaction with us.

We began contacting and engaging in preliminary discussions with certain of these parties in the fourth quarter of 2004. From the fourth quarter of 2004, and continuing through January 2006, we had preliminary discussions (directly or indirectly through our financial advisor acting on our behalf) with more than 15 potential strategic partners, and entered into confidentiality agreements with 12 companies that expressed an interest in Andrx or certain of our businesses. The potential strategic partners were identified based upon their businesses, financial condition and ability to consummate a transaction. We provided our financial forecasts to all of the companies that had entered into confidentiality agreements with us. From time to time during this period, we gave separate management presentations regarding our operations and business plans to 11 of these companies, including Watson.

On November 9, 2004, we entered into confidentiality agreements with Watson and another generic pharmaceutical company (potential purchaser #1). On November 9, 2004, we gave separate management presentations to Watson and potential purchaser #1 regarding our operations and business plan. Banc of America Securities also attended the meetings. During the meeting, potential purchaser #1 indicated that it was only interested in acquiring our generic drug business and was not interested in acquiring our generic distribution business.

On December 14, 2004, we engaged Banc of America Securities to act as our financial advisor in connection with a possible sale of Andrx. For a description of the material terms of our engagement of Banc of America Securities, see the section captioned “— Opinion of Our Financial Advisor,” beginning on page 33.

In January 2005, Thomas P. Rice, our chief executive officer, met with Dr. Allen Chao, the chairman and chief executive officer of Watson, to discuss a proposed transaction. In addition, members of our management met with members of Watson’s management along with Watson’s and our respective financial advisors to discuss, among other matters, our financial forecasts.

On February 28, 2005, our board of directors authorized the sale and license of substantially all of the assets and rights of our brand business to First Horizon Pharmaceutical Corporation, which was consummated on March 28, 2005.

On March 16, 2005, a drug wholesaler (potential purchaser #2) entered into a confidentiality agreement with us.

On March 18, 2005, Mr. Rice met the chief executive officer and an executive of potential purchaser #2, which expressed an interest in our generic distribution business and indicated a potential interest in acquiring the entire company in order to acquire our generic distribution business.

From April 2005 through July 2005, we had a number of calls and meetings with potential purchaser #2 to discuss due diligence matters and its interest in our generic distribution business.

On August 29, 2005, we met with potential purchaser #2 along with potential purchaser #2’s and our respective financial advisors to continue discussions regarding a possible transaction. The chief executive officer of potential purchaser #2 said that although potential purchaser #2 was not interested in acquiring our generic drug business, potential purchaser #2 would consider an acquisition of all of Andrx at a premium to our then current stock price of $18.40 per share in order to acquire our distribution business, and the respective parties discussed how such a process might be conducted.

In September 2005, we learned that the FDA had placed us in OAI status as a result of the FDA’s May 2005 cGMP inspection of our Davie, Florida manufacturing facility and issued a Form 483 List of Inspectional Observations. Until the OAI status is resolved, FDA approval of our submitted ANDAs is currently being withheld, but we continue to submit new ANDAs and the FDA continues to review our applications.

On September 27, 2005, the chief executive officer of potential purchaser #1 called us and expressed renewed interest in our generic business if another party would acquire the whole company and sell the generic business unit to potential purchaser #1. Following this discussion, we put potential purchaser #1 in contact with potential purchaser #2.

On October 24, 2005, we again met with potential purchaser #2.

On November 15, 2005, our board of directors met in a regularly scheduled meeting. Mr. Rice provided our board with an update regarding the parties that continued to express an interest in us. Mr. Rice stated that he expected to receive a non-binding offer from potential purchasers #1 and #2 during the week of December 5th.

On November 17 and 18, 2005, we gave updated management presentations to potential purchasers #1 and #2 regarding our operations and business plan.

Throughout November 2005, potential purchasers #1 and #2 conducted further due diligence on us.

On November 29, 2005, Mr. Rice met with the chairman of a foreign generic pharmaceutical company (potential purchaser #3). During the meeting, potential purchaser #3 expressed an interest in acquiring Andrx.

On November 29, 2005, Dr. Chao of Watson called us to express a renewed interest in Andrx.

On December 8, 2005, potential purchasers #1 and #2 jointly made a preliminary oral non-binding offer to acquire all of our common stock at a price range of $18.50 to $20.00 per share. The closing price of our common stock on that day was $17.96. The president of potential purchaser #1 and an executive of potential purchaser #2 each described their independent views of how they arrived at their respective valuations for each business segment. Potential purchaser #1 valued our generic business on a pre-tax basis at between $450 million and $500 million and potential purchaser #2 valued our generic distribution business on a pre-tax basis at between $550 million and $650 million. Mr. Rice informed them that he was disappointed in the combined valuation. Mr. Rice also stated that he would present the offer to our board of directors, but that he would not personally recommend it, because he believed that the amount to be paid was inadequate and did not merit further discussions unless the price to be offered was increased significantly.

On December 8, 2005, potential purchaser #3 entered into a confidentiality agreement with us.

On December 9, 2005, Watson entered into an amendment to a prior confidentiality agreement with us, extending the term of the confidentiality agreement until December 9, 2006.

On December 12 and 13, 2005, our board of directors met in a regularly scheduled meeting. At the meeting, management presented the combined offer from potential purchasers #1 and #2 to our board of directors. Representatives of Banc of America Securities reviewed with our board of directors preliminary valuation considerations in light of this combined offer. At the meeting, our board of directors determined that Andrx should reject the offer because under the circumstances it believed the amount to be paid was inadequate, among other things. Our board of directors also discussed the preliminary valuation considerations of Andrx that Banc of America Securities had reviewed with our board of directors and whether it was the appropriate time to enter into a strategic transaction for Andrx while we were in OAI status. Our board of directors concluded that a sale was appropriate as long as the price was adequate and there was sufficient certainty of closing. Subsequent to the meeting, we informed potential purchasers #1 and #2 that our board of directors had rejected their offer but that they were encouraged to submit a revised offer for Andrx.

On December 15, 2005, Thomas Rice and Angelo Malahias participated in a telephone call with Dr. Chao and the chief financial officer of Watson, to review our financial forecasts. During this call, Dr. Chao expressed his desire to continue discussing an acquisition of Andrx.

On December 22, 2005, our board of directors met in a specially scheduled meeting. Mr. Rice provided our board with an update regarding the status of the parties that had expressed an interest in Andrx as a whole, or in parts thereof, and the probable timing of next steps with each party. Our board of directors then discussed each of the parties that had continued to express an interest in Andrx.

On December 22, 2005, we entered into a confidentiality agreement with another generic pharmaceutical company (potential purchaser #4).

On December 23, 2005, Dr. Chao of Watson called us to express Watson’s interest in acquiring all of the outstanding common stock of Andrx at a range of $23.00 to $25.00 per share. The closing price of our common stock on that day was $17.02.

On December 28, 2005, the chief executive officer of potential purchaser #2 called us to reaffirm potential purchaser #2’s interest in all of Andrx at the previous bid of $18.50 to $20.00 per share and that potential purchaser #2 was unwilling to increase its bid. The closing price of our common stock on that day was $16.72.

In January 2006, the FDA conducted a limited regulatory inspection related to adverse drug event reporting and customer complaint handling and issued a Form 483 List of Inspectional Observations.

In the morning on January 5, 2006, we met with potential purchaser #3 for management presentations.

In the evening on January 5 and on January 6, 2006, Thomas Rice, Angelo Malahias, Robert Goldfarb, Lawrence Rosenthal, Nicholas Cappuccino, Ph.D. and Albert Paonessa III gave a management presentation to Watson regarding our operations and business plan. At the conclusion of the presentation, Dr. Chao of Watson reaffirmed Watson’s interest in acquiring all of the outstanding common stock of Andrx.

On January 10, 2006, potential purchaser #3 provided us with a written expression of interest, which contained a preliminary, non-binding valuation for an acquisition of all of our outstanding common stock at a price ranging from $22.00 to $23.00 per share. The closing price of our common stock on that day was $17.28.

On January 19, 2006, representatives of potential purchasers #1 and #2 called us to inform us that they continued to be interested but were unwilling to raise the bid from the original range of $18.50 to $20.00.

On January 19 and 25, 2006, Dr. Chao of Watson continued to discuss a proposed transaction with us. During these calls, Dr. Chao reconfirmed Watson’s interest in acquiring Andrx at a range of $23.00 to $25.00 per share. The closing price of our common stock on January 19 and 25, 2006 was $17.99 and $17.72, respectively.

On January 29, 2006, Mr. Rice met with Dr. Chao to discuss a proposed transaction, including process and timing. Mr. Rice and Dr. Chao discussed how the representations and warranties and conditions to closing in the merger agreement might address our OAI status and our desire for sufficient certainty of closing. In particular, Mr. Rice conveyed that the approval of our board of directors would be contingent on its finding any conditions to closing acceptable and, as a result, the potential continuation of the OAI status could not be a basis for Watson not to complete a merger with us. In light of Watson’s line of oral contraceptive products, we also discussed with Dr. Chao our marketing and distribution agreement with Teva Pharmaceutical Industries Ltd., or Teva, and our intention to amend this agreement to, among other things, eliminate provisions that may extend Teva’s exclusive marketing rights to the oral contraceptive products of an acquiror of Andrx.

On January 30, 2006, we met with potential purchaser #3 and Thomas Rice, Angelo Malahias, Robert Goldfarb, Lawrence Rosenthal, Nicholas Cappuccino, Ph.D. and Albert Paonessa III gave management presentations regarding our operations and business plan. During the meeting with the chairman of potential purchaser #3, we discussed various terms and conditions of a proposed transaction, including the need to be at the high end of or above potential purchaser #3’s range ($22.00 to $23.00 per share) to be competitive as there were other proposals outstanding to acquire Andrx.

In late January and early February 2006, potential purchaser #3 began its due diligence investigation of us.

On February 3, 2006, we entered into an amendment of the confidentiality agreement with potential purchaser #3, under which we would keep confidential certain information provided by potential purchaser #3.

On February 6, 2006, we met with potential purchaser #4.

On February 7, 2006, we received an offer letter from potential purchaser #3 to acquire all of our outstanding common stock for $22.00 per share in a cash merger, subject to various conditions, which was a 27.1% premium to our closing price on that day of $17.31. In the offer letter, potential purchaser #3 indicated that potential purchaser #3’s receipt of financing and the satisfactory resolution of our OAI status were not conditions to the consummation of the transaction. Following receipt of this letter and throughout February and March 2006, we and the chairman of potential purchaser #3 had numerous phone calls to discuss various aspects of a proposed transaction between potential purchaser #3 and us.

Also on February 7, 2006, our board of directors approved the engagement of Sullivan & Cromwell LLP to act as special counsel to our board of directors. Prior to February 7, 2006, Sullivan & Cromwell had not been engaged by Andrx or our board of directors to provide legal services.

On February 9, 2006, Watson began its on-site due diligence investigation of us.

From February 9-10, 2006, representatives of our counsel, Proskauer Rose LLP, met with us to discuss the terms of a proposed merger and a preliminary draft of a merger agreement.

On February 10, 2006, we responded to the Form 483 List of Inspectional Observations that the FDA issued in January 2006.

On February 13, 2006, Proskauer Rose sent a draft of the merger agreement to each of potential purchaser #3 and Watson and their respective counsel. The draft of the merger agreement was not sent to any other potential purchasers, as the discussions with other potential purchasers were not sufficiently advanced to warrant the distribution of an acquisition agreement.

On February 16, 2006, our board of directors met in a specially scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. At the meeting, management and representatives of Banc of America Securities informed our board of directors that potential purchasers #1 and #2 acting together, potential purchaser #3, potential purchaser #4 and Watson continued to express an interest in Andrx. Management then informed our board that only Watson and potential purchaser #3 were engaged in active due diligence investigations of us and merger negotiations with us. Management and Banc of America Securities also reviewed with our board of directors the process that had been undertaken by management and our advisors in connection with the possible sale of Andrx. Representatives of Proskauer Rose and Sullivan & Cromwell reviewed the terms of the draft merger agreements with our board of directors. Our board was informed that formal offers were expected from both Watson and potential purchaser #3. During the meeting, representatives of Sullivan & Cromwell advised our board of directors of their fiduciary duties under Delaware law in connection with a sale of Andrx.

On February 17, 2006, potential purchaser #3’s counsel sent us a revised draft of the merger agreement, a copy of the commitment letters for potential purchaser #3’s financing for the transaction and related agreements. Potential purchaser #3’s revised draft of the merger agreement proposed a “force-the-vote” provision, which would require us to hold a vote on the merger agreement and the merger even if we received a superior proposal and our board withdrew its recommendation of the merger, a termination fee of 3.25% of the equity value plus expenses and the following additional closing conditions: minimum cash at closing of $380 million, and an unspecified minimum amount of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the trailing twelve months. Potential purchaser #3’s revised draft of the merger agreement contemplated that all of this minimum cash would be used as part of the financing of the proposed transaction. Also, after discussions with management and representatives of Banc of America Securities, our board of directors noted that the terms of potential purchaser #3’s financing commitment would leave potential purchaser #3 significantly leveraged with minimal, if any, additional borrowing capacity, thus limiting its ability to raise its offer without potentially reducing the certainty of closing.

Throughout February 2006, Watson continued to conduct due diligence on us.

On February 21, 2006, our board of directors met in a specially scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities,

Proskauer Rose and Sullivan & Cromwell. Management updated our board on the bid package that we had received from potential purchaser #3, and the status of our discussions with potential purchaser #3 and Watson.

On February 24, 2006, Watson sent us a bid package consisting of a revised draft of the merger agreement, a copy of the commitment letter for Watson’s financing for the transaction and related agreements. In this package, Watson offered to acquire all of our outstanding common stock for $24.00 per share in a cash merger. Watson’s revised draft of the merger agreement proposed a “force-the-vote” provision, a termination fee of 4% of the equity value and other provisions that raised significant issues related to regulatory matters and the certainty of closing. The closing price of our common stock on that day was $18.45.

On February 24, 2006, we received an offer letter from potential purchaser #4 to acquire all of our outstanding common stock for $24.00 per share in cash, subject to various conditions, including that our distribution business would be sold separately, on a cash free debt free basis, for approximately $6.75 to $7.75 per share, net of any taxes resulting from the gain on the sale of our distribution business. The per share offer price was a 30.1% premium to our closing price on that day of $18.45.

On February 27, 2006, our board of directors met in a regularly scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. Our board of directors reviewed with representatives of Proskauer Rose and Sullivan & Cromwell the material terms of the proposed merger agreement with Watson and the proposed merger agreement with potential purchaser #3, as well as the material provisions in the financing commitment letters for each proposed transaction. Our board of directors again discussed with our financial advisor potential purchaser #3’s financing arrangements including its proposed leverage after the consummation of the transaction, the need to use Andrx’s cash, the minimum cash at closing condition in the merger agreement, the limited availability for additional financing (based upon potential purchaser #3’s bid), which would make it difficult for the purchaser to increase its price without potentially reducing the certainty of closing and our concerns about the enforceability of potential purchaser #3’s foreign financing commitment. Our board of directors discussed with our legal advisors the significant issues in the merger agreement with Watson related to regulatory matters, deal protection, timing and certainty of closing. After discussion, our board of directors identified these key issues with respect to each offer and directed management to continue to discuss the identified issues and the revised drafts of the merger agreements. Management also reported that we had received a written offer dated February 24, 2006, from potential purchaser #4 for an acquisition of all of our outstanding capital stock for $24.00 per share, subject to, among other things, the separate divestiture of our distribution business at a price of at least $6.75-$7.75 per share on a cash free debt free basis, net of any taxes resulting from the gain on the sale of our distribution business. The board discussed potential purchaser #4’s offer with its and our advisors and determined that it would not continue discussions with potential purchaser #4 based on, among other things, (1) that potential purchaser #4 had yet to obtain financing or conduct due diligence on us, (2) the requirement that we separately divest our distribution operations for an implied pre-tax value of approximately $725 million to $845 million simultaneously with the sale of Andrx, including the lack of any identified potential purchaser interested only in our distribution business at that price, (3) that the process with potential purchaser #3 and Watson would need to be slowed to accommodate potential purchaser #4, and (4) the possibility that potential purchaser #3 and Watson would revoke their offers if the process were significantly delayed. It was communicated to potential purchaser #4 that our board of directors had some concerns about the terms and conditions of potential purchaser #4’s offer.

During the first week of March, we agreed to meet with potential purchaser #3 in New York to negotiate the terms of the merger and the merger agreement. We also informed potential purchaser #3 that an Andrx board meeting was scheduled for Friday, March 10, 2006, to consider final offers.

On March 2 and 3, 2006, Watson, its counsel and financial advisors met with us, Proskauer Rose and our financial advisor in Florida to discuss the terms of the merger and the merger agreement. In addition, on March 2 and 3, 2006, Watson and its advisors continued its regulatory due diligence. During these meetings, we informed Watson that the negotiations needed to continue in New York on Monday morning and that an Andrx board meeting was scheduled for Friday, March 10, 2006, to consider final offers.

On March 3, 2006, our board of directors met in a specially scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. Representatives of Banc of America Securities informed our board of directors that both Watson and potential purchaser #3 continued to express interest in pursuing a merger with us, and that management and representatives of Proskauer Rose were continuing to simultaneously negotiate the price and open issues on each of the merger agreements in separate meetings. Management and representatives of Proskauer Rose briefed our board of directors on the open issues in the merger agreement with Watson related to regulatory matters, deal protection, timing and certainty of closing, and discussed the appropriate response to the draft of the merger agreement. Management and representatives of Proskauer Rose updated our board of directors on the open issues in the merger agreement with potential purchaser #3 related to deal protection, financing and certainty of closing, and discussed the appropriate response to the draft of the merger agreement. Our board also discussed potential purchaser #4’s offer with its and our advisors and reiterated its prior determination that it would not continue discussions with potential purchaser #4. Our board of directors then met separately with Sullivan & Cromwell to further discuss the terms and conditions of the proposals and our board’s fiduciary duties under Delaware law in connection with a sale of Andrx. Management and representatives of Proskauer Rose and Banc of America Securities did not participate in this meeting.

On March 6, 2006, the FDA commenced a cGMP inspection of our Davie, Florida manufacturing facilities.

On March 7, 2006, our board of directors met in a specially scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. Mr. Rice announced that the FDA had commenced an inspection at our Davie, Florida manufacturing facility on Monday, March 6, 2006. Our board of directors and management discussed with their advisors how to proceed with respect to a sale of the business, including whether a sale should be postponed in light of the FDA inspection. Our board of directors concluded that a sale was appropriate as long as the price was adequate and there was sufficient certainty of closing. Thereafter, our board of directors met separately to discuss, among other things, the proposed transaction and the FDA inspection. Management and representatives of Proskauer Rose and Banc of America did not participate in this meeting.

From March 6-10, 2006, separate, simultaneous negotiations continued in New York between Andrx, Proskauer Rose and Banc of America Securities and (1) Watson and its legal and financial advisors and (2) potential purchaser #3 and its legal and financial advisors regarding the terms of each proposed transaction, including price, financing terms, regulatory risk, and deal protection measures. Our negotiations with potential purchaser #3 focused on a modification of various terms of the merger agreement to mitigate the risk to us of any adverse regulatory issues and to increase the certainty that the proposed transaction would be consummated as well as a reduction of the proposed termination fee. Our negotiations with Watson focused on modifications of the terms of the merger agreement regarding regulatory risks, certainty of closing and deal protection.

On March 9, 2006, we had a telephone call with the chairman of potential purchaser #3 to discuss the merger and the merger agreement. Mr. Rice told the chairman of potential purchaser #3 that although potential purchaser #3’s contract was favorable, potential purchaser #3’s price was below the range of other offers for Andrx. The following day, the chairman of potential purchaser #3 submitted a proposal increasing potential purchaser #3’s offer to $23.00 per share. The closing price of our common stock on that day was $21.16.

On Friday, March 10, 2006, at 12 noon, our board of directors met in a specially scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. Mr. Rice presented Watson’s offer at $24.00 per share and potential purchaser #3’s offer at $23.00 per share to our board of directors. Mr. Rice informed our board of directors that both Watson and potential purchaser #3 were planning to hold their respective board meetings to approve a transaction on Saturday, March 11, 2006, and that they were both expecting a final decision from our board of directors on Sunday, March 12, after the conclusion of our board’s meeting on March 12, noting that this extension had been necessary to allow Watson to complete its due diligence and provide Andrx with a final bid. Management indicated that potential purchaser #3 had wanted a final decision earlier in the week, but that management had been able to negotiate an extension until Sunday. Our board of directors, which had received drafts of the merger agreements with Watson and potential purchaser #3, reviewed with Proskauer Rose and Sullivan & Cromwell the material terms of the proposed merger agreement with Watson and the proposed merger agreement with potential purchaser #3, as well as the material provisions in the financing commitment letters for each proposed transaction. Mr. Rice also reported to our board that although progress had been made in negotiating an amendment of our marketing and distribution agreement with Teva, those negotiations were not yet concluded. Representatives of Banc of America Securities reviewed with our board of directors its preliminary financial analysis regarding the proposed transactions. With the exception of adjustments to reflect the increased merger consideration described below, as well as the most recent closing stock prices of the relevant companies described in “— Opinion of Our Financial Advisor — Analysis of Selected Publicly Traded Companies,” this preliminary analysis was substantially the same as that reviewed by Banc of America Securities with our board of directors on March 12, 2006, as described below and in the section captioned “— Opinion of Our Financial Advisor,” beginning on page 33. Representatives of Sullivan & Cromwell discussed with our board of directors their fiduciary duties under Delaware law in connection with a sale of Andrx. After discussion, our board of directors concluded that the merger agreement with Watson had significant issues related to regulatory matters, timing and certainty of closing, and that it would not approve the merger agreement in its current form. Our board of directors unanimously concluded that it would be willing to approve the merger agreement with potential purchaser #3, which had less regulatory uncertainty associated with it. Our board of directors discussed the minimum cash condition in the merger agreement with potential purchaser #3, and questioned management about our ability to satisfy this condition. Management noted that potential purchaser #3 had agreed to the deletion of the minimum EBITDA closing condition. In addition, our management and board of directors discussed with our legal advisors the risks associated with recovering damages from potential purchaser #3 if it were to breach the merger agreement with us, as a result of its failure to obtain financing or otherwise, because potential purchaser #3 was a foreign entity with few assets in the United States. Our board of directors also discussed with management and our legal advisors their concerns about the enforceability of potential purchaser #3’s foreign financing commitment. At the conclusion of its meeting, our board of directors directed management to continue to negotiate the final terms of the merger agreement with potential purchaser #3. In addition, our board of directors directed management to provide Watson with a form of merger agreement that would be acceptable to our board of directors, and to notify Watson that it must respond to us by 4:00 p.m. on Saturday, March 11, 2006, that it was willing to proceed with a transaction on the terms generally set forth in the revised draft of the merger agreement or to an agreement substantively equivalent. Following the meeting, we sent a letter to Watson regarding the foregoing, and Proskauer Rose sent Watson and its counsel a revised draft of the merger agreement.

On Saturday, March 11, 2006, at 4:30 p.m., we had a telephone call with Dr. Chao to discuss Watson’s response to our letter.

On March 11, 2006, at 6:00 p.m., our board of directors met in a specially scheduled meeting to discuss Watson’s response to Andrx. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. Mr. Rice informed our board of directors that he had spoken with Dr. Chao. He indicated that Dr. Chao was willing to revise the merger agreement to reduce the regulatory risks for Andrx and to increase the certainty of closing. He also reported that we had concluded the negotiations with Teva and that Teva would be willing to execute an amendment to the marketing and distribution agreement that would, among other things, eliminate any rights of Teva to exclusively market the oral contraceptive products of an acquiror of Andrx and would allow the manufacturing of the products to be transferred to a third party. Following discussion, our board of directors directed management to continue to negotiate the terms of a merger agreement with Watson. Our board of directors also directed management to inform Watson that in order to be considered at the board meeting, which was to be held at 7:30 a.m. on Sunday, March 12, 2006, Watson had to deliver to Andrx by 1:00 a.m. on March 12, 2006, an executed merger agreement that had been approved by Watson’s board of directors.

Following the meeting of our board, we continued to negotiate the terms of the merger agreement with Watson.

On Sunday, March 12, 2006, at 12:00 midnight, our board of directors met in a specially scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. Management and representatives of Proskauer Rose updated our board of directors on the negotiations with Watson.

Following the meeting of our board, we continued to negotiate the terms of the merger agreement with Watson, and subsequently agreed to an extension of the 1:00 a.m. deadline. As part of these negotiations, a termination fee was negotiated, which we believed to be appropriate in light of the circumstances surrounding the negotiations.

On March 12, 2006, at 4:50 a.m., we received an offer letter from Watson to acquire all of Andrx’s outstanding common stock for $24.50 per share in a cash merger. The offer letter provided that the offer was open until 1:00 p.m. on March 12, 2006. The offer letter also included an executed copy of the merger agreement that reduced the regulatory risks to Andrx and significantly increased the certainty of a closing within an acceptable time frame.

On March 12, 2006, at 7:30 a.m., our board of directors met in a specially scheduled meeting. Also present at the meeting were Angelo Malahias and Robert Goldfarb and representatives of Banc of America Securities, Proskauer Rose and Sullivan & Cromwell. Our board of directors reviewed with Proskauer Rose and Sullivan & Cromwell the material terms of the proposed merger agreement with Watson and the proposed merger agreement with potential purchaser #3, as well as the material provisions in the financing commitment letters of each proposed transaction. Our board of directors also discussed with our advisors the financing terms, and noted that (1) the terms of potential purchaser #3’s financing commitment would leave potential purchaser #3 significantly leveraged with minimal, if any, additional borrowing capacity, reducing transaction certainty, (2) potential purchaser #3 was planning to use a significant portion of our cash to close the transaction and, to ensure such cash was available, the merger agreement contained a minimum cash closing condition, and (3) Watson had additional capacity to finance the transaction, which increased transaction certainty. In addition, our board of directors discussed with our legal advisors the possibility that, if potential purchaser #3 were to breach the merger agreement with us, as a result of its failure to obtain financing or otherwise, it could be difficult to recover damages because potential purchaser #3 was a foreign entity with few assets in the United States, and the board considered the fact that potential purchaser #3 was only willing to provide $25 million in escrow to address this concern. Our board of directors also discussed with management and our legal advisors their concerns about the enforceability of potential purchaser #3’s foreign financing commitment. Representatives of Sullivan & Cromwell discussed with our board of directors their fiduciary duties under Delaware law in connection with a sale of Andrx. Banc of America Securities then reviewed with our board of directors its financial analysis of the merger consideration with respect to the transaction proposed by Watson, and delivered its oral opinion to our board of directors to the effect that, as of March 12, 2006, and based upon and subject to certain assumptions, limitations and qualifications, the consideration to be received by the holders of our common stock of $24.50 in cash per share in connection with the transaction proposed by Watson, was fair, from a financial point of view, to such holders. See “— Opinion of Our Financial Advisor,” beginning on page 33. Following a careful consideration of the proposed merger agreements and commitment letters, and after extensive discussions, including discussions with our financial and legal advisors, our board of directors unanimously approved the merger and the merger agreement with Watson and the transactions contemplated thereby, determined the consideration to be paid to our stockholders in the merger to be fair and recommended that our stockholders vote in favor of the adoption of the merger agreement. Our board of directors then directed management to execute the merger agreement and related agreements, including the amendment to the marketing and distribution agreement with Teva. While we were working to satisfy Watson’s conditions for the acceptance of its offer, including executing the amendment to the marketing and distribution agreement with Teva, Mr. Rice called the chairman of potential purchaser #3 to inform him that our board of directors had approved a transaction with another company. During this phone call, the chairman of potential purchaser #3 informed Mr. Rice that potential purchaser #3 was raising its offer to $25.00 per share and that potential purchaser #3 would promptly send a revised written offer to us.

On March 12, 2006, at 9:45 a.m., our board of directors reconvened its special meeting, which continued until 1:25 p.m. Mr. Rice informed our board of directors that potential purchaser #3 increased its offer from $23.00 to $25.00 per share. During the meeting, at 10:52 a.m., potential purchaser #3 sent a revised proposal to our board of directors pursuant to which potential purchaser #3 raised its offer to $26.00 per share in cash. Potential purchaser #3 indicated that a portion of the additional financing would be provided by an increase in its bridge facility and a new bridge commitment. A copy of the commitment for a portion of the additional financing was included. This revised offer did not specify how potential purchaser #3 would raise the remainder of the additional financing necessary to complete the transaction at $26.00 per share. Our board of directors and its advisors discussed the terms of the revised commitments, including the fact that potential purchaser #3 lacked commitments for the full amount of the financing necessary to complete the transaction at $26.00 per share. Our board of directors also discussed the minimum cash condition to the closing contained in the merger agreement with potential purchaser #3, the proposed leverage on potential purchaser #3 following the merger, potential purchaser #3’s need to use a significant portion of our cash in order to finance the transaction, the enforcement risks associated with entering into a merger agreement with a foreign entity with few assets in the United States, and concerns about the enforceability of potential purchaser #3’s foreign financing commitment.

On March 12, 2006, at 12:41 p.m., potential purchaser #3’s counsel sent us a letter, which provided that the minimum cash closing condition would be lowered from $350 million to $325 million and that potential purchaser #3 would agree to revise the merger agreement to provide Andrx with (1) the right to terminate the merger agreement if potential purchaser #3 did not obtain the additional $100 million of financing required by the revised bid within seven business days and (2) the right to retain potential purchaser #3’s proposed $25 million escrow deposit (which it had agreed to provide to partially address our concerns regarding our ability to recover damages against potential purchaser #3 if it breached the merger agreement) if potential purchaser #3 did not obtain the additional financing within the seven business day deadline.

On March 12, 2006, at 12:55 p.m., Mr. Rice had a phone call with Dr. Chao, during which Dr. Chao increased Watson’s offer to $25.00 in cash per share. Our board of directors discussed with management and our financial and legal advisors the revised proposals from Watson and potential purchaser #3, as well as the question of whether Watson’s offer could be extended until we could determine if potential purchaser #3 could obtain additional financing commitments. After discussion with management and our advisors, our board of directors determined that there was a significant risk that Watson would not agree to any further extension, and that its offer would expire. Representatives of Sullivan & Cromwell discussed with our board of directors their fiduciary duties under Delaware law in connection with a sale of Andrx. At this meeting, Banc of America Securities delivered its oral opinion to our board of directors (which opinion was subsequently confirmed in writing), to the effect that, as of March 12, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration of $25.00 per share to be received by the holders of the shares of our common stock in the transaction with Watson was fair, from a financial point of view, to such holders. Following a careful consideration of the proposed merger agreements and commitment letters, and after extensive discussions, including discussions with our financial and legal advisors, our board of directors determined that, on the whole, the proposal by Watson was more favorable than that of potential purchaser #3 because, among other reasons, there was greater certainty that Watson would be able to secure its financing and that Andrx would be able to recover against Watson in the event of a breach. Following this discussion, the board of directors unanimously approved the merger and the merger agreement with Watson and the transactions contemplated thereby. Thereafter, Andrx and Watson executed the merger agreement and related agreements.

On March 13, 2006, before the opening of the U.S. markets, both Andrx and Watson issued press releases announcing the execution of the merger agreement.

Our Board’s Recommendation

After careful consideration, our board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders;

•	approved the merger agreement and the transactions contemplated by the merger agreement; and

•	recommended that Andrx’s stockholders vote “FOR” the adoption of the merger agreement.

Reasons for the Proposed Merger

In reaching its determination, our board of directors consulted with our management, as well as the legal and financial advisors of Andrx and the board of directors, and considered the following material factors:

Factors Relating to Andrx

•	Historical information concerning our business, financial performance and condition.

•	Historical market prices, volatility and trading information with respect to our common stock.

•	Historically, our generic commercialization efforts focused on developing controlled-release products that are difficult to formulate and commercialize, with potentially fewer competitors. Because of Paragraph IV legal proceedings, litigation outside of the Hatch-Waxman Amendments, including late listed patents, injunctive relief, citizens petitions, and most recently, our OAI status, among other things, we have not had any significant product launches since December 2003.

•	Overall industry trends have recently pressured the historical consistent growth of our distribution business.

•	Competitive pressures such as increased pricing pressures as a result of more competitors, including companies commercializing generic controlled-release products and brand companies introducing authorized generic products during exclusivity periods, may continue to put downward pressure on pricing that would reduce profitability from our products, including our products that are difficult to formulate and commercialize.

•	Some of our products have greater profit potential but are subject to significant contingencies, which are highly variable, difficult to predict and, in certain circumstances, beyond our control. Accordingly, the ability of our management to forecast the timing and outcome of litigation, FDA approval and the launch of such products is more uncertain than for our other pipeline products and may prove to be more valuable as part of a larger and more diversified organization.

•	Our dependence on a small number of key products for profitability.

•	The risk of further regulatory action related to our OAI status, the related FDA inspections at our Davie, Florida manufacturing facilities and matters related thereto.

•	Changes and trends in the generic drug market, including

•	consolidation among generic drug manufacturers, including Teva’s acquisition of Ivax Corporation and Novartis AG’s purchase of Eon Labs Inc., resulting in the establishment of larger competitors with broader product offerings and greater financial, research and development, marketing and other resources than we have;

•	consolidation among major customers for pharmaceutical products, particularly among retail drug store chains and wholesalers, resulting in fewer customers with greater bargaining power;

•	an increase in the use of delay tactics by brand companies to ward off and delay generic competition and the introduction by brand companies of authorized generics that reduce the profitability of generic pharmaceutical companies during and after the exclusivity period;

•	the increase in the number of generic companies with the ability to file Paragraph IV ANDAs to genericize controlled release products;

•	the increasing trend affecting our distribution business whereby the major wholesalers use the breadth of their product offerings as leverage for gaining greater market share; and

•	lack of significant recent generic product launches and increased pricing pressures in the generic industry, both of which affecting the growth of our distribution business.

•	Our challenges in commercializing immediate-release products on a cost competitive basis.

•	The fact that our generic products are sold to, among others, major wholesalers, with whom we compete in our distribution operations. We believe that as part of a company with a broader product portfolio, our distribution operations could be more valuable and strategic. Because of our limited product portfolio, the guaranteed market share, which results from our distribution operations, is being under-leveraged.

•	The competitive environment for acquisitions in the generic pharmaceutical industry made Andrx an attractive opportunity for potential purchasers given (1) our distinctive, focused portfolio of products, which could complement and increase the breadth of a potential purchaser’s pipeline, (2) our expanded manufacturing capabilities, (3) our controlled-release technology and related patent portfolio and (4) our generic distribution business, which could provide a purchaser with financial stability and cash flow and would benefit from a broader portfolio of products. As a result, we believed the price for Andrx would be attractive.

•	Our board of directors believed that there were short term and long term market and business risks associated with remaining an independent company that made it more attractive for our stockholders to enter into the merger agreement with Watson rather than remain an independent company.

Factors Relating to the Specific Terms of our Merger Agreement with Watson

•	The merger consideration of $25.00 in cash per share to be received by our stockholders represents a 15.8% premium over the closing price of our common stock on March 10, 2006 on The Nasdaq National Market (the trading day immediately preceding the date of execution of the merger agreement) and a 20.3% premium over enterprise value per share, excluding any premium on our cash (enterprise value being defined as the sum of equity value (defined as the product of the number of fully diluted shares of common stock outstanding for a company multiplied by the market value for such shares), plus total debt and minority interests, less cash and cash equivalents).

•	The pre-announcement trading price may have been affected to some extent by market speculation that Andrx was in discussions with a third party, and some portion of the premium was likely included in the then current trading price of our common stock. Accordingly, our board of directors also considered the fact that the merger consideration of $25.00 in cash per share to be received by our stockholders represents a premium of 40.4% over the 90-day average closing price of our common stock on The Nasdaq National Market and a 55.3% premium over enterprise value per share (excluding any premium on our cash).

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	The merger agreement does not contain a financing condition.

•	Watson represented to us in the merger agreement that it would have sufficient funds at closing to consummate the merger. Watson provided an executed commitment letter for an aggregate of $1.15 billion of financing under senior financing provided by Canadian Imperial Bank of Commerce, acting through its New York agency, and CIBC World Markets Corp.

•	The board of directors considered the terms and conditions of the proposed merger agreement, including that:

•	The merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to, and conduct negotiations with, a third party in certain circumstances and, upon the payment to Watson of a termination fee of $70,769,000, to terminate the merger agreement to accept a superior offer.

•	Certain potential outcomes relating to the FDA OAI matter.

•	Watson was willing to assume an acceptable amount of the risk relating to the FDA OAI matter and regulatory approvals as well as the business generally to provide Andrx with additional deal certainty.

•	We can terminate the merger agreement if the proposed merger is not completed by September 12, 2006, unless the failure to complete the merger on or before that date is caused by, or resulted from, our failure to fulfill any obligation under the merger agreement.

•	The merger agreement must be adopted by a vote of a majority of our outstanding shares of common stock entitled to vote thereon.

•	Our board of directors considered the financial presentation of Banc of America Securities, including its oral opinion, dated March 12, 2006, subsequently confirmed in writing, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the proposed merger by the holders of our common stock, as more fully described under the caption “— Opinion of Our Financial Advisor.”

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	The merger agreement precludes us from actively soliciting alternative acquisition proposals.

•	The possibility that the stock price of Andrx could increase above the per share merger consideration if it continued as a standalone entity.

•	We are obligated to pay to Watson a termination fee of $70,769,000 if the merger agreement is terminated under certain circumstances. It is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction.

•	The merger consideration consists solely of cash and will be taxable to our stockholders for U.S. federal income tax purposes. In addition, because our stockholders are receiving cash for their stock, they will not participate after the closing in any future growth or the benefits of synergies resulting from the merger.

•	Potential purchaser #3 offered to pay $26.00 per share for our common stock, but did not have a significant portion of the financing commitments necessary to complete the transaction at a purchase price of $26.00 per share. Potential purchaser #3 offered to provide us with (1) the right to terminate the merger agreement if potential purchaser #3 did not obtain the additional $100 million of financing required by the revised bid within seven days and (2) the right to retain potential purchaser #3’s $25 million escrow deposit upon such termination.

•	Certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “— Interests of Our Directors and Executive Officers in the Proposed Merger.”

•	We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise.

The foregoing describes the material factors considered by our board of directors and is not exhaustive of all factors considered by our board of directors. Moreover, in view of the variety of factors considered in connection with our evaluation of the proposed merger, our board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the proposed merger. In addition, each member of our board of directors may have given differing weights to different factors.

Opinion of Our Financial Advisor

We retained Banc of America Securities as our financial advisor in connection with the proposed merger. Banc of America Securities is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected Banc of America Securities to act as our financial advisor on the basis of the experience of Banc of America Securities in transactions similar to the proposed merger and its reputation in the pharmaceutical industry and investment community.

On March 12, 2006, at a meeting of our board of directors held to evaluate the proposed merger, Banc of America Securities delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 12, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the consideration to be received in the proposed merger by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the Banc of America Securities written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. The following summary of the Banc of America Securities opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of evaluating the merger consideration to be received by holders of our common stock. The Banc of America Securities opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

For purposes of its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Andrx;

•	reviewed certain internal financial statements and other business, financial and operating data concerning Andrx;

•	reviewed certain financial forecasts related to Andrx prepared by our management;

•	discussed the past and current operations, financial condition and prospects of Andrx with our senior executives;

•	reviewed the reported prices and trading activity for our common stock;

•	compared our financial performance and the prices and trading activity of our common stock with that of certain other publicly traded companies that Banc of America Securities deemed relevant;

•	compared certain financial terms of the proposed merger to financial terms, to the extent publicly available, of certain other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Andrx and Watson and our respective advisors;

•	considered the efforts of Banc of America Securities to solicit, at our direction, third party indications of interest and proposals for a possible acquisition of Andrx, including the terms and conditions of a proposal by a third party to acquire us for cash consideration greater than the cash consideration to be paid by Watson in the proposed merger and the ability of such third party to finance such acquisition;

•	reviewed and discussed with our senior executives and advisors the matters described in our press release dated September 6, 2005 relating to the FDA’s inspection of our manufacturing facilities that ended in May 2005 and the FDA’s issuance of a Form 483-List of Inspectional Observations at the conclusion of that inspection;

•	reviewed and discussed with our senior executives our strategic and competitive position in comparison to other companies in the generic sector of the pharmaceutical industry as well as the recent and expected consolidation in such sector;

•	reviewed the merger agreement; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, Banc of America Securities also assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. In addition, Banc of America Securities assumed that the proposed merger will be completed as provided in the merger agreement, with full satisfaction of all, and without any waiver of any, material covenants and conditions set forth in the merger agreement. Banc of America Securities did not make any independent valuation or appraisal of our assets or liabilities, nor has Banc of America Securities been furnished with any such valuations or appraisals.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the proposed merger or related transactions (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. In addition, Banc of America Securities expressed no opinion as to the relative merits of the proposed merger in comparison to other transactions available to us or in which we might engage, nor did Banc of America Securities express any opinion as to the underlying business decision of our board of directors to proceed with or effect the proposed merger. The Banc of America Securities opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion. We imposed no limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

For purposes of its analysis, Banc of America Securities considered the fact that certain pharmaceutical products in our pipeline, which are referred to as the differentiated products, relative to our other pipeline products, have greater profit potential but are subject to significant contingencies, which are highly variable, difficult to predict and beyond our control. Accordingly, the ability of our management to forecast the likelihood and timing for FDA approval and the launch of the differentiated products is more uncertain than for our other pipeline products. The differentiated products have either been filed for FDA approval with Paragraph IV certifications and may have “first to file” status, potentially entitling us to a 180-day period of marketing exclusivity, or otherwise have the potential to face limited competition following launch. Banc of America Securities noted that, while the potential for limited competition would make each differentiated product highly profitable, that profitability would materially diminish if and as competitors enter the market, which for Paragraph IV differentiated products would follow the 180-day exclusivity period. As such, the differentiated products represent unique opportunities that are not easily replicable. In addition, Banc of America Securities noted that the differentiated products are subject to patent infringement litigation, Citizen’s Petitions and/or other factors that create uncertainty and delay with respect to FDA approval and launch.

For purposes of its analysis, Banc of America Securities analyzed the differentiated products separately from the rest of Andrx’s business by performing a discounted cash flow analysis in which it calculated the estimated present value of the projected unlevered free cash flows that, based on our management estimates, the differentiated products are expected to generate during fiscal years 2006 through 2015. Banc of America Securities calculated the terminal value of the differentiated products, representing the estimated value of the projected unlevered free cash flows of the differentiated products beyond fiscal year 2015, by applying a perpetuity growth rate of negative 20.0% to negative 40.0% to the projected unlevered free cash flows of the differentiated products beyond fiscal year 2015. The projected unlevered free cash flows and range of terminal values were discounted to present value using discount rates ranging from 12.0% to 16.0%. This analysis indicated a range of implied per share values for the differentiated products of approximately $2.86 to $3.39, which Banc of America Securities then added to the ranges of implied per share values resulting from each analysis of our business, excluding the differentiated products, described below.

Analysis of Selected Publicly Traded Companies.  Banc of America Securities reviewed certain publicly available financial information of the following publicly traded pharmaceutical companies that focus primarily on generic pharmaceutical products:

•	Barr Pharmaceuticals, Inc.

•	Impax Laboratories Inc.

•	Mylan Laboratories, Inc.

•	Par Pharmaceutical Companies Inc.

•	Taro Pharmaceutical Industries, Ltd.

•	Teva Pharmaceutical Industries Ltd.

•	Watson Pharmaceuticals, Inc.

Banc of America Securities selected these companies, among other reasons, because they operate in the same industries as we do. Using publicly available information, Banc of America Securities reviewed closing stock prices on March 10, 2006 (which was the last trading day prior to public announcement of the execution of the merger agreement) as a multiple of estimated earnings per share, or EPS, for fiscal years 2006 and 2007, and enterprise value as a multiple of estimated earnings before interest and taxes, or EBIT, for fiscal years 2006 and 2007. Banc of America defined “enterprise value” to mean: the sum of equity value (defined as the product of the number of fully diluted shares of common stock outstanding for a company multiplied by the market value for such shares), plus total debt and minority interests, less cash and cash equivalents. Estimated data for the selected companies were obtained from FactSet as of March 10, 2006 and recent publicly available research analysts’ estimates. Banc of America Securities then applied selected 2006 and 2007 EPS and EBIT multiples derived from the selected companies to corresponding data of Andrx, excluding earnings related to the differentiated products. Estimated financial data for Andrx were based on internal estimates prepared by our management. This analysis indicated a range of implied equity values per share of our common stock, excluding the differentiated products, which Banc of America Securities then added to the implied per share equity reference range derived for the differentiated products. The following table reflects the implied per share equity reference ranges for Andrx derived from this analysis, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Andrx Based on:				Per Share Merger
2006 EPS	2006 EBIT	2007 EPS	2007 EBIT	Consideration

$12.25-$14.00	$15.00-$17.00	$14.75-$18.00	$19.50-$22.00	$25.00

Banc of America Securities noted that, if the analysis described above was performed using management’s estimated EPS and EBIT for Andrx that did not exclude earnings related to the differentiated products, then the implied per share equity reference ranges for our common stock would be $16.00 to $18.25 (2006 EPS), $19.25 to $22.00 (2006 EBIT), $28.25 to $34.75 (2007 EPS) and $35.75 to $41.00 (2007 EBIT).

No company or business used in this analysis is identical to Andrx or our business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments to which Andrx was compared.

Analysis of Selected Precedent Transactions.  Banc of America Securities analyzed publicly available financial information relating to the following five transactions in the pharmaceutical industry announced since April 13, 2004, which Banc of America Securities, in its professional judgment, deemed relevant in evaluating the merger:

Announcement Date	Acquiror	Target

10/16/2005	Actavis Group HF	Certain assets of Alpharma Inc.
7/25/2005	Teva Pharmaceutical Industries Ltd.	IVAX Corporation
2/21/2005	Novartis AG	Eon Labs, Inc.
11/15/2004	Perrigo Company	Agis Industries (1983) Ltd.
4/13/2004	IVAX Corporation	Kutnowskie Zaklady Farmaceutyczne Polfa SA

Using publicly available information, Banc of America Securities calculated the purchase price per share of each target company as a multiple of estimated EPS for such target company for the year following the announcement of the transaction as well as enterprise value as a multiple of estimated EBIT for such target company for the year following the announcement of the transaction. Banc of America Securities then applied selected forward EPS and EBIT multiples derived from the selected transactions to corresponding data of Andrx, excluding earnings related to the differentiated products. Estimated financial data for Andrx was based on internal estimates prepared by our management. This analysis indicated a range of implied equity values per share of our common stock, excluding the differentiated products, which Banc of America Securities then added to the implied per share equity reference range derived for the differentiated products. The following table reflects the implied per share equity reference ranges for Andrx derived from this analysis, as compared to the per share merger consideration:

Implied Per Share Equity Reference
Ranges for Andrx Based on:		Per Share Merger
2006 EPS	2006 EBIT	Consideration

$12.00-$13.75	$15.00-$16.75	$25.00

Banc of America Securities noted that, if the analysis described above was performed using management’s estimated EPS and EBIT for Andrx that did not exclude earnings related to the differentiated products, then the implied per share equity reference ranges for our common stock would be $15.75 to $17.75 (2006 EPS) and $19.25 to $21.50 (2006 EBIT).

No company, transaction or business used in this analysis is identical to Andrx or the proposed merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions to which Andrx and the proposed merger were compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis in which it calculated the estimated present value of the projected unlevered free cash flows, representing tax-effected earnings before interest expense and taxes, plus depreciation and amortization, less changes in working capital and capital expenditure requirements, that we are expected to generate during fiscal years 2006 through 2009, excluding cash flows related to the differentiated products, based on internal estimates of our management. Banc of America Securities calculated the terminal value of Andrx, representing the estimated value of our projected unlevered free cash flows, excluding cash flows related to the differentiated products, beyond fiscal year 2009, by applying a perpetuity growth rate of 0.0% to 2.0%, such perpetuity growth rate range being chosen by Banc of America Securities on the basis of its experience and professional judgment, to our projected unlevered free cash flows, excluding cash flows related to the differentiated products, beyond fiscal year 2009. The projected unlevered free cash flows and range of terminal values were discounted to present value using discount rates ranging from 12.0% to 16.0%, which were chosen by Banc of America Securities based upon an analysis of our weighted average cost of capital and using Banc of America Securities’ experience and professional judgment. Banc of America Securities then added to the resulting range of implied per share equity values the implied per share equity reference range derived for the differentiated products. The following table reflects the implied per share equity reference range for Andrx derived from this analysis, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Andrx	Per Share Merger Consideration

$15.25-$21.50	$25.00

Banc of America Securities noted that, if the analysis described above was performed using management’s estimated unlevered free cash flows for Andrx that did not exclude cash flows related to the differentiated products, then the implied per share equity reference range for our common stock would be $17.00 to $25.25.

Miscellaneous.  As noted above, the discussion set forth above is merely a summary of the material financial analyses performed by Banc of America Securities and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses and opinion of Banc of America Securities. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. The estimates of the future performance of Andrx provided by our management in or underlying the analyses of Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by these analyses. These analyses were prepared solely as part of the analysis of Banc of America Securities of the financial fairness of the merger consideration to be received by holders of our common stock and were provided to our board of directors in connection with the delivery of the opinion of Banc of America Securities. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be the view of Banc of America Securities of the actual value of Andrx.

The type and amount of consideration payable in the proposed merger were determined through negotiations between Andrx and Watson, rather than by any financial advisor, and were approved by our board of directors. The decision to enter into the merger agreement was that of our board of directors. As described above, the opinion and analyses of Banc of America Securities were only one of many factors considered by our board of directors in making its determination to approve, and to recommend that our stockholders adopt, the merger agreement and should not be viewed as determinative of the views of our board of directors or management with respect to the proposed merger or the merger consideration.

We have agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of approximately $14.2 million, $100,000 of which was payable at the time the engagement letter with Banc of America Securities was executed, and the remainder of which is contingent upon the completion of the merger. We also have agreed to reimburse Banc of America Securities for all reasonable expenses, including any reasonable fees and disbursements of its counsel, incurred in connection with the Banc of America Securities engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates have provided, and in the future may provide, financial advisory and financing services to Andrx and Watson, for which services Banc of America Securities and its affiliates have received or may receive fees, including (1) having acted as financial advisor to Andrx in connection with a prior divestiture, (2) having acted as administrative agent and lender for a retired credit facility of Andrx, (3) acting as co-syndication agent and lender for Watson’s existing senior credit facility, (4) having acted as co-manager for a debt offering of Watson and (5) having acted as a purchase agent for Watson on a share repurchase program. In the ordinary course of the businesses of Banc of America Securities and its affiliates, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of Andrx and Watson for their own accounts or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Effects of the Proposed Merger on Andrx

Our common stock is currently listed on The Nasdaq National Market under the symbol ADRX. Following completion of the proposed merger, it is expected that Andrx will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Watson. Following completion of the proposed merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon completion of the proposed merger, our common stock will no longer be listed on any exchange or quotation system where our common stock may at that time be listed or quoted, including The Nasdaq National Market and price quotations will no longer be available.

Upon completion of the proposed merger, the certificate of incorporation of Merger Sub as in effect immediately prior to the completion of the proposed merger will be the certificate of incorporation of the surviving corporation. The bylaws of Merger Sub as in effect immediately prior to the completion of the proposed merger will be the bylaws of the surviving corporation. In addition, the directors of Merger Sub immediately prior to the completion of the proposed merger will become the directors of the surviving corporation. The officers of Andrx will remain the officers of the surviving corporation.

Upon completion of the proposed merger, Andrx stockholders immediately before the proposed merger will no longer hold an equity interest in Andrx. Accordingly, such stockholders will not have the opportunity to participate in the earnings and growth of Andrx and will not have any right to vote on corporate matters. Similarly, Andrx’s stockholders immediately before the proposed merger will not face the risk of losses generated by Andrx’s operations or decline. Upon completion of the merger, each share of our common stock that you own immediately before the completion of the merger will be converted into the right to receive $25.00 per share, without interest.

We have amended our rights agreement to provide that the rights issued to Andrx stockholders under the rights agreement, as amended, will not become exercisable as a result of the execution of the merger agreement or the completion of the proposed merger, at which time the rights will terminate.

Effects on Andrx if the Proposed Merger is Not Completed

If the requisite stockholder approval in connection with the proposed merger is not obtained, or if any other condition to the proposed merger is not satisfied and the merger agreement is otherwise terminated, the proposed merger will not be completed and stockholders will not receive any payment for their shares in connection with the proposed merger. Instead, we will remain an independent public company and our common stock will continue to be listed on The Nasdaq National Market. In addition, under the circumstances described in the section captioned “The Merger Agreement — Termination Fees,” we will be required to pay Watson a $70,769,000 termination fee.

If the proposed merger is not completed, we expect that our management will operate the business generally in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, the nature of the generic pharmaceutical industry and economic and market conditions.

If the proposed merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board of directors will evaluate and review our business strategy, the various trends and conditions impacting our business generally, and a variety of strategic alternatives as part of our long term strategy to maximize stockholder value. There can be no assurance that any other transaction acceptable to Andrx will be offered, or that the business, prospects or results of operations of Andrx will not be adversely impacted.

Interests of Our Directors and Executive Officers in the Proposed Merger

In considering the recommendation of our board of directors regarding the merger agreement, our stockholders should be aware that our executive officers and directors have interests in the proposed merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Compensation Under Existing Individual Agreements

Thomas P. Rice.  We are a party to an employment agreement with Thomas P. Rice, our chief executive officer, that provides that if Mr. Rice’s employment is terminated by us without cause, as defined, or if Mr. Rice terminates his employment relationship during specified periods with good reason or following a change in control, he is entitled to the immediate vesting of any unvested shares under stock option agreements, restricted stock grants and other equity awards and 12 months of continued medical and dental insurance coverage for Mr. Rice and his family. If Mr. Rice terminates his employment during specified periods with good reason or following a change in control (including due to voluntary resignation), Mr. Rice is entitled to additional cash severance equal to six months’ base salary and 50% of the most recent annual bonus paid to Mr. Rice before the termination. If we terminate Mr. Rice’s employment without cause, the additional cash severance benefits will instead equal 50% of his then annual salary plus a prorated portion of his then target bonus. Mr. Rice is also entitled to “golden parachute” excise tax gross-up payments, and we will indemnify him, on an after-tax basis, for any additional taxes, penalties and interest imposed on him as a result of the application of Section 409A of the Code.

A change in control under Mr. Rice’s employment agreement is defined to include the acquisition by any person (including any individual, firm, partnership or other entity), directly or indirectly, of 40% or more of the combined voting power of our then outstanding securities. The proposed merger would thus constitute a change in control within the meaning of Mr. Rice’s employment agreement. Good reason under Mr. Rice’s employment agreement is defined to mean Mr. Rice is no longer the chief executive officer of Andrx or his continued employment by us presents a demonstrable significant personal or financial hardship, which Mr. Rice did not reasonably know would occur when he agreed to assume the position of chief executive officer of Andrx. Cause under Mr. Rice’s employment agreement is defined to mean:

•	conviction of, or plea of nolo contendere to, a felony involving a crime of moral turpitude, or

•	being found guilty, by a court of competent jurisdiction, of commission of any willfully fraudulent act that is materially adverse to the interest of Andrx.

Upon the completion of the proposed merger, Mr. Rice will be entitled to receive a cash bonus of $1,701,000, payable in a single lump sum, less applicable withholding. This bonus is subject to his continued employment with Andrx through that date, unless he is terminated earlier for reasons described in his letter agreement with Andrx dated March 12, 2006.

The value of the cash bonus and the payments and benefits that Mr. Rice could receive under his employment agreement in connection with a qualifying termination of his employment, based on compensation and benefit levels in effect on the date of this proxy statement would be approximately $2,346,000 (which does not include approximately $1,273,000 payable in respect of golden parachute excise tax gross-up payments).

Angelo C. Malahias.  We are a party to an employment agreement with Angelo C. Malahias, our president and chief financial officer, that provides that he is entitled to a lump sum payment equal to three times his highest annual salary and highest annual bonus amounts during the preceding three years, the immediate vesting of his respective unvested equity awards, and 12 months of continued medical and dental insurance coverage for Mr. Malahias and his family if his employment is terminated by us without cause, as defined, if he resigns for good reason or if he resigns voluntarily during a specified period following a change of control, each as defined. Mr. Malahias is also entitled to “golden parachute” excise tax gross-up payments, and we will indemnify him, on an after-tax basis, for any additional taxes, penalties and interest imposed on him as a result of the application of Section 409A of the Code.

A change in control under Mr. Malahias’s employment agreement is defined to include the acquisition by any person (including any individual, firm, partnership or other entity), directly or indirectly, of 40% or more of the combined voting power of our then outstanding securities. The proposed merger would thus constitute a change in control within the meaning of Mr. Malahias’s employment agreement. Good reason under Mr. Malahias’s employment agreement is defined to mean without the consent of Mr. Malahias, if:

•	in the good faith determination of Mr. Malahias, he is no longer designated and/or no longer has the authority of chief financial officer of Andrx or there shall be a change in Mr. Malahias’s status or responsibilities (including reporting responsibilities) that does not represent a promotion or Mr. Malahias shall be assigned duties that are inconsistent with his status, title, position or duties as chief financial officer;

•	there shall occur any material breach by us of any material provision of the employment agreement with Mr. Malahias, which shall remain uncured for a period of 30 days, or

•	Mr. Malahias is required to regularly work in a location, which is 25 or more miles from the locale at which his work is currently engaged.

Cause under Mr. Malahias’s employment agreement is defined to mean:

•	conviction of, or plea of nolo contendere to, a felony involving a crime of moral turpitude, or

•	being found guilty, by a court of competent jurisdiction, of commission of any willfully fraudulent act that is materially adverse to the interest of Andrx.

The value of the payments and benefits that Mr. Malahias could receive under his employment agreement in connection with a qualifying termination of his employment, based on compensation and benefit levels in effect on the date of this proxy statement would be approximately $2,599,000 (which does not include approximately $1,117,000 payable in respect of golden parachute excise tax gross-up payments).

Lawrence J. Rosenthal.  We are a party to an employment agreement with Lawrence J. Rosenthal, president of our generic subsidiary Andrx Pharmaceuticals, Inc., that provides that he is entitled to a lump sum payment equal to two times his highest annual salary and highest annual bonus amount during the preceding three years, the immediate vesting of any unvested equity awards, and 12 months of continued medical and dental insurance coverage for Mr. Rosenthal and his family if his employment is terminated by us without cause, as defined, if he resigns for good reason or if he resigns voluntarily during a specified period following a change of control, each as defined. Mr. Rosenthal is also entitled to “golden parachute” excise tax gross-up payments, and we will indemnify him, on an after-tax basis, for any additional taxes, penalties and interest imposed on him as a result of the application of Section 409A of the Code.

A change in control under Mr. Rosenthal’s employment agreement is defined to include the acquisition by any person (including any individual, firm, partnership or other entity), directly or indirectly, of 40% or more of the combined voting power of our then outstanding securities. The proposed merger would thus constitute a change in control within the meaning of Mr. Rosenthal’s employment agreement. Good reason under Mr. Rosenthal’s employment agreement is defined to mean without the consent of Mr. Rosenthal, if:

•	Mr. Rosenthal is no longer designated and/or no longer has the authority of President of our generic products subsidiary,

•	there shall be a change in Mr. Rosenthal’s status or responsibilities (including reporting responsibilities) that does not represent a promotion,

•	Mr. Rosenthal shall be assigned duties that are inconsistent with his status, title, position or duties as President of our generic products subsidiary, or

•	there shall occur any material breach by us of any material provision of the employment agreement with Mr. Rosenthal, which shall remain uncured for a period of 30 days.

Cause under Mr. Rosenthal’s employment agreement is defined to mean:

•	conviction of, or plea of nolo contendere to, a felony involving a crime of moral turpitude, or

•	being found guilty, by a court of competent jurisdiction, of commission of any willfully fraudulent act that is materially adverse to the interest of Andrx.

The value of the payments and benefits that Mr. Rosenthal could receive under his employment agreement in connection with a qualifying termination of his employment, based on compensation and benefit levels in effect on the date of this proxy statement would be approximately $1,153,000. Based on the amount of such payments and benefits, Mr. Rosenthal would not be subject to any golden parachute excise tax.

Change in Control Agreements.  Under the change in control agreements with Thomas R. Giordano, our senior vice president and chief information officer, Robert I. Goldfarb, our senior vice president, general counsel and secretary, Ian J. Watkins, our senior vice president of human resources, Nicholas F. Cappuccino, Ph.D, the executive vice president and chief scientific and technical officer of Andrx Pharmaceuticals, Inc., and Albert Paonessa III, the executive vice president and chief operating officer of Anda, Inc., if a covered executive’s employment is terminated by us or a successor entity without cause or the covered executive terminates his employment for good reason, the covered executive will be entitled to payment of severance compensation and other benefits.

A change in control under the change in control agreements is defined to include the acquisition by any person (including any individual, firm, partnership or other entity), directly or indirectly, of 40% or more of the combined voting power of our then outstanding securities. The proposed merger would thus constitute a change in control within the meaning of the change in control agreements. Good reason under the change in control agreements is defined as:

•	any decrease in the covered executive’s salary without cause;

•	any material diminution in the covered executive’s job responsibilities or title without cause; or

•	reassignment of or requirement to work in a location greater than 25 miles (50 miles in the case of Dr. Cappuccino) from the covered executive’s current work location.

In the case of Mr. Giordano, Mr. Paonessa and Mr. Watkins, cause under the change in control agreements is defined as:

•	commission of a criminal act by the covered executive, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by the covered executive in the performance of the covered executive’s job;

•	actions by the covered executive that cause our reputation or image to materially suffer;

•	a breach by the covered executive of the covered executive’s confidentiality and non-compete agreement with us; and

•	other events or matters relating to the covered executive’s job performance or conduct that would cause an employer to seriously consider the termination of an employee’s employment.

In the case of Mr. Goldfarb and Dr. Cappuccino, cause under the change in control agreements is defined as:

•	any willful, reckless or grossly negligent refusal or failure by the covered executive to perform the duties of the covered executive’s position;

•	any willful, reckless or grossly negligent conduct by the covered executive with regard to our business, assets, or employees;

•	any conviction or plea of guilty or no contest (nolo contendere) entered by the covered executive regardless of whether the adjudication is withheld — as to any violation of federal, state or local law (other than a minor traffic offense);

•	any breach of any fiduciary duty owed by the covered executive to us;

•	any breach by the covered executive of any terms of any employment agreement;

•	any falsification or misrepresentation by the covered executive in any of our records;

•	any willful, reckless or grossly negligent conduct by the covered executive that is injurious to or tends to bring discredit upon us; or

•	any material violation by the covered executive of our policies or procedures, including those provided in our code of conduct or employee handbook.

The value of the payments and benefits that each of Messrs. Watkins and Paonessa and Dr. Cappuccino could receive under their respective change in control agreements in connection with a qualifying termination of employment, based on compensation and benefit levels in effect on the date of this proxy statement would be approximately $973,000, $790,000 and $600,000, respectively. Based upon the amount of such payments and benefits, Messrs. Watkins and Paonessa and Dr. Cappuccino would not be subject to any golden parachute excise tax.

The value of the payments and benefits that each of Messrs. Giordano and Goldfarb could receive under their respective change in control agreements in connection with a qualifying termination of employment, based on compensation and benefit levels in effect on the date of this proxy statement, would be approximately $887,000 and $1,036,000, respectively (which does not include approximately $460,000 and $486,000, respectively, payable in respect of golden parachute excise tax gross up payments).

Elliot F. Hahn, Ph.D.  We are a party to an employment cessation agreement with Dr. Hahn, Ph.D., a member of our board of directors. Pursuant to the agreement, upon a change of control of Andrx whereby Dr. Hahn does not serve on the board of directors of the surviving corporation, Dr. Hahn shall be entitled to receive, for a period of three years from the date of Dr. Hahn’s last election to the board of directors (June 4,

2004), (1) health and dental insurance benefits comparable to what is received by our most senior employees, and the premiums for such benefits shall be paid by Andrx and (2) a fee ($25,000 per annum).

Stock Options and Other Equity Awards

The merger agreement provides that, immediately prior to completion of the proposed merger, each outstanding option to purchase shares of our common stock, that is not then vested and exercisable, including options held by our directors and executive officers, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding option to purchase shares of our common stock will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to the excess, if any, of $25.00 over the per share exercise price of the option multiplied by the number of shares subject to the option, less applicable withholding taxes. If an option has an exercise price per share that is greater than or equal to $25.00, the holder of the option will receive no consideration for the cancellation of the option.

The merger agreement also provides that, immediately prior to completion of the proposed merger, each outstanding restricted stock unit, that is not then vested, including restricted stock units held by our directors and executive officers, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding restricted stock unit will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to $25.00 multiplied by the number of shares of our common stock underlying the restricted stock unit, less applicable withholding taxes.

The tables below set forth the amount in cash that each executive officer and director will receive at the time the proposed merger is completed, based on the merger consideration of $25.00 per share. In the case of Mr. Rice and the executive officers who have entered into change in control agreements with Andrx, as described above, the benefits in the tables below are in addition to the benefits that these executives may become entitled to receive under those agreements.

	Value of
	In-the-Money Options	Weighted	Value of
	(Net of per Share	Average Exercise	Restricted	Aggregate
Executive Officer’s Name	Exercise Price)(1)	Price(1)	Stock Units(1)	Value(1)

Thomas P. Rice	$203,250	$11.45	$2,815,475	$3,018,725
Angelo C. Malahias	1,267,629	14.26	2,348,200	3,615,829
Thomas R. Giordano	176,500	17.94	935,700	1,112,200
Robert I. Goldfarb	80,920	15.48	939,850	1,020,770
Ian J. Watkins	484,500	8.85	671,425	1,155,925
Lawrence J. Rosenthal	142,800	15.48	1,459,800	1,602,600
Nicholas F. Cappuccino, Ph.D.	—	—	750,000	750,000
Albert Paonessa III	42,840	15.48	798,200	841,040

	Value of
	In-the-Money Options	Weighted	Value of
	(Net of per Share	Average Exercise	Restricted	Aggregate
Non-Employee Director’s Name	Exercise Price)(1)	Price(1)	Stock Units(1)	Value(1)

Tamara A. Baum	$10,300	$22.94	$662,500	$672,800
Joseph E. Breslin	10,300	22.94	462,500	472,800
Lawrence J. DuBow	10,300	22.94	462,500	472,800
Carter H. Eckert	203,250	11.45	462,500	665,750
Irwin C. Gerson	705,460	9.32	462,500	1,167,960
Elliot F. Hahn, Ph.D.	80,750	8.85	275,000	355,750
Melvin Sharoky, M.D.	2,514,780	16.62	462,500	2,977,280

(1)	Based upon the number of shares of our common stock subject to outstanding restricted stock units and in-the-money options as of May 5, 2006. Excludes (1) 619,000 shares of our common stock subject to outstanding out-of-the-money options with per share exercise prices ranging from $25.64 to $70.85 held by our executive officers and (2) 390,000 shares of our common stock subject to outstanding out-of-the-money options with per share exercise prices ranging from $27.46 to $70.85 held by our non-employee directors.

For information regarding beneficial ownership of our common stock by each of our current directors and executive officers and all directors and officers as a group, including shares subject to stock options and restricted stock units for which vesting is expected to accelerate as a result of the proposed merger, the value of which is included in the tables above, and all vested shares and shares subject to stock options and restricted stock units that are expected to have already vested before the date the proposed merger is completed, see the section captioned “Security Ownership of Certain Beneficial Owners and Management.”

With respect to our ESPP, pursuant to the merger agreement, on the last business day immediately before the closing date of the proposed merger, each participant’s accumulated payroll deductions will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and the shares of our common stock purchased thereunder will be canceled upon completion of the proposed merger and converted into the right to receive $25.00 per share. The number of shares of our common stock eligible under our ESPP is 650,000, and as of December 31, 2005, 328,000 shares remained available for future issuances.

Indemnification of Officers and Directors

After the completion of the proposed merger, Watson must indemnify and hold harmless, to the fullest extent permitted under applicable law (and Watson shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification), each of our present and former directors, officers and employees, and those of our subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or before the completion of the proposed merger, including the transactions contemplated by the merger agreement, but Watson will not be required to indemnify any such person if is determined that such person acted in bad faith and not in a manner such person believed to be in or not opposed to our best interests.

For six years after the completion of the proposed merger, Watson is obligated to maintain, or to cause the surviving corporation to maintain for the benefit of our directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts and omissions occurring before the completion of the proposed merger for all persons covered by our existing officers’ and directors’ liability insurance policies on terms no less favorable than those in effect on March 12, 2006. The surviving corporation is not required, however, to pay an annual premium for this insurance coverage that exceeds 250% of the annual premium paid by Andrx as of March 12, 2006. If the annual premium for this insurance coverage exceeds 250% of the annual premium in effect as of March 12, 2006, Watson is obligated to obtain a policy with the greatest coverage available for a cost not exceeding the 250% threshold.

Benefit Arrangements with Merger Sub

After the completion of the proposed merger, Watson must assume and honor, or cause the surviving corporation and its subsidiaries to honor, all of our employee benefit plans and employee agreements, including those plans or agreements covering our directors and executive officers, in accordance with their terms as in effect immediately before the completion of the proposed merger. For at least 18 months after the completion of the proposed merger, Watson must provide, or cause to be provided, to each of our employees and those of our subsidiaries who continue to be employed by Watson or its current or future subsidiaries, including the surviving corporation:

•	salary and bonus that are, in the aggregate, substantially comparable to those provided to these employees immediately before the completion of the proposed merger, and

•	employee benefits (excluding any equity-based compensation or benefits) that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Watson.

The merger agreement provides for other benefit arrangements for specified periods. See the section captioned “The Merger Agreement — Employee Obligations.”

Relationships with Watson

In September and December 1993, we entered into two development and licensing agreements with Circa for generic versions of Verelan and Sudafed 12-hour to be marketed in the U.S. and Canada. These products were never commercialized.

In July 1994, we issued shares of convertible preferred stock representing approximately 7.3% of our common stock at that time for aggregate consideration of $6.0 million and a warrant to acquire additional shares of our common stock representing approximately 3.5% of our outstanding common stock at that time for an aggregate exercise price of $3.0 million to Circa in a private placement transaction. At this time, there was no public market for our common stock. Circa was granted certain registration rights with the purchase of these shares and the shares underlying these warrants. At the same time, Andrx and Circa entered into the ANCIRC joint venture for the development, manufacture and sale of up to six generic products. Andrx originally owned 60% of ANCIRC’s partnership interests and Circa owned 40%. In July 1995, Watson acquired Circa.

In August 1995, we issued shares of common stock in a private placement transaction with Watson for aggregate consideration of $1.0 million and granted Watson an option to purchase additional shares of our common stock. In October 1995, Watson exercised the option, and in December 1995, we issued the shares of common stock to Watson for aggregate consideration of approximately $12.6 million. The registration rights that were granted to Circa in 1994 were extended to include the shares purchased from us in 1995, as well as certain shares purchased by Watson from three then-executive officers and directors (including our current director, Dr. Hahn). Pursuant to agreements to purchase common stock from us, we granted Watson the right to select a member of our board of directors until June 1999. Following these purchases, excluding the unexercised warrant, Watson owned approximately 19.5% of our common stock.

In October 1995, the ANCIRC joint venture was amended to modify each partner’s interest to 50% and increased the number of products to be developed to eight.

In November 1995, Dr. Mel Sharoky was appointed to our board of directors as Watson’s designee. During the period in which Dr. Sharoky served as Watson’s designee to our board of directors, in situations where a conflict of interest may or could have existed, Dr. Sharoky was excused from the proceedings.

In June 1996, we completed our initial public offering, thereby diluting Watson’s ownership percentage in us to approximately 15.6%.

In June 1997, we issued shares of our common stock in a private placement transaction with Watson for aggregate consideration of approximately $3.8 million. In a contemporaneous transaction, three then-executive officers and directors (including our current director, Dr. Hahn) also sold shares of our common stock to Watson on the same terms and conditions. Pursuant to this purchase, Watson entered into a standstill agreement with us pursuant to which it agreed, among other matters, not to acquire more than a 25% equity interest in us or to engage in certain transactions with us (including a merger) prior to June 13, 2000, without the prior approval of our board of directors.

In June 1999, Watson exercised its 1994 warrant to acquire additional shares of common stock for aggregate consideration of approximately $3.0 million.

In May 2000, Watson sold certain of its shares for $53.2 million in our May 2000 underwritten follow-on public offering. Following this sale, Watson held approximately 6.7% of our common stock.

Pursuant to a November 2000 amendment to the ANCIRC joint venture, we and Watson agreed to discontinue the joint venture’s effort to develop, manufacture and sell six of the eight ANCIRC products. If we elected to continue the efforts to develop, manufacture and sell the six remaining ANCIRC products,Watson may become entitled, under certain conditions, to a royalty on the net sales we would derive from the commercialization of those products, including our ANDA for a generic version of Glucotrol XL, which is currently pending FDA approval. Other than a generic version of Glucotrol XL, we have discontinued our development efforts with respect to all of the other ANCIRC product candidates. ANCIRC has two approved ANDAs (generic versions of Trental and Oruvail). ANCIRC has discontinued the sale of generic Trental.

As of May 5, 2006, Watson held 607,000 shares of our common stock, representing less than 1% of our outstanding common stock.

Certain of our current officers and directors were previously employed by Circa and Watson, and certain of our current officers and directors were previously members of the board of directors of Watson:

•	Dr. Sharoky was President and Chief Executive Officer of Circa from February 1993 through January 1998. Dr. Sharoky was a director of Watson from July 1995 to May 1998 and was President of Watson from July 1995 through January 1998. From June 1988 to January 1993, Dr. Sharoky was employed in various other executive capacities at Circa. Dr. Sharoky was employed as Executive Director of Andrx from March 1999 through May 2002.

•	Thomas Rice served as Executive Vice President and Chief Operating Officer of Circa Pharmaceuticals, Inc. from 1993 to January 1996, and from 1993 to January 1995, Chief Financial Officer of Circa. Following Watson’s acquisition of Circa, Mr. Rice served as a member of Watson’s board of directors from July 1995 to January 1996. Mr. Rice joined our board of directors in April 2003 and became Chief Executive Officer in February 2004.

•	Angelo Malahias served as Vice President and Chief Financial Officer of Circa from January 1995 to January 1996, where he also served as Corporate Controller from July 1994 to January 1995. Mr. Malahias continued to be employed at Circa following Watson’s acquisition, when he resigned in January 1996 to join Andrx as Vice President and Chief Financial Officer. Mr. Malahias was appointed President of Andrx in February 2004 and re-appointed Chief Financial Officer in September 2005. Mr. Malahias had previously served as Chief Financial Officer from January 1996 until his promotion to President in February 2004.

Following Dr. Sharoky’s resignation from Watson’s board of directors in May 1998, neither he, nor any other person, served as Watson’s designee to our board of directors, although Dr. Sharoky remained, and continues to remain, on our board of directors.

Since January 2002, Dr. Sharoky has served as President and Chief Executive Officer of Somerset, a joint venture between Watson (50%) and Mylan Pharmaceuticals, Inc., (50%) and served as Somerset’s President from July 1995 to July 2001. From time to time during the meetings of our board of directors at which our board considered and discussed Watson’s offer, Dr. Sharoky recused himself from the discussions.

The following table sets forth information regarding the beneficial ownership of Watson’s common stock as of May 5, 2006, by (1) each director of Andrx and (2) each executive officer of Andrx. The percentage of common stock outstanding is based upon 111,410,000 shares of Watson’s common stock outstanding at May 4, 2006.

Percentage of
	Number of Shares		Common
Name	Beneficially Owned(1)		Stock Outstanding
Thomas P. Rice	–		–
Angelo C. Malahias	–		–
Thomas R. Giordano	–		–
Robert I. Goldfarb	–		–
Ian J. Watkins	–		–
Lawrence J. Rosenthal	–		–
Nicholas F. Cappuccino, Ph.D	–		–
Albert Paonessa III	–		–
Tamara A. Baum	–		–
Joseph E. Breslin	–		–
Lawrence J. DuBow	10,400	(2)	*
Carter H. Eckert	–		–
Irwin C. Gerson	–		–
Elliot F. Hahn, Ph.D	–		–
Melvin Sharoky, M.D.	157,812	(3)	*

*	Less than one percent.

(1)	The completion of the proposed merger will not have any effect on the number of shares of common stock of Watson beneficially owned by any of our directors or executive officers.

(2)	Includes 10,000 shares of common stock of Watson held directly by Mr. DuBow and 400 shares of common stock of Watson held by the Jacksonville Jaguars Foundation, of which Mr. DuBow is secretary and treasurer.

(3)	Includes 37,348 shares of common stock of Watson held by Dr. Sharoky, 74,291 shares of Watson common stock held in trust for the benefit of Dr. Sharoky’s children, 13,864 shares of common stock held by Dr. Sharoky’s minor child, 27,728 shares of common stock of Watson held in trust for two of Dr. Sharoky’s children, 681 shares of common stock of Watson held by Dr. Sharoky’s spouse and 3,900 shares of common stock of Watson held by Dr. Sharoky’s spouse as custodian for minor nieces and nephews.

None of the holdings set forth above was a material consideration by any director in determining to approve the transaction with Watson described in this proxy statement. None of our executive officers or directors will hold any capital stock of the surviving corporation following the completion of the proposed merger.

Under the terms of the merger agreement, following the completion of the proposed merger, the directors of Andrx immediately prior to the completion of the proposed merger will not be directors of the surviving corporation in the merger. In addition, as of the date of this proxy statement, following the completion of the proposed merger, none of our directors will be employed by Watson or serve on Watson’s board of directors. Under the terms of the merger agreement, the officers of Andrx immediately prior to the completion of the proposed merger, will continue as officers of Andrx following the completion of the merger. Notwithstanding the foregoing, as of the date of this proxy statement, Watson has not made offers to our executive officers to become employed directly by Watson following the completion of the proposed merger nor is Watson under any obligation to extend such offers.

Financing

Watson estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $1.911 billion, which includes approximately $1.872 billion to be paid to our stockholders and holders of other equity-based interests in Andrx, with the remaining to be applied to pay related fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.

Watson has represented to us that it will fund the proposed merger through:

•	available cash, and

•	an aggregate of $1.15 billion available under senior financing provided by the Canadian Imperial Bank of Commerce, acting through its New York agency, and CIBC World Markets Corp.

Watson has agreed pursuant to the merger agreement to use its best efforts to arrange the senior financing on the terms and conditions no less advantageous than those described in the commitment letter from its proposed lenders, including using reasonable best efforts to negotiate definitive agreements for the senior financing on terms and conditions contained in the commitment letters and to satisfy all conditions applicable to Watson and Merger Sub in the definitive agreements that are within its control. If any portion of the senior financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Watson is obligated to use its reasonable best efforts to arrange to obtain the unavailable portion from alternative sources as promptly as practicable after the portion becomes unavailable. Watson must give us prompt notice of any material breach by any party of the commitment letter or any termination of the commitment letter. Watson must keep us informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the senior financing. If Watson is unable to obtain financing as described in the commitment letter, Watson and Merger Sub nevertheless remain obligated to complete the proposed merger on the terms contemplated by the merger agreement and subject only to the satisfaction or waiver of the conditions described in the section captioned “The Merger Agreement — Conditions to the Proposed Merger” or the termination of the merger agreement described in the section captioned “The Merger Agreement — Termination of the Merger Agreement.”

Subject to applicable law, we have agreed pursuant to the merger agreement to provide reasonable cooperation in connection with the arrangement of any financing to be completed in order to fund the merger consideration. This includes using our commercially reasonable efforts to cause our independent auditors to provide reasonable cooperation, reasonable participation at Watson’s sole cost and expense in meetings and road shows, making available information relating to the financing reasonably requested by Watson, and reasonable assistance at Watson’s sole cost and expense in the preparation of offering memoranda, private placement memoranda and similar documents of Watson. Watson has agreed to use reasonable best efforts to minimize any disruption to our business that may result from the requests for access, data and information. However, we will not be required to provide any cooperation with any financing that involves the registration of any of our securities under the Securities Act.

The commitment under the letter from Canadian Imperial Bank of Commerce, acting through its New York agency, and CIBC World Markets Corp., expires on September 12, 2006.

Litigation Related to the Merger

On March 16, 2006, a stockholder class action lawsuit captioned Greg Umeda, on behalf of himself and all others similarly situated, v. Thomas P. Rice, Elliot F. Hahn, Tamara A. Baum, Joseph E. Breslin, Lawrence J. DuBow, Carter H. Eckert, Irwin C. Gerson and Melvin Sharoky, was filed in the Circuit Court of Broward County, Florida. This lawsuit alleges as a general matter that each of the defendants violated applicable law by breaching their fiduciary duties of loyalty, due care, independence, good faith and fair dealing. The complaint seeks injunctive relief: (1) declaring that the merger agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable; (2) enjoining the defendants, and anyone acting in concert with them, from consummating the proposed merger, unless and until we adopt and implement a procedure or process to obtain the highest possible price for the stockholders; (3) directing the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our stockholders; (4) rescinding, to the extent already implemented, the proposed merger or any of the terms thereof; and (5) imposition of a constructive trust, in favor of plaintiff, upon any benefits alleged to have been improperly received by the defendants as a result of their alleged wrongful conduct. The complaint also seeks to recover costs and disbursements from the defendants, including reasonable attorneys’ and experts’ fees.

On March 24, 2006, a stockholder class action lawsuit captioned Mary Ann Michael, on behalf of herself and all others similarly situated, v. Andrx Corporation, Tamara A. Baum, Joseph E. Breslin, Lawrence J. DuBow, Carter H. Eckert, Irwin C. Gerson, Elliot F. Hahn, Thomas P. Rice and Melvin Sharoky, was filed in the Circuit Court of Broward County, Florida. This lawsuit alleges as a general matter that the proposed merger substantially undervalues our publicly traded shares while unfairly favoring insiders, and prevents superior bids for us from emerging because the merger agreement contains an excessive termination fee. The complaint seeks injunctive relief: (1) declaring that the merger agreement was entered into in breach of the fiduciary duties of the director defendants and is therefore unlawful and unenforceable; (2) enjoining us and the director defendants from proceeding with the proposed merger; (3) enjoining us and the director defendants from consummating the proposed merger, or a business combination with a third party, unless and until we adopt and implement a procedure or process, such as an auction, to obtain the highest possible price for us; (4) directing the director defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our stockholders until the process for the sale or auction of us is completed and the highest price is obtained; and (5) rescinding, to the extent already implemented, the proposed merger or any of the terms thereof. The complaint also seeks (1) the award of appropriate damages to plaintiff and the class, and (2) the recovery of costs and disbursements from us and the director defendants, including reasonable attorneys’ and experts’ fees.

On April 19, 2006, these cases were consolidated by order of the Circuit Court of Broward County and lead counsel was appointed. The Circuit Court will permit plaintiffs to file an amended consolidated complaint. We and our directors must respond to any amended complaint within 30 days after its filing.

We and our directors each plan to defend ourselves against the claims made in these lawsuits, which we believe to be without merit. Although we are unable at this time to determine the ultimate outcome of these lawsuits, injunctive relief or an adverse determination could affect our ability to complete the merger and have a material adverse effect on our business and consolidated financial statements.

REGULATORY MATTERS

As described in the section captioned “The Merger Agreement — Conditions to the Proposed Merger,” the obligations of Andrx, Watson and Merger Sub to complete the proposed merger are subject to the satisfaction or waiver on or before the closing date of the proposed merger of, among other conditions, the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the proposed merger under the HSR Act. See the section captioned “The Merger Agreement — Efforts to Complete the Proposed Merger — Regulatory Filings; Divestitures” for a summary of the efforts that the parties are required to take in order to obtain any required regulatory approvals in connection with the proposed merger.

The HSR Act and related rules provide that transactions such as the proposed merger may not be completed until specified information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On March 31, 2006, each of Andrx and Watson filed a Notification and Report Form with the Department of Justice and the Federal Trade Commission. On May 1, 2006, Andrx and Watson received a second request from the Federal Trade Commission for information concerning the proposed merger.

The Department of Justice and the Federal Trade Commission may challenge a merger on antitrust law grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, the Department of Justice and the Federal Trade Commission could take action under the United States antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the proposed merger or to obtain other structural or conduct relief. Other persons could also take action under the United States antitrust laws, including seeking to enjoin the proposed merger. Additionally, at any time before or after the completion of the proposed merger, whether or not the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder’s personal investment circumstances, or those stockholders of ours subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, U.S. expatriates, foreign corporations and nonresident alien individuals, stockholders who exercise their appraisal rights under Delaware law, entities or arrangements treated as partnerships, trusts or estates for U.S. federal income tax purposes and partners and beneficiaries in such entities or arrangements, our stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan). In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a stockholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger.

The receipt of cash in the proposed merger will be a taxable transaction for U.S. federal income tax purposes. In general, a holder of shares of our common stock will recognize gain or loss upon the cancellation of our common stock in the proposed merger, in an amount equal to the difference between the amount of cash received by the holder and the holder’s adjusted tax basis in the shares of common stock cancelled. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). If the shares of our common stock have been held for more than one year, the gain or loss will be long-term capital gain or loss, subject (in the case of stockholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. If shares of common stock have been held for one year or less, the gain or loss will be short-term capital gain or loss, subject to tax at ordinary income rates. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the U.S. federal income tax backup withholding rules, the payor generally is required to, and we will, withhold 28% of all payments to which a stockholder or other payee is entitled in the proposed merger, unless the stockholder or other payee (1) is a corporation or comes within another exempt category and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders) and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the proposed merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the proposed merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding requirements. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

The foregoing discussion of the material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the proposed merger.

The description of the merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Andrx and Watson.

Structure of the Proposed Merger

The merger agreement provides that, on the first business day following the satisfaction or waiver of the conditions to the proposed merger, including the adoption of the merger agreement by our stockholders, Merger Sub, a wholly owned subsidiary of Watson, will merge with and into us, with Andrx continuing as the surviving corporation. As a result of the proposed merger, we will become a wholly owned subsidiary of Watson. The proposed merger will be effective at the time a certificate of merger is duly filed with the office of the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties to the merger agreement and specified in the certificate of merger filed with the Secretary of State).

Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation

Upon completion of the proposed merger, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the completion of the proposed merger will be the certificate of incorporation and bylaws of the surviving corporation. In addition, the directors of Merger Sub immediately prior to the completion of the proposed merger will become the directors of the surviving corporation. The officers of Andrx will remain the officers of the surviving corporation.

Merger Consideration

If the proposed merger is completed, at the time the proposed merger is completed, each issued and outstanding share of our common stock (other than shares held by Andrx, Watson or any of their respective subsidiaries and shares held by holders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $25.00 in cash, without interest. Upon completion of the proposed merger, each holder of a certificate representing shares of our common stock (other than shares held by holders who properly elect to exercise appraisal rights under Delaware law) will cease to have any voting or other rights with respect to those shares, except the right to receive $25.00 per share in cash, without interest.

American Stock Transfer & Trust Company will act as paying agent for the payment of the merger consideration. At the completion of the proposed merger, Watson will deposit or cause to be deposited with the paying agent all cash necessary to pay the aggregate merger consideration. Promptly after the completion of the proposed merger, Watson will instruct the paying agent to mail a letter of transmittal to each holder of record immediately prior to the completion of the proposed merger. The letter of transmittal will explain how to surrender your common stock certificates in exchange for the per share merger consideration. Holders who surrender their certificates to the paying agent, together with a properly completed letter of transmittal and any other documents required by the paying agent, will receive the per share merger consideration for each share of common stock represented by the certificates surrendered. In all cases, the per share merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by Watson, to post a bond in a reasonable amount as directed by Watson to indemnify against any claim that may be made against Watson with respect to the certificates.

None of Watson, Merger Sub, us or the paying agent or any of our respective affiliates will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The merger agreement also provides that any amounts due in respect of a certificate that has not been surrendered within one year after the completion of the proposed merger will be delivered to Watson, upon demand, and, from and after such delivery to Watson, any holders of our common stock who have not theretofore complied with the exchange procedures specified in the merger agreement shall thereafter look only to Watson or the surviving corporation for payment of the per share merger consideration, without any interest thereon.

Treatment of Employee Stock Options and Other Equity Awards

The merger agreement provides that, immediately prior to completion of the proposed merger, each outstanding option to purchase shares of our common stock, that is not then vested and exercisable, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding option to purchase shares of our common stock will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to the excess, if any, of $25.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, less applicable withholding taxes. If an option has an exercise price per share that is greater than or equal to $25.00, the holder of the option will receive no consideration for the cancellation of the option.

The merger agreement also provides that, immediately prior to completion of the proposed merger, each outstanding restricted stock unit, that is not then vested, will become fully vested on an accelerated basis. Upon completion of the proposed merger, each outstanding restricted stock unit will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to $25.00 multiplied by the number of shares of our common stock underlying the restricted stock unit, less applicable withholding taxes.

Watson and the surviving corporation will use their reasonable best efforts to provide these lump sum cash payments within five business days following the completion of the proposed merger.

With respect to our ESPP, pursuant to the merger agreement, on the last business day immediately before the closing date of the proposed merger, each participant’s accumulated payroll deductions will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and the shares of our common stock purchased thereunder will be canceled upon completion of the proposed merger and converted into the right to receive $25.00 per share.

Stockholders Seeking Appraisal

The merger agreement provides that each outstanding share of our common stock held by holders who properly elect to exercise appraisal rights under Delaware law will not be converted into the right to receive the merger consideration, unless the holder fails to perfect or withdraws or otherwise loses the right to appraisal. If a holder of our common stock fails to perfect or withdraws or otherwise loses the right to appraisal, then the right of such holder to be paid the fair value of such holder’s shares in accordance with the appraisal proceedings will cease and these shares will be treated as if they had been converted as of the completion of the proposed merger into the right to receive the merger consideration. See the section captioned “Appraisal Rights” for a description of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights.

We are obligated under the merger agreement to give Watson prompt notice of demands for appraisal of shares of our common stock. Watson will have the right to participate in all negotiations and proceedings with respect to demands for appraisal. We may not make any payment with respect to, or settle or offer to settle, any demand for appraisal without Watson’s prior written consent.

Conditions to the Proposed Merger

Conditions to Each Party’s Obligation to Complete the Proposed Merger.  Each party’s obligation to complete the proposed merger is subject to the satisfaction or waiver on or before the closing date of the proposed merger of the following conditions:

•	The receipt of the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•	The waiting period (and any extension thereof) applicable to the proposed merger under the HSR Act shall have expired or been earlier terminated.

•	No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and permanently enjoins or otherwise prohibits the completion of the proposed merger.

•	There shall not be pending any suit, action or proceeding under the antitrust laws by any U.S. governmental entity in any court of competent jurisdiction seeking to prohibit the completion of the proposed merger or that would otherwise have a material adverse effect on the properties, assets, liabilities, business, results of operations, or financial condition of Watson and its subsidiaries, taken as a whole on a post-merger basis. However, neither we nor Watson may assert this condition if the asserting party is in material breach of its obligations described in the section captioned “— Efforts to Complete the Proposed Merger — Regulatory Filings; Divestitures.”

Conditions to Obligations of Watson and Merger Sub to Complete the Proposed Merger.  The obligations of Watson and Merger Sub to complete the proposed merger are further subject to the satisfaction or waiver on or before the closing date of the proposed merger of the following conditions:

•	Our representations and warranties in the merger agreement must be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement, at and as of the completion of the proposed merger, except where the failure to be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement, would not have, either individually or in the aggregate, a material adverse effect.

•	We must have performed or complied in all material respects with all material obligations under the merger agreement required to be performed or complied with by us at or before the completion of the proposed merger.

•	Watson must have received a certificate signed by one of our executive officers certifying compliance with the preceding two conditions.

•	No material adverse effect shall have occurred since March 12, 2006 and be continuing, other than the effects of any action taken by us or Watson, as the case may be, pursuant to our respective obligations described in the section captioned “— Efforts to Complete the Proposed Merger — Regulatory Filings; Divestitures.”

As defined in the merger agreement, a material adverse effect means any event, change, development or occurrence that, either individually or in the aggregate with all other events, changes, developments or occurrences, would have, or would reasonably be expected to have, a material adverse effect on:

•	our properties, assets, liabilities, business, results of operations or financial condition or those of our subsidiaries, taken as a whole, or

•	our ability to complete the proposed merger.

However, material adverse effect excludes any of these events, changes, developments or occurrences resulting from or arising out of:

•	changes in the financial markets generally in the United States or that are the result of acts of war or terrorism,

•	general national, international or regional economic, financial, political or business condition, including changes in law or generally accepted accounting principles or the interpretation thereof, affecting generally the generic pharmaceutical industry or the pharmaceutical industry, which do not have a materially disproportionate effect, relative to other industry participants, on us and our subsidiaries taken as a whole,

•	the execution, announcement and performance of the merger agreement, or any actions taken, delayed or omitted to be taken by us pursuant to the merger agreement or at the request of Watson or Merger Sub,

•	a decrease in revenues from our generic products related to price reductions or reduced market share in the ordinary course of business as a result of competition from current or future competitors,

•	any adverse determination in connection with any litigation under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984, and

•	our FDA OAI matter.

The merger agreement provides that, for the avoidance of doubt, the continuation of our FDA OAI status relating to our Davie, Florida manufacturing facilities shall not constitute, and shall not be considered in determining the existence of, a material adverse effect, and no matter arising out of or resulting from our FDA OAI matter, other than solely a matter described in the next sentence, shall constitute, or shall be considered in determining the existence of, a material adverse effect. With regard to matters arising out of our FDA OAI matter, only the actual occurrence prior to the closing date of the proposed merger of the following shall constitute a material adverse effect: any actual seizure or recall of or reduction in manufacturing or distribution activities for Cartia XT, Taztia XT, Altoprev or Metformin XT or any fine or criminal or civil penalty, in any of the foregoing cases imposed by a governmental entity, or, in the case of a recall or reduction in manufacturing or distribution activities, voluntarily undertaken by us, which has had, individually or in the aggregate, a material adverse effect on our properties, assets, liabilities, business, results of operations or financial condition and those of our subsidiaries, taken as a whole.

Conditions to Our Obligation to Complete the Proposed Merger.  Our obligation to complete the proposed merger is further subject to the satisfaction or waiver on or before the closing date of the proposed merger of the following conditions:

•	The representations and warranties of Watson and Merger Sub in the merger agreement must be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement, at and as of the completion of the proposed merger, except where the failure to be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement, would not have, either individually or in the aggregate, a material adverse effect on Watson. For the purpose of this closing condition, a material adverse effect on Watson includes any event, change, development or occurrence that would prevent Watson from paying the merger consideration by September 12, 2006.

•	Watson must have performed or complied in all material respects with all material obligations under the merger agreement required to be performed or complied with by Watson at or before the completion of the proposed merger.

•	We must have received a certificate signed by one of Watson’s executive officers certifying compliance with the preceding two conditions.

Alternative Acquisition Proposals

We have agreed not to, on behalf of Andrx, our subsidiaries and our respective officers, directors and employees, and to use our reasonable best efforts and to act in good faith to cause our representatives not to:

•	solicit, initiate, induce or knowingly encourage or knowingly take any other action to facilitate any inquiry with respect to, or the making, submission or announcement of any proposal for an alternative merger or other business combination or acquisition of 20% or more of the stock, assets or business of Andrx or our subsidiaries, taken as a whole (we refer to this proposal as an alternative acquisition proposal), or

•	participate in, induce or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, an alternative acquisition proposal.

We agreed that Andrx and our subsidiaries and our respective officers, directors and employees would immediately, after the signing of the merger agreement, cease, and instruct and use our reasonable best efforts to cause our representatives to cease, any and all existing discussions or negotiations with any person with respect to an alternative acquisition proposal.

However, in response to an unsolicited bona fide written acquisition proposal that our board of directors determines in good faith, after consultation with a nationally recognized, independent financial advisor and our outside legal counsel, constitutes, or is reasonably likely to result in, a superior proposal, which is defined in the merger agreement to mean an unsolicited, bona fide written offer that is:

•	for an alternative merger or other business combination or acquisition of more than 50% of our stock or all or substantially all of our assets,

•	without a financing contingency, and

•	on terms that are more favorable to our stockholders than the terms of the proposed merger, taking into account, among other matters, all legal, financial, regulatory and other aspects of the offer and the person making such offer, including:

•	the reasonable likelihood and timing of completion, and

•	any amendments to or modifications of the merger agreement that Watson has offered at the time of determination,

and if:

•	we have first given Watson a written notice that states that we have received a superior proposal and includes certain information relating to such proposal, as described below,

•	the superior proposal was made after March 12, 2006 and did not otherwise result from a breach of our obligations with respect to alternative acquisition proposals, and

•	we have received from the person making the superior proposal an executed confidentiality agreement in reasonably customary form relating to the confidentiality of information to be provided to this person, then we may furnish information to, or enter into discussions or negotiations with, the person making a proposal so long as we determined in good faith after consultation with our financial and outside legal advisors that such proposal constitutes, or is reasonably likely to constitute, a superior proposal.

We must, as promptly as practicable and in any event within 48 hours after receipt of an alternative acquisition proposal or any request for nonpublic information or any discussions or inquiries that are reasonably expected to lead to an alternative acquisition proposal, provide Watson with written notice of the material terms and conditions of the alternative acquisition proposal, discussion, request or inquiry, and the identity of the person or group making the alternative acquisition proposal, discussion, request or inquiry, and a copy of all written materials provided in connection with the alternative acquisition proposal, discussion, request or inquiry. After receipt of an alternative acquisition proposal, discussion, request or inquiry, we must promptly keep Watson informed in all material respects of the status and details, including material amendments or proposed material amendments and any withdrawals or abandonment, of the alternative acquisition proposal, discussion, request or inquiry and must promptly provide to Watson a copy of all written materials subsequently provided in connection with the alternative acquisition proposal, request or inquiry.

For a period of three business days after Watson’s receipt of our notice of an alternative acquisition proposal or a change of recommendation by our board of directors as described below, we must, if requested by Watson, negotiate in good faith with Watson.

Recommendation of the Board; Right to Accept a Superior Proposal

Our board of directors may not, except as described below, take any of the following steps, which we refer to as a change of recommendation:

•	withdraw or modify in a manner adverse to Watson or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Watson or Merger Sub, the approval or recommendation by our board of directors of the merger agreement or the merger, or

•	approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, an alternative acquisition proposal.

Notwithstanding the foregoing restrictions, our board of directors may make a change of recommendation if, before receiving the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting:

•	our board of directors has determined in good faith, after consultation with outside legal counsel, that failure to make a change of recommendation would reasonably be likely to constitute a violation of the board’s fiduciary duties under applicable law,

•	our board of directors has notified Watson in writing of its determination described above, and

•	in the case of any change of recommendation taken in connection with an alternative acquisition proposal, at least three business days following receipt by Watson of the notice described above, and taking into account any revised proposal made by Watson since receipt of such notice, our board of directors maintains its determination described above.

If our board of directors effects a change of recommendation or resolves to do so, Watson may terminate the merger agreement and abandon the proposed merger, and we would be obligated to pay Watson a termination fee of $70,769,000.

We may terminate the merger agreement and abandon the proposed merger, whether before or after receiving the requisite stockholder vote, if our board of directors determines that an alternative acquisition proposal is a superior proposal, provided that before this termination:

•	we have negotiated in good faith with Watson for the three business day period described above,

•	our board of directors has concluded in good faith, as of the effective date of this termination, after taking into account any revised proposal by Watson during the three business day period, that this alternative acquisition proposal is a superior proposal,

•	we have not willfully, knowingly and materially breached any of our material obligations under the alternative acquisition proposal and change of recommendation sections of the merger agreement, and

•	we have paid Watson a termination fee of $70,769,000.

Representations and Warranties

The merger agreement contains representations and warranties made by Andrx, Watson and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The representations and warranties made by Andrx to Watson and Merger Sub include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	subsidiaries and equity interests;

•	authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	absence of conflicts with, violations of or defaults under organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or consummating the proposed merger and related transactions;

•	the consents we are required to obtain and the filings we are required to make in connection with entry into the merger agreement and consummating the proposed merger and related transactions;

•	capital structure;

•	the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of Federal securities laws;

•	internal control over financial reporting;

•	liabilities of Andrx;

•	the conduct of our business, and the absence of any material adverse effect (as described above under the caption “— Conditions to the Proposed Merger”), since December 31, 2005;

•	our property and assets;

•	our material contracts and the absence of our material breach or violation of or material default under such contracts;

•	our tax, intellectual property, employee benefit plans and ERISA compliance and excess parachute payments;

•	the absence of litigation;

•	compliance with applicable laws and reporting requirements;

•	our permits;

•	the absence of undisclosed broker’s fees;

•	the receipt by us of an opinion from our financial advisor, Banc of America Securities;

•	transactions with our directors, officers, stockholders and any other affiliates;

•	environmental, insurance and labor and employment matters;

•	inapplicability of takeover statues to Watson, Merger Sub and the proposed merger;

•	inapplicability of our rights agreement “poison pill” in connection with the proposed merger;

•	FDA compliance; and

•	disclosure of our material correspondence with the FDA or final consultant reports or final internal studies related to our FDA OAI matter, which we refer to as our FDA OAI matter representation.

The representations and warranties made by Watson and Merger Sub to us include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	conduct of business and capital structure of Merger Sub;

•	authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	absence of conflicts with, violations of or defaults under organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or consummating the proposed merger and related transactions;

•	the consents Watson and Merger Sub are required to obtain and the filings they are required to make in connection with entry into the merger agreement and consummating the proposed merger and related transactions;

•	the absence of litigation that would materially and adversely affect Watson’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement;

•	the absence of broker’s fees;

•	sufficiency of financial resources to consummate the transactions contemplated by the merger agreement;

•	effectiveness of Watson’s financing commitments, and absence of undisclosed conditions with respect thereto;

•	Watson, Merger Sub and their respective “affiliates” and “associates” not being in the last three years an “interested stockholder” of Andrx as those terms are defined in Section 203 of the General Corporation Law of the State of Delaware; and

•	Watson’s independent investigation, review and analysis of our material correspondence with the FDA or final consultant reports or final internal studies related to our FDA OAI matter that were created on or after July 1, 2004, and that Watson has no knowledge that our FDA OAI matter representation was untrue or incorrect in any respect.

Conduct of Business Pending the Proposed Merger

In all cases, our obligations and the obligations of our subsidiaries described below are subject to exceptions as expressly contemplated or permitted by the merger agreement and the Company Disclosure Letter that is part of the merger agreement, as required by law or to the extent Watson otherwise consents in writing, which consent may not be unreasonably withheld, conditioned or delayed.

From March 12, 2006 until the completion of the proposed merger, we are obligated to conduct our business in all material respects only in the ordinary and usual course and, to the extent consistent with doing so, we and our subsidiaries have agreed to use our respective commercially reasonable efforts to:

•	subject to prudent management of workforce needs and ongoing programs currently in force, preserve our business organizations intact and maintain our existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates,

•	maintain and keep material properties and assets in good repair and condition, and

•	maintain in full force and effect all material governmental permits pursuant to which we or any of our subsidiaries currently operates, except in connection with our FDA OAI matter.

In addition, from March 12, 2006 until the completion of the proposed merger, we have expressly agreed not to:

•	issue, sell or redeem any shares of our or our subsidiaries’ capital stock,

•	issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of our or our subsidiaries’ capital stock, other than the issuance of our common stock pursuant to the terms of the ESPP or upon the exercise of options to purchase shares of our common stock or pursuant to terms of restricted stock units granted before March 12, 2005 under our equity plans,

•	amend or terminate any of our equity compensation plans,

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in our capitalization,

•	amend our or our subsidiaries’ certificate or articles of incorporation or by-laws, or equivalent organizational documents,

•	make any acquisition of, or investment in, assets or stock, whether by way of merger, consolidation, tender offer, share exchange or other activity,

•	declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to us or any of our subsidiaries by one of our subsidiaries,

•	merge or consolidate with any person, other than mergers among wholly owned subsidiaries of ours and mergers between us and our wholly owned subsidiaries,

•	except in connection with our FDA OAI matter, enter into any agreement or arrangement that limits or otherwise restricts us or any of our subsidiaries or any of our respective affiliates or any successors from engaging or competing in any line of business or in any geographic area which agreements or arrangements would, individually or in the aggregate, reasonably be expected to have a material adverse effect,

•	except for transactions among us and our subsidiaries, incur or become contingently liable with respect to any material indebtedness for borrowed money other than borrowings in the ordinary course of business,

•	enter into or amend any employment, severance or change in control agreement with respect to termination of employment or other similar arrangements or agreements with any director, executive officer or employee, except:

•	pursuant to previously existing contractual arrangements or policies,

•	pursuant to agreements entered into with a person who is not already an employee and is hired or promoted by us or one of our subsidiaries after March 12, 2006 in the ordinary course of business, or

•	for any amendment that is necessary or advisable to comply with Section 409A of the Internal Revenue Code of 1986, as amended, without materially increasing the benefits provided to any person,

•	materially increase the salary or monetary compensation of any director, executive officer or employee whose current annual base salary is in excess of $150,000, who for this purpose only are referred to as Key Employees, except:

•	for increases in the ordinary course of business, but in no event may (1) the aggregate increase in base salary for Key Employees exceed 5% of the aggregate base salary paid to these Key Employees in the year ended December 31, 2005, or (2) the increase of any Key Employee’s base salary exceed 10% of that Key Employee’s base salary as of March 12, 2006, except in connection with the assumption by that Key Employee of new or additional responsibilities,

•	pursuant to previously existing contractual arrangements,

•	to respond to offers of employment made by third parties, or

•	for bonuses accrued on our balance sheet at December 31, 2005, subject to final reconciliation by the compensation committee of our board of directors, and bonus payments for regulatory related efforts in an amount not to exceed $1.1 million,

•	establish, adopt, enter into or materially amend any collective bargaining agreement,

•	accelerate, amend or change the period of exercisability or vesting of options, restricted stock, restricted stock units or similar awards under any of our equity plans or authorize cash payments in exchange for any options or other awards granted under any of these plans except as required by the terms of these plans or any related agreements in effect as of March 12, 2006,

•	except in connection with our FDA OAI matter, waive, release, assign, settle or compromise any material claim, or any material litigation or arbitration,

•	adopt, enter into, or amend in a way that materially increases benefits, liabilities or obligations of, any employee benefit plan or accelerate the payment of benefits under any employee benefit plan, except:

•	in the ordinary course of business,

•	as involves any then-existing plans, agreements, trusts, funds or arrangements of any company acquired after March 12, 2006 as permitted by the merger agreement, or

•	as required by the terms of our employee benefit plans or pursuant to existing contractual arrangements or the merger agreement,

•	make any unbudgeted capital expenditures,

•	make or change any material tax election, settle or compromise any claim, notice, audit report or assessment in respect of taxes, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended material tax return unless a copy of such tax return has been first delivered to Watson for its review and consent at a reasonable time prior to filing, which consent may not be unreasonably withheld, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, surrender any right to claim a material tax refund, consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment, or agree or commit to take any of the foregoing actions,

•	permit or cause any subsidiary to take any of the actions listed above or agree or commit to do any of these actions, or

•	agree in writing or otherwise to take any of the actions listed above.

Efforts to Complete the Proposed Merger — Generally

Each of the parties to the merger agreement has agreed to, and to cause its affiliates to, promptly, and in all cases done in a manner to be successfully accomplished and completed before September 12, 2006, use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including obtaining all necessary consents, waivers, approvals, authorizations, permits or orders from all governmental entities or other persons, including responding to additional inquiries or requests for additional information from any governmental entity. However, we and our affiliates are not required to pay before the completion of the proposed merger any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the proposed merger under any contract or agreement. Each party has also agreed to, and to cause its affiliates to, refrain from taking, directly or indirectly, any action, including making acquisitions, that would be reasonably likely to result in a failure of any of the conditions to the proposed merger being satisfied or restrict that party’s ability to consummate the proposed merger and the other transactions contemplated by the merger agreement.

Efforts to Complete the Proposed Merger — Regulatory Filings; Divestitures

Without limiting the generality of the obligations of the parties to complete the proposed merger described above, we and Watson have agreed to cooperate with one another to:

•	determine whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any contracts, in connection with the completion of the transactions contemplated by the merger agreement, and

•	seek and obtain any of those actions, consents, approvals or waivers, or make any of those filings or furnish any required information.

To the extent reasonably practicable, we and Watson and our respective representatives have the right to review in advance and must consult the other on, all the information relating to the other and each of our respective subsidiaries that appears in any filing made with, or written materials submitted to, any governmental entity in connection with the proposed merger and the other transactions contemplated by the merger agreement.

We and Watson must:

•	promptly notify and provide a copy to the other of any written communication received from any governmental entity with respect to any filing or submission or with respect to the proposed merger and the other transactions contemplated by the merger agreement,

•	give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any governmental entity regarding any of these filings or any of these transactions,

•	to the extent reasonably practicable, not, nor permit our respective representatives to, participate independently in any meeting or engage in any substantive communication with any governmental entity in respect of any of these filings, investigations or other inquiries without giving the other:

•	prior notice of these meetings or conversations, and

•	to the extent permitted by applicable law and the applicable governmental entity, the opportunity to attend or participate;

•	to the extent permitted by applicable law, consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of us or Watson in connection with proceedings under or related to the HSR Act;

•	use our respective reasonable best efforts to take or cause to be taken those actions as may be required to be taken under the Exchange Act and state securities or applicable “blue sky” laws in connection with the proposed merger, and

•	promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable best efforts to obtain all necessary consents from any governmental entity necessary to complete the proposed merger.

If any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make completion of the proposed merger in accordance with the terms of the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit completion of the proposed merger or the other transactions contemplated by the merger agreement, we and Watson have agreed to the prompt use of our respective reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, oppose or remove the actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit the completion of the proposed merger by September 12, 2006.

In addition, we and Watson have agreed to promptly use our respective reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit completion of the transactions contemplated by the merger agreement. These reasonable best efforts must include, without limitation:

•	the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, entity or governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit completion of the transactions contemplated by the merger agreement, and

•	the offer and agreement by Watson and us, regardless of the consideration, to divest assets, control, categories of assets or businesses or any or all other segments of Andrx, the surviving corporation and Watson and our respective subsidiaries, and the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto, and, despite anything to the contrary in the merger agreement, to effect this divestiture before September 12, 2006, if such action in whole or in part:

•	results in obtaining clearance under the HSR Act, and

•	removes before September 12, 2006 the actual, anticipated or threatened injunction or other objection, order, decree, decision, determination or judgment that would have had the effect of delaying after September 12, 2006, or preventing, the consummation of the transactions contemplated by the merger agreement.

However, Watson is not obligated to divest any of its assets or businesses that would have a material adverse effect on the business or financial condition of Watson on a post-merger basis. We have agreed with Watson that a divestiture:

•	would have a material adverse effect only if the divestiture must include any part of Watson’s pre-merger oral contraceptive product line, including pipeline products, and

•	would not be deemed to be, have, or have been a material adverse effect if Watson could have avoided the material adverse effect by proposing, and by taking all steps within its control to effect, an acceptable alternative divestiture that does not include any part of Watson’s pre-merger oral contraceptive product line, including pipeline products.

In addition, in no event will any divestiture be required, which is not conditioned upon the completion of the proposed merger.

Subject to the compliance by the parties of our respective obligations described above, Watson has the right to:

•	propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the divestiture of those assets of Watson, the surviving corporation, or either of their respective subsidiaries as may be required to resolve the objections, suits, orders, decrees, decisions, determinations or judgments described above, and

•	determine and direct the strategy and process by which the parties will seek required approvals under antitrust laws.

For purposes of the merger agreement, “to divest” means to divest, sell, license or otherwise dispose of, including holding separate pending such disposition.

Access to Information — FDA Matters

We have agreed to:

•	use reasonable best efforts, to the extent permitted by applicable law, to provide Watson with reasonable advance notice of intended substantive written or electronic communications with any U.S. governmental entity regarding our FDA OAI matter, to allow Watson to review and comment on such communications,

•	promptly provide Watson with:

•	full, complete and accurate copies of all substantive correspondence between Andrx or any of our representatives and any governmental entity or its staff regarding our FDA OAI matter,

•	a full, accurate and complete copy of any minutes of any daily “close-out” meetings relating to FDA inspections of our manufacturing facility in Davie, Florida, and

•	a written description of all material oral communications between Andrx and any U.S. governmental entity or its staff regarding our FDA OAI matter that are not otherwise reflected in the minutes of any daily “close-out” meetings,

•	make available to Watson all material information, files and records concerning and regarding our FDA OAI matter, as Watson may reasonably request, except during the conduct of FDA inspections,

•	afford Watson and its representatives reasonable access to our officers and representatives regarding our FDA OAI matter, and

•	keep Watson fully informed of all material information and developments regarding our FDA OAI matter.

To the extent reasonably practicable and permitted by applicable law, and not objectionable by any governmental entity, we may not participate independently in any meeting, following the completion of the FDA’s inspection of our Davie, Florida manufacturing facility, with any governmental entity regarding our FDA OAI matter, without giving Watson prior notice of this meeting and the opportunity to attend or participate in a manner supportive of Andrx. We have agreed to consider the views and comments of Watson and its representatives with respect to all substantive communications and disclosures made to any governmental entity or its staff and other material actions taken regarding our FDA OAI matter. However, the merger agreement provides that we may, notwithstanding anything to the contrary in the merger agreement, determine in our sole discretion the content of these communications and disclosures and all actions, including, without limitation, making and entering into any consent decrees, agreements, arrangements and other commitments and undertakings with the governmental entity or its staff.

Termination of the Merger Agreement

The merger agreement may be terminated and the proposed merger may be abandoned at any time before the completion of the proposed merger, whether before or after the merger agreement is adopted by our stockholders:

•	by mutual written consent of Watson and Andrx, which consent must be approved by action of our respective boards of directors,

•	by either Watson or Andrx, if:

•	the proposed merger is not completed before September 12, 2006, except that this termination right will not be available to a party whose failure to fulfill any obligation under the merger agreement is the cause of, or resulted in, the failure to complete the proposed merger on or before that date,

•	any governmental entity issues a final and nonappealable order, decree or ruling or takes any other final and nonappealable action permanently restraining, enjoining or otherwise prohibiting the proposed merger, and the party seeking to terminate the merger agreement has used its reasonable best efforts to have the order, decree or ruling lifted or vacated, or

•	the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is not obtained at the special meeting duly convened, or at any adjournment or postponement thereof, at which a quorum is present and the vote to adopt the merger agreement and approve the proposed merger is properly taken,

•	by Watson, if:

•	our board of directors changes its recommendation for our stockholders to adopt the merger agreement,

•	our board of directors approves or recommends to our stockholders an alternative acquisition proposal or resolves to do so,

•	a tender offer or exchange offer for shares of our common stock is commenced, other than by Watson or any of its affiliates, and our board of directors recommends that our stockholders tender their shares in this tender or exchange offer or our board of directors fails to recommend that our stockholders reject this tender or exchange offer within 10 business days after receipt of Watson’s request to do so, or

•	there has been a breach by us of any representation, warranty, covenant or agreement contained in the merger agreement that would result in a failure of a condition necessary to complete the proposed merger, and cannot be cured before September 12, 2006, upon 20 days’ prior written notice and if Watson is not in material breach of its obligations or its representations and warranties under the merger agreement,

•	by Andrx, if:

•	our board of directors determines that an alternative acquisition proposal is superior to the current proposed merger with Watson, provided that before this termination:

•	we have negotiated in good faith with Watson for three business days as described in the section captioned, “— Recommendation of the Board; Right to Accept a Superior Proposal,”

•	our board of directors has concluded in good faith, after taking into account any revised proposal by Watson made during the three business day period, that this alternative acquisition proposal remains superior to any revised proposal made by Watson,

•	we have not willfully, knowingly and materially breached any of our material obligations described in the sections captioned “— Alternative Acquisition Proposals” and “— Recommendation of the Board; Right to Accept a Superior Proposal”, and

•	we have paid Watson a termination fee of $70,769,000, or

•	there has been a breach by Watson of any representation, warranty, covenant or agreement contained in the merger agreement that would result in a failure of a condition necessary to complete the proposed merger, and cannot be cured before September 12, 2006, upon 20 days’ prior written notice and if we are not in material breach of our obligations or our representations and warranties under the merger agreement.

If the merger agreement is terminated as described above, none of Andrx, Watson, Merger Sub or our respective subsidiaries, officers or directors will have any liability or obligation, except with respect to the confidentiality agreement between us and Watson, the termination fee and expenses provisions described below, any liabilities or damages incurred or suffered by us as a result of the failure for any reason of Watson or Merger Sub to complete the proposed merger and pay the merger consideration upon the satisfaction or waiver of the conditions to their obligation to do so set forth in the merger agreement, and any other breach of the merger agreement that is willful or intentional.

Termination Fees

We will pay Watson a termination fee of $70,769,000 in immediately available funds if the merger agreement is terminated solely as follows:

•	Watson terminates the merger agreement because our board of directors changes its recommendation for our stockholders to adopt the merger agreement, approves or recommends to our stockholders an alternative acquisition proposal, recommends that our stockholders tender their shares in a tender offer or exchange offer made by someone other than by Watson or any of its affiliates, or fails to recommend that our stockholders reject this tender or exchange offer within 10 business days after receipt of Watson’s request to do so,

•	Watson or Andrx terminates the merger agreement because either the proposed merger is not completed before September 12, 2006 or the requisite stockholder vote to adopt the merger agreement is not obtained at the special meeting, and:

•	at the time of termination, an alternative acquisition proposal has been publicly announced and not withdrawn, and

•	we enter into a definitive agreement with respect to an alternative acquisition proposal or complete a transaction resulting from an alternative acquisition proposal within twelve months after the date the merger agreement is terminated, or

•	we terminate the merger agreement because our board of directors determines that an alternative acquisition proposal is a superior proposal, and we have not willfully, knowingly and materially breached any of our material obligations described in the sections captioned “— Alternative Acquisition Proposals” and “— Recommendation of the Board; Right to Accept a Superior Proposal”.

One effect of the termination fee provision is to make it more expensive for any other potential acquiror of Andrx to acquire control of Andrx.

Watson has agreed with us that if the termination fee becomes payable and is paid by us and accepted by Watson, this termination fee will be Watson’s and Merger Sub’s sole and exclusive remedy for monetary damages under the merger agreement.

Other Covenants

The merger agreement contains other covenants including covenants related to assisting in the acquisition financing, the special meeting of stockholders, this proxy statement, access to information, confidentiality, public announcements and notices of noncompliance.

Expenses

The merger agreement provides that other than the termination fee, all expenses incurred in connection with the proposed merger and the other transactions contemplated by the merger agreement will be paid solely and entirely by the party incurring such expenses.

Amendment, Extension and Waiver

The merger agreement may be amended by the mutual agreement of the parties at any time before the completion of the proposed merger. However, after our stockholders adopt the merger agreement, any amendment that by law or rule of The Nasdaq Stock Market requires further stockholder approval will be subject to such approval.

Before the completion of the proposed merger, any of the parties to the merger agreement may extend the time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance by any other party with any of the agreements or conditions contained in the merger agreement. However, after our stockholders adopt the merger agreement, any extension or waiver that by law or rule of The Nasdaq Stock Market requires further stockholder approval will be subject to such approval.

Indemnification Obligations

After the completion of the proposed merger, Watson must indemnify and hold harmless, to the fullest extent permitted under applicable law, each of our present and former directors, officers and employees, and those of our subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or before the completion of the proposed merger, including the transactions contemplated by the merger agreement, but Watson will not be required to indemnify any such person if is determined that such person acted in bad faith and not in a manner such person believed to be in or not opposed to our best interests.

For six years after the completion of the proposed merger, Watson is obligated to maintain, or to cause the surviving corporation to maintain for the benefit of our directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts and omissions occurring before the completion of the proposed merger for all persons covered by our existing officers’ and directors’ liability insurance policies on terms no less favorable than those in effect on March 12, 2006. The surviving corporation is not required, however, to pay an annual premium for this insurance coverage that exceeds 250% of the annual premium paid by Andrx as of March 12, 2006. If the annual premium for this insurance coverage exceeds 250% of the annual premium in effect as of March 12, 2006, Watson is obligated to obtain a policy with the greatest coverage available for a cost not exceeding the 250% threshold.

Employee Obligations

After the completion of the proposed merger, Watson must assume and honor, or cause the surviving corporation and its subsidiaries to honor, all of our employee benefit plans and employee agreements in accordance with their terms as in effect immediately before the completion of the proposed merger. For at least 18 months after the completion of the proposed merger, Watson must provide, or cause to be provided, to each of our employees and those of our subsidiaries who continue to be employed by Watson or its current or future subsidiaries, including the surviving corporation:

•	salary and bonus that are, in the aggregate, substantially comparable to those provided to these employees immediately before the completion of the proposed merger, and

•	employee benefits (excluding any equity-based compensation or benefits) that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Watson.

Watson is not obligated to continue any particular employee benefit plan or prevented from amending or terminating any employee benefit plan, as long as it complies with the general obligations described above. However, Watson may not take, or cause to be taken, any action that violates the terms of any of our employee benefit plans or applicable law, and Watson may not take, or cause to be taken, any action that would require the consent, waiver or agreement of an affected employee, or an employee’s beneficiary or dependent, without first obtaining the consent, waiver or agreement.

For purposes of determining benefits under an employee benefit plan of Watson or one of its subsidiaries (other than for purposes of determining benefit accruals under defined benefit pension plans), each of our employees and those of our subsidiaries who continue to be employed by Watson or its current or future subsidiaries will be credited with all years of service for which such employee was credited immediately before the completion of the proposed merger under any of our similar employee benefit plans, provided that such recognition would not result in any duplication of benefits. In addition, subject to specified limitations, each of our employees who continue to be employed by Watson or its current or future subsidiaries will be eligible to participate in any new employee benefit arrangement that replaces one of our employee benefit arrangements in which the employee participates, provided that the employee has satisfied the waiting time and other eligibility requirements of the employee benefit arrangement being replaced. Watson will also use its reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements to be waived for any replacement employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits and to cause certain expenses incurred by our employees to be taken into account for purposes of satisfying such year’s deductible and co-payment limitations under such replacement plans.

At Watson’s request, we and our subsidiaries will terminate our 401(k) plans at least five days before the completion of the proposed merger. If we do so, Watson’s qualified defined contribution plans must accept tax-free rollovers from our plans. Neither Watson, Andrx or the surviving corporation or any of our respective subsidiaries may declare any participant loan under one of our savings plans in default solely by reason of the termination of our plans so long as the participant transfers the account balance to a Watson savings plan through a direct rollover at or as soon as administratively possible after the completion of the proposed merger, and before the time required by ERISA or the Internal Revenue Code. In addition, Watson must make all active participants under our savings plans immediately before the completion of the proposed merger eligible to participate in a Watson savings plan immediately after the completion of the proposed merger.

Financing

Watson has represented to us that it will fund the proposed merger through:

•	available cash, and

•	an aggregate of $1.15 billion available under senior financing provided by the Canadian Imperial Bank of Commerce, acting through its New York agency, and CIBC World Markets Corp.

Watson has agreed pursuant to the merger agreement to use its best efforts to arrange financing on terms and conditions no less advantageous than those described in the commitment letter from its proposed lenders, including using reasonable best efforts to negotiate definitive agreements for the senior financing on terms and conditions contained in the commitment letter and to satisfy all conditions applicable to Watson and Merger Sub in the definitive agreements that are within its control. If any portion of the senior financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Watson is obligated to use its reasonable best efforts to arrange to obtain the unavailable portion from alternative sources as promptly as practicable after the portion becomes unavailable. Watson must give us prompt notice of any material breach by any party of the commitment letter or any termination of the commitment letter. Watson must keep us informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the senior financing. If the senior financing, or any alternative financing, has not been obtained, Watson and Merger Sub are still obligated to complete the proposed merger on the terms contemplated by the merger agreement and subject only to the satisfaction or waiver of the conditions to Watson’s and Merger Sub’s obligations described in the section captioned “The Merger Agreement — Conditions to the Proposed Merger” and to Watson’s termination rights in certain circumstances described in the section captioned “The Merger Agreement — Termination of the Merger Agreement.”

Subject to applicable law, we have agreed pursuant to the merger agreement to provide reasonable cooperation in connection with the arrangement of any financing to be completed in order to fund the merger consideration. This includes using our commercially reasonable efforts to cause our independent auditors to provide reasonable cooperation, reasonable participation at Watson’s sole cost and expense in meetings and road shows, making available information relating to the financing reasonably requested by Watson, and reasonable assistance at Watson’s sole cost and expense in the preparation of offering memoranda, private placement memoranda and similar documents of Watson. Watson has agreed to use reasonable best efforts to minimize any disruption to our business that may result from the requests for access, data and information. However, we will not be required to provide any cooperation with any financing that involves the registration of any of our securities under the Securities Act.

APPRAISAL RIGHTS

Under Section 262 of the General Corporation Law of the State of Delaware, or Section 262, any holder of our common stock who does not vote in favor of adopting the merger agreement and who complies with the procedures of Section 262 will have the right to seek appraisal of the “fair value” of his, her or its shares as determined by the Delaware Court of Chancery, or Chancery Court, if the proposed merger is completed.

In order to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger, you must demand an appraisal and perfect your appraisal rights in accordance with Section 262. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

The following description is intended as a brief summary of the material provisions of Section 262 required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement.

Under Section 262, when a merger for which appraisal rights are available is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting of stockholders, must notify each of its stockholders who was such on the record date for such meeting that appraisal rights are available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the proposed merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement and consult your legal advisor, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following requirements:

•	You must hold shares of our common stock as of the date you make your demand for appraisal rights and continue to hold your shares of our common stock through the effective date of the merger;

•	You must deliver to Andrx a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting; and

•	You must not vote in favor of or otherwise submit a proxy in favor of the merger agreement.

Neither voting (in person or by proxy) against, nor abstaining from or failing to vote on, the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failing to vote against or abstaining from voting on the proposal to adopt the merger agreement will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the proposed merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Andrx. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and delivered to the following address prior to the vote on the adoption of the merger agreement:

Andrx Corporation
Attn: Secretary
4955 Orange Drive
Davie, Florida 33314

The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the proposed merger, the surviving corporation in the proposed merger must give written notice of the date the proposed merger became effective to each stockholder who has properly filed a written demand for appraisal and has not voted in favor of the merger. Within 120 days after the effective date of the proposed merger, either the surviving corporation in the proposed merger or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court, demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. Neither Andrx nor the other parties to the merger agreement have any intention or obligation to file such a petition. Accordingly, the failure of a stockholder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the proposed merger could nullify the stockholder’s previously written demand for appraisal. Within 120 days after the effective date of the proposed merger, any stockholder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the proposed merger a statement setting forth the aggregate number of shares not voted in favor of the proposed merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation in the proposed merger.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation in the proposed merger, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to the stockholders on the verified list, the Chancery Court is empowered to conduct a hearing at which the Chancery Court will determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the stockholders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the stockholders entitled to receive payment, upon surrender by such stockholders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of our common stock as determined under Section 262 could be more, the same, or less than the amount that you are entitled to receive under the terms of the merger agreement. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the effective date of the merger which throw any light on future prospects of the merged company. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Chancery Court may (i) assess costs among the parties as the Chancery Court deems equitable and (ii) upon application of a stockholder, order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys fees and fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any stockholder who has demanded appraisal rights will not, from and after the effective date of the proposed merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the proposed merger, all stockholders’ rights to appraisal shall cease, and all stockholders will become entitled to receive the cash payment for their shares of our common stock pursuant to the merger agreement. If the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the proposed merger within 60 days after the effective date of the proposed merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the proposed merger may only be made with the written approval of the surviving corporation in the proposed merger. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262 of the General Corporation Law of the State of Delaware, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

THE ADJOURNMENT OR POSTPONEMENT PROPOSAL

If at the special meeting of stockholders, the number of shares of our common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn or postpone the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment or postponement proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment or postponement proposal, we could adjourn or postpone the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

Vote Required and Board Recommendation

Under our by-laws, the affirmative votes cast by the stockholders present and entitled to vote must exceed the votes cast in opposition in order to adjourn or postpone the special meeting. No proxy that is specifically marked “AGAINST” adoption of the merger agreement (Proposal 1) will be voted in favor of this adjournment or postponement proposal (Proposal 2), unless it is specifically marked “FOR” the adjournment or postponement proposal.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to approve that proposal, it is in the best interests of Andrx and our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.

Our board of directors recommends that you vote “FOR” the adjournment or postponement proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is quoted on The Nasdaq National Market under the symbol ADRX.

The following table sets forth, for each full quarterly period within the two most recent fiscal years, the range of high and low bid information (in dollars per share) of our common stock as quoted on The Nasdaq National Market

	High	Low

2005
First Quarter	$24.47	$20.55
Second Quarter	23.38	19.15
Third Quarter	22.50	12.74
Fourth Quarter	18.45	14.35
2004
First Quarter	$30.87	$23.55
Second Quarter	29.35	$22.24
Third Quarter	28.10	$16.95
Fourth Quarter	23.63	$14.09

The closing price of our common stock on The Nasdaq National Market on March 10, 2006, which was the last trading day before we announced the proposed merger, was $21.59. On May 17, 2006, the last trading day before the date of this proxy statement, the closing price for our common stock on The Nasdaq National Market was $23.23. You are encouraged to obtain the current market price for our common stock in connection with voting your shares.

We have never paid any cash dividends on our common stock and do not intend to pay cash dividends for the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 5, 2006, by (i) each person or entity known by us to beneficially own more than five percent of the outstanding shares of our common stock; (ii) each director; (iii) each executive officer; and (iv) all of our directors and executive officers as a group. The percentage of common stock outstanding is based upon 73,830,000 shares of our common stock outstanding at May 5, 2006.

	Number of Shares		Percentage of Common
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Stock Outstanding

Thomas P. Rice	301,187	(3)	*
Angelo C. Malahias	507,627	(4)	*
Lawrence J. Rosenthal	309,312	(5)	*
Thomas R. Giordano	89,320	(6)	*
Robert I. Goldfarb	107,457	(7)	*
Ian J. Watkins	88,564	(8)	*
Nicholas F. Cappuccino, Ph.D.	30,000	(9)	*
Albert Paonessa III	67,870	(10)	*
Tamara A. Baum	75,000	(11)	*
Joseph E. Breslin	52,500	(12)	*
Lawrence J. DuBow	108,519	(13)	*
Carter H. Eckert	42,500	(14)	*
Irwin C. Gerson	102,528	(15)	*
Elliot F. Hahn, Ph.D.	1,533,233	(16)	2.1%
Melvin Sharoky, M.D.	529,442	(17)	*
All directors and executive officers as a group (15 persons)	3,945,049	(18)	5.2%
5% or Greater Stockholders:
MMI Investments, L.P.	9,079,500	(19)	12.3%
1370 Avenue of the Americas
New York, NY 10019
Iridian Asset Management LLC	9,055,374	(20)	12.3%
276 Post Rd. West
Westport, CT 06880-4704

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each person named in the table is c/o Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all outstanding shares of our common stock and shares of our common stock in which such persons have the right to acquire a beneficial interest within 60 days of May 5, 2006. Upon completion of the proposed merger, each outstanding option to purchase shares of our common stock will be cancelled in exchange for the right to receive from Watson or the surviving corporation a lump sum cash payment, without interest, equal to the excess, if any, of $25.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, less applicable withholding taxes. If an option has an exercise price per share that is greater than or equal to $25.00, the holder of the option will receive no consideration for the cancellation of the option.

(3)	Represents 23,568 shares of our common stock held directly by Mr. Rice, 112,619 unvested RSUs and 165,000 shares of our common stock issuable upon the exercise of stock options, of which 150,000 options to purchase our common stock have exercise prices above $25.00.

(4)	Represents 78,640 shares of our common stock owned directly by Mr. Malahias, 18,400 shares of our common stock held jointly with Mr. Malahias’s spouse, 4,800 shares of our common stock held as custodian for Mr. Malahias’s minor children, 93,928 unvested RSUs and 311,859 shares of our common stock issuable upon the exercise of stock options, of which 200,109 options to purchase our common stock have exercise prices above $25.00 per share.

(5)	Represents 8,663 shares of our common stock owned directly by Mr. Rosenthal, 111,000 shares of our common stock held jointly with Mr. Rosenthal’s spouse, 7 shares of our common stock held as custodian for Mr. Rosenthal’s child, 58,392 unvested RSUs and 131,250 shares of our common stock issuable upon the exercise of stock options, of which 120,000 options to purchase common stock have exercise prices above $25.00 per share.

(6)	Represents 11,892 shares of our common stock owned directly by Mr. Giordano, 37,428 unvested RSUs and 40,000 shares of our common stock issuable upon the exercise of stock options, of which 30,000 options to purchase common stock have exercise prices above $25.00 per share.

(7)	Represents 4,436 shares of our common stock owned directly by Mr. Goldfarb, 37,594 unvested RSUs and 65,427 shares of our common stock issuable upon the exercise of stock options, of which 59,052 options to purchase common stock have exercise prices above $25.00 per share.

(8)	Represents 9,208 shares of our common stock owned directly by Mr. Watkins, 26,857 unvested RSUs and 52,500 shares of our common stock issuable upon the exercise of stock options, of which 30,000 options to purchase common stock have exercise prices above $25.00 per share.

(9)	Represents 30,000 RSUs owned by Dr. Cappuccino.

(10)	Represents 2,566 share of our common stock owned directly by Mr. Paonessa III, 31,928 unvested RSUs and 33,376 shares of our common stock issuable upon the exercise of stock options, of which 30,000 options to purchase common stock have exercise prices above $25.00 per share.

(11)	Represents 8,500 shares of our common stock owned directly by Ms. Baum, 26,500 unvested RSUs and 40,000 shares of our common stock issuable upon the exercise of stock options, of which 35,000 options to purchase common stock have exercise prices above $25.00 per share.

(12)	Represents 9,000 shares of our common stock owned directly by Mr. Breslin, 18,500 unvested RSUs and 25,000 shares of our common stock issuable upon the exercise of stock options, of which 20,000 options to purchase common stock have exercise prices above $25.00 per share.

(13)	Represents 19,014 shares of our common stock owned directly by Mr. DuBow, 25,000 shares of our common stock owned by a family trust, 6,000 shares of our common stock owned by a family limited partnership, 18,500 unvested RSUs and 40,005 shares of our common stock issuable upon the exercise of stock options, of which 35,005 options to purchase common stock have exercise prices above $25.00 per share.

(14)	Represents 4,000 shares of our common stock owned directly by Mr. Eckert, 18,500 unvested RSUs and 20,000 shares of our common stock issuable upon the exercise of stock options, of which 5,000 options to purchase our common stock have exercise prices above $25.00 per share.

(15)	Represents 4,007 shares of our common stock owned directly by Mr. Gerson, 18,500 unvested RSUs and 80,021 shares of our common stock issuable upon the exercise of stock options, of which 35,021 options to purchase common stock have exercise prices above $25.00 per share.

(16)	Represents 35,000 shares of our common stock held directly by Dr. Hahn, 1,203,211 shares of our common stock owned by a family limited partnership, 24,012 shares of our common stock held in trust for the benefit of one of Dr. Hahn’s children, 11,000 unvested RSUs and 260,000 shares of our common stock issuable upon the exercise of stock options, of which 255,000 options to purchase common stock have exercise prices above $25.00 per share.

(17)	Represents 180,863 shares of our common stock owned directly by Dr. Sharoky, 3,765 shares of our common stock held by Dr. Sharoky as a custodian for his children, 20,007 shares of our common stock held in Dr. Sharoky’s IRA, 1,131 shares held by Dr. Sharoky’s spouse, 18,500 unvested RSUs and 305,176 shares of our common stock issuable upon the exercise of stock options, of which 5,176 options to purchase common stock have exercise prices above $25.00 per share.

(18)	Includes 558,746 unvested RSUs and 1,569,614 shares of our common stock issuable upon the exercise of stock options, of which 1,009,363 options to purchase common stock have exercise prices above $25.00 per share.

(19)	This information was obtained from a Form 4 filed with the Securities and Exchange Commission on March 13, 2006. The Form 4 states that the securities are owned directly by MMI Investments, L.P., the general partner of which, MCM Management, LLC, owns, indirectly as such general partner, its proportionate interest of these securities; and of which, MCM Management, LLC disclaims beneficial ownership of the balance of such securities.

(20)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2006 by Iridian Asset Management LLC on behalf of a group. The Schedule 13G states that each of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/First Financial, Inc. and BIAM (US) Inc. has shared voting and dispositive power over 9,055,374 of shares of our common stock.

FUTURE STOCKHOLDER PROPOSALS

If the proposed merger is completed, we will not have public stockholders and there will be no public participants in any future stockholder meetings. However, if the proposed merger is not completed, we plan to hold our 2006 Annual Meeting.

In order to have been considered for inclusion in our Proxy Statement and Proxy Card relating to the 2006 Annual Meeting, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Exchange Act were required to have been received by us not later than December 20, 2005.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the 2006 Annual Meeting, by submitting a proposal other than pursuant to Rule 14a-8, must notify us in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Secretary by April 29, 2006. These proposals will be subject to the grant of discretionary authority contained in our form of proxy to vote on them.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed by us can be obtained by contacting us at the following address and telephone number: Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations, (954) 382-7696, or from our website at http://www.andrx.com.

If you have any questions concerning this proxy statement, would like additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call Toll-Free: (888) 628-1041
Banks and Brokerage Firms Call Collect: (212) 269-5550

You should rely only on the information contained in this proxy statement and the annexes attached hereto to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated May 18, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Andrx and Watson. That information can be found elsewhere in this proxy statement and in the other public filings made by Andrx or Watson with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties made by Andrx, Watson and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

AGREEMENT AND PLAN OF MERGER
by and among
WATSON PHARMACEUTICALS, INC.,
WATER DELAWARE, INC.,
ANDRX CORPORATION,
March 12, 2006.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of March 12, 2006, by and among Watson Pharmaceuticals, Inc., a Nevada corporation (“Parent”), Water Delaware, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Andrx Corporation, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

RECITALS

WHEREAS, the Board of Directors of each of the Company and Parent deem it advisable and in the best interests of each such corporation and its stockholders that the Company and Parent engage in a business combination;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the ‘‘Surviving Corporation”).

1.2  Closing.  The closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Effective Time and will in fact be satisfied at the Effective Time) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins, 885 Third Avenue, Suite 100, New York, New York 10022, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion Generally.  Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) validly issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) or Section 2.1(e) or as to which appraisal rights are perfected pursuant to Section 2.1(f)) shall be converted into the right to receive an amount in cash equal to $25.00 per share, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(b) Parent-Owned Shares.  All shares of Company Common Stock owned by Parent or Merger Sub or any of their respective Subsidiaries shall be cancelled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) Change in Shares.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Options and Company RSUs, the same economic effect as contemplated by this Agreement prior to such event.

(e) Cancellation of Treasury Shares.  Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(f) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL (“Dissenting Shares”), shall not be converted into a right to receive the Merger Consideration, unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

2.2  Exchange of Certificates.

(a) Exchange Agent.  As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Corporation or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article II, through the Exchange Agent, the Merger Consideration pursuant to Section 2.1(a) (the “Exchange Fund”).

(b) Exchange Procedures.  Promptly (and in any event no more than five business days) after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a Certificate representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

(c) Further Rights in Company Common Stock.  The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(d) Investment of Exchange Fund.  The Exchange Agent shall invest the Exchange Fund as directed by Parent on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion and no such investment or loss thereon shall effect the amounts payable to the Company’s stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts paid to the Company’s stockholders pursuant to this Article II shall promptly be paid to Parent.

(e) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one-year after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation for the Merger Consideration payable in respect of such shares of Company Common Stock, without any interest thereon.

(f) No Liability.  None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

(h) Withholding.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

2.3  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates.

2.4  Equity Awards and Employee Stock Purchase Plan.

(a) Company Equity Plans.  As of the Effective Time, Parent may assume each of the Company Equity Plans. If Parent assumes one or more of the Company Equity Plans, the shares remaining available for future awards pursuant to such Company Equity Plan(s) shall be adjusted to cover shares of common stock, par value $0.0033, of Parent (“Parent Common Stock”) in a manner consistent with the terms of such Company Equity Plan or Parent may elect to utilize such shares under one or more of Parent’s equity compensation plans. As of the Effective Time, all Company Options and Company RSUs outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled in exchange for the consideration set forth below. From and after the Effective Time, no employee, director, officer or consultant to the Company or its Subsidiaries shall have any right under such Company Equity Plans to purchase or receive Company Common Stock, or any other equity interest in the Company, any Subsidiary, the Surviving Corporation, the Parent or any of their respective affiliates or subsidiaries.

(b) Company Options.  Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested on an accelerated basis immediately prior to the Effective Time. As of the Effective Time and in accordance with resolutions of the Board of Directors of the Company (or duly authorized committee thereof) and the terms of the Company Equity Plans, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from Parent or the Surviving Corporation a lump sum cash payment (without interest) equal to the product of (x) the excess (if any) of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock for such Company Option and (y) the number of shares of Company Common Stock underlying such Company Option, less applicable withholding taxes. Each holder of a Company Option cancelled in accordance with this Section 2.4(b) shall, as of the Effective Time, cease to have any rights with respect thereto, other than the right to receive the cash payment pursuant to this Section 2.4(b) attributable to such cancelled Company Option. If a Company Option has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration, the holder of such Company Option shall receive no consideration for the cancellation of such Company Option. Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 2.4(b) within five business days following the Effective Time. The name of each Optionholder, the aggregate number of shares of Company Common Stock issuable upon the exercise in full of each Company Option, and the exercise price per share of Company Common Stock subject to each Company Option are set forth on Section 2.4(b) of the Company Disclosure Schedule.

(c) Company RSUs.  Each Company RSU that is outstanding immediately prior to the Effective Time shall become fully vested on an accelerated basis immediately prior to the Effective Time. As of the Effective Time, in accordance with the resolutions of the Board of Directors of the Company (or duly authorized committee thereof) and the terms of the Company Equity Plans, each Company RSU that is then outstanding shall be cancelled in exchange for the right to receive from Parent or the Surviving Corporation, a lump sum cash payment, without interest, equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Company RSU that have not been issued, less applicable withholding taxes. Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 2.4(c) within five business days following the Effective Time. The name of the holder of each Company RSU, and the aggregate number of shares of Company Common Stock remaining subject to such Company RSU are set forth on Section 2.4(c) of the Company Disclosure Schedule.

(d) Company ESPP.  Each outstanding purchase right under the Company ESPP shall be exercised for the purchase of shares of Company Common Stock at the price per share determined pursuant to the Company ESPP on the last business day immediately prior to the Closing Date (the “Final Offering Period”). Immediately following the Final Offering Period and upon or prior to the Effective Time, the Company shall take all action necessary to provide that the Company ESPP shall be terminated immediately prior to the Effective Time and that no Person will have any further right to purchase Company Common Stock under the Company ESPP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in this Agreement or in the corresponding section of the Company Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub that:

3.1  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date and in full force and effect as of the date of this Agreement, of the Company.

3.2  Subsidiaries.  Except as set forth on Section 3.2 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary of the Company is wholly owned by either the Company or a Subsidiary or Subsidiaries of the Company as indicated on

Section 3.2 of the Company Disclosure Letter. Except as set forth on Section 3.2 of the Company Disclosure Letter, each outstanding share of capital stock of or other equity interest in each of the Company’s Subsidiaries is owned by the Company or a Subsidiary of the Company, free and clear of any Liens. None of the Subsidiaries of the Company is in violation of its respective certificate or articles of incorporation, bylaws or other similar organizational documents. Each of the Subsidiaries identified on Section 3.2 of the Company Disclosure Letter is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Material Adverse Effect.

3.3  Authorization; Valid and Binding Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of the Company has unanimously approved and adopted this Agreement and the Merger at a meeting duly called and held and, subject to Section 6.5(e) has resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the Merger (the “Company Recommendation”).

3.4  Governmental Filings; No Violations.  Except as set forth on Section 3.4 of the Company Disclosure Letter and for (i) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iii) filings under the Securities Act and the Exchange Act, (iv) any filings required under the rules and regulations of the Nasdaq Stock Market, and (v) the filing of the Certificate of Merger pursuant to the DGCL (collectively, the “Company Required Statutory Approvals”), the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not (A) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, (B) require any authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, including without limitation the FDA and the DEA, (C) conflict with or result in a breach of the provisions of the Company’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws, (D) conflict with, give rise to the right to modify, result in the termination of, or accelerate the performance required by, or result in a right of termination under, require any offer to repurchase any debt, require any prepayment of any debt, or result in a breach of any contract, agreement, lease, mortgage, note, indenture or instrument to which the Company or any of its Subsidiaries is bound, or (E) conflict with or result in a breach of any Law to which the Company or any of its Subsidiaries is subject, other than, in the case of (A), (B), (D), or (E) above, as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company or any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or Governmental Entity that could prohibit or adversely affect its respective ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.

3.5  Capital Stock.  The authorized capital stock of the Company consists of (a) 1,000,000 shares of convertible preferred stock, of which, as of the date of this Agreement, no shares are issued and outstanding and (b) 200,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 73,630,253 shares were issued and outstanding. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 5,091,518 shares of Company Common Stock, and there are outstanding Company RSUs in respect of an aggregate of 1,274,486 shares of Company Common Stock.

Pursuant to the Rights Agreement, each share of Company Common Stock has attached thereto a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $70.00 per share, subject to adjustment. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than pursuant to (i) the Rights Agreement and (ii) the Company Equity Plans, there are no outstanding, and there have not been reserved for issuance any, (i) shares of capital stock or other voting securities of the Company or its Subsidiaries; (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Options, Company RSUs or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, as the case may be, or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Securities”). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

3.6  Company SEC Reports.

(a) The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2003 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”). No Subsidiary of the Company is required to file with or furnish to the SEC any such forms, reports, schedules, statements or other documents. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 (including any related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or the Company SEC Reports.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) Since December 31, 2004, the Company has not received any written notification from its independent auditors of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For the purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date of this Agreement.

(f) There are no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company other than: (i) liabilities or obligations disclosed or provided for in the audited consolidated balance sheet of the Company as of December 31, 2005 (the “Current Balance Sheet”) contained in the Company’s Form 10-K for the year ended December 31, 2005 or disclosed in the notes thereto; (ii) liabilities or obligations incurred after December 31, 2005 in the ordinary course of the Company’s business, including, without limitation, any liabilities or obligations under any agreement, lease, note, mortgage or indenture; (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement; and (iv) other liabilities that do not have, either individually or in the aggregate, a Material Adverse Effect

(g) The Company’s Form 10-K for the year ended December 31, 2005, when filed with the SEC, will be substantially identical to the draft of the Form 10-K for the year ended December 31, 2005 attached as Section 3.6(g) of the Company Disclosure Letter, other than with respect to subsequent events occurring after the date of this Agreement, which are disclosed on the Form 10-K for the year ended December 31, 2005 that is filed with the SEC.

3.7  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports, since December 31, 2005 and prior to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice. Since December 31, 2005, there has not been any event, occurrence or development that has had, either individually or in the aggregate, a Material Adverse Effect. In addition, since December 31, 2005 and through the date of this Agreement:

(a) there has not been any split, combination or reclassification of any of the Company’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock;

(b) except as required by a change in GAAP, there has not been any change in accounting methods or principles by the Company materially affecting the consolidated financial position or results of operations of the Company;

(c) the Company and its Subsidiaries have not made any material Tax election or settled or compromised any material Tax liability or refund, other than Tax elections required by Law, or changed any annual Tax accounting period or method of Tax accounting, filed any material amendment to a Tax Return, entered into any closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; and

(d) except as set forth on Section 3.7(d) of the Company Disclosure Letter, no action has been taken by the Company or its Subsidiaries to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Benefit Plan. Company Option or Company RSU.

3.8  Title to Properties.

(a) The Company or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal property shown to be owned by them on the Current Balance Sheet, free and clear of all Liens, except for Permitted Liens. All material personal property shown to be owned by the Company and its Subsidiaries on the Current Balance Sheet have been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are in usable condition for the operation of the Company’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth a list of all of the real property owned by the Company or any of its Subsidiaries (the ‘‘Owned Real Property”). Each of the Company and its Subsidiaries owns good title to each parcel of Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(c) The real property demised by the leases described on Section 3.8(c) of the Company Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Section 3.8(c) of the Company Disclosure Letter, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.

3.9  Tax Matters.  Except as set forth on Section 3.9 of the Company Disclosure Letter:

(a) Each of the Company and its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns that it was required to file (taking into account any extensions of time to file that have been duly perfected). All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown as being due on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. During the past five years, no claim has been made by a Tax authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the dates of the financial statements contained in the Company’s Form 10-K for the year ended December 31, 2005, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (or in the notes thereto that specifically set forth the reserve for Tax liability included in accrued expenses and other liabilities) contained in such financial statements. Since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) During the past five years, no deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been claimed or proposed in writing or assessed by a Tax authority or other Governmental Entity. There are no pending or, based on written notice, threatened audits, assessments, administrative proceedings, court proceedings or other actions for or relating to any liability in respect of Taxes of any of the Company or its Subsidiaries. There are no matters currently under discussion with any Tax authority or other Governmental Entity with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Company or its Subsidiaries. During the past five years, no issues relating to Taxes of the Company or any of its Subsidiaries were raised by the relevant Tax authority or other Governmental Entity in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period that ends after the Closing Date. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 31, 2002, 2003, 2004 and, promptly upon their availability, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessors since December 31, 2002, with respect to Taxes of any type. Neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(d) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries (other than with respect to statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved as shown on the Current Balance Sheet).

(e) Each of the Company and its Subsidiaries has timely withheld, collected, deposited or paid all material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g) None of the Company and its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company).

(h) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(i) Neither the Company nor any of its Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company and its Subsidiaries; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) except as set forth on Section 3.9(i) of the Company Disclosure Schedule, has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(j) Neither the Company nor any of its Subsidiaries (i) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k) Neither the Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Company or such Subsidiary, as the case may be, believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

3.10  Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter lists each of the following written contracts (the “Contracts”), to which the Company or its Subsidiary is a party or is otherwise bound:

(i) each contract that involves payment by or to the Company or any of its Subsidiaries of more than $250,000 per year and has continuing material obligations, rights or interests (other than (i) a contract under which the sole continuing obligation is to maintain confidentiality and (ii) contracts relating to the Company’s distribution segment, which do not need to be listed on Section 3.10(a) of the Company Disclosure Letter, unless such contracts involve payments of more than $750,000 per year);

(ii) each contract pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests, relating to the research, development, clinical trial, supply, manufacture, marketing or co — promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its Subsidiaries has an interest, and that involve the payment by the Company or any of its Subsidiaries of more than $250,000 per year;

(iii) each material license pertaining to Company Intellectual Property Rights pursuant to which the Company, its Subsidiary or any other party thereto has material continuing obligations, rights or interests;

(iv) each contract pursuant to which the Company, its Subsidiary or any other party hereto has material continuing obligations, rights or interests involving the payment of royalties or other amounts of more than $250,000 per year calculated based upon the revenues or income of the Company or its Subsidiary or income or revenues related to any product of the Company or its Subsidiary;

(v) all consulting contracts involving consideration in excess of $250,000 per year with consultants to the Company or any of its Subsidiaries;

(vi) all contracts evidencing indebtedness for borrowed money (other than guarantees) in excess of $250,000;

(vii) all leases involving Leased Real Property;

(viii) all contracts with any Governmental Entity that involve the payment by the Company or any of its Subsidiaries of more than $250,000 per year;

(ix) all contracts that limit or purport to limit the ability of the Company or its Subsidiary to compete with any Person or product;

(x) all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xii) all other contracts, the absence of which would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

(b) All the contracts that are required to be described in the Company SEC Reports or required to be filed as exhibits thereto have been described or filed as required.

(c) As of the date of this Agreement, each of the Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, nor to the Company’s knowledge is any other party, in breach, default or violation

(and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Material Adverse Effect.

3.11  Intellectual Property.

(a) The Company and each of its Subsidiaries owns, licenses or otherwise possesses sufficient legally enforceable rights to use all Company Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, either individually or in the aggregate, would not have a Material Adverse Effect.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Letter and for such matters that would not have, either individually or in the aggregate, a Material Adverse Effect, (A) to the Company’s knowledge, the business and products of the Company and its Subsidiaries, as well as the use of any Company Intellectual Property Rights by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, or constitute an appropriation of any right, title, interest or goodwill, including any valid patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of any other Person, (B) except with respect to claims made in respect of ANDAs filed by the Company in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable Laws in territories outside the United States, neither the Company nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Company Intellectual Property Right is invalid or conflicts with any such asserted right of any other Person, and (C) to the Company’s knowledge, no third party is challenging, infringing on or otherwise violating any right of the Company or its Subsidiaries in the Company Intellectual Property Rights.

(c) Except as would not have, either individually or in the aggregate, a Material Adverse Effect, no Company Intellectual Property Right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

3.12  Litigation.  Except as set forth in the Company SEC Reports or as set forth on Section 3.12 and Section 3.16 of the Company Disclosure Letter, there is no action, suit, claim, investigation, arbitration, or any other proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity, that, if resolved in a manner adverse to the Company or any of its Subsidiaries would have, either individually or in the aggregate, a Material Adverse Effect. There are no unsatisfied judgments or awards, decrees, injunctions, rules or orders of any Governmental Entity, court or arbitrator outstanding or pending against the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect.

3.13  Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter includes a complete list of all “employee benefit plans” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other material employee benefit plans, policies, agreements, arrangements or programs which the Company or any of its Subsidiaries maintains or contributes to or has any current or future liability or obligation (contingent or otherwise) under (collectively, the “Employee Benefit Plans”).

(b) True and complete copies of the following documents have been made available to the Parent: (i) each Employee Benefit Plan (including all amendments, trust agreements, annuity contracts, insurance contracts or most recent actuarial valuation pertaining thereto), (ii) the annual report filed on IRS Form 5500 and audited financial statements, if applicable, for the most recent plan year for each Employee Benefit Plan; and (iii) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and any pending request for such a determination letter.

(c) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to the Company (i) each of the Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any related trust; (ii) the Employee Benefit Plans comply in form and in operation with the requirements of the Code and ERISA and all applicable Laws; (iii) no action has been asserted, instituted or, to the Company’s knowledge, threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), and no Employee Benefit Plan is under, and none of the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service or Department of Labor; (iv) other than a transaction that is exempt under a statutory or administrative exemption, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that would reasonably be expected to result in the imposition of a Tax or penalty on the Company or its Subsidiaries under Section 4975 of the Code or Section 502(i) or 502(l) of ERISA; (v) each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1 since January 1, 2005; and (vi) all contributions required to be made under the terms of any of the Employee Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Letter, no amounts payable under any Employee Benefit Plan will be non-deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code and no amount or benefit (whether in cash or property, forgiveness of indebtedness, vesting of property, or otherwise) that could be received or retained as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director or shareholder of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Employee Benefit Plan could be characterized as a “parachute payment” (as defined in Section 280G(b)(2)(A) of the Code).

(e) With respect to the Employee Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material penalties under ERISA, the Code or any other applicable Law. The Company has not incurred (i) any liability under Title IV of ERISA (other than the payment of premiums under Section 4007 of ERISA), or (ii) any liability under Section 412 of the Code.

(f) None of the Employee Benefit Plans (other than to the extent set forth in an Employee Agreement) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or (ii) death or retirement benefits under an Employee Benefit Plan qualified under Section 401(a) of the Code.

(g) None of the Employee Benefit Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”).

(h) None of the Employee Benefit Plans is subject to the Laws of any jurisdiction outside of the United States.

3.14  Insurance.  Section 3.14 of the Company Disclosure Letter lists each material insurance policy maintained by the Company and its Subsidiaries. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any of such insurance policies.

3.15  Compliance with Laws; Permits.

(a) Except as set forth on Section 3.15(a) and Section 3.16 of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, the operations and assets of the Company and each of its Subsidiaries, and each third party acting on its or their behalf, are in compliance with all Laws applicable to the Company and its Subsidiaries, including without limitation (i) the Laws enforced and regulations issued by the DEA, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and Office of Inspector General, (including, without limitation, the federal Food Drug and Cosmetic Act (21 U.S.C § 321 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the Laws precluding off-label marketing of drugs, and (iv) comparable state laws. Neither the Company nor any of its Subsidiaries is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including, without limitation, Medicare and Medicaid, and to the Company’s knowledge, neither the Company nor any of its Subsidiaries employs or uses the services of any individual who is excluded or debarred. Except as set forth on Section 3.15(a) and Section 3.16 of the Company Disclosure Letter and as would not have, either individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is subject to any action, claim, proceeding or investigation with respect to any violation of any applicable Law or Permits, or (ii) has been threatened in writing to be charged with or received notice of any violation of any applicable Law or Permit.

(b) Except as set forth on Section 3.16 of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted; and (ii) neither the Company nor any of its Subsidiaries has received written notice that the Governmental Entity or the Person issuing or authorizing any such Permit intends to terminate, refuse to renew or reissue or otherwise adversely restrict any such Permit.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries, meets all of the requirements of participation and payment of Medicare, Medicaid, any other state or federal government health care programs, and any other public or private third party payor programs (collectively, “Programs”) that the Company and/or any of its Subsidiaries, as applicable, participates in or receives payment from, and (ii) there is no investigation, audit, claim review, or other action pending or, to the knowledge of the Company, threatened which could result in the Company’s or any of its Subsidiaries’ exclusion from any Program and neither the Company nor any of its Subsidiaries has received notice of any such investigation, audit, claim review or other action.

3.16  Environmental Matters.  Except as set forth on Section 3.16 of the Company Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;

(b) neither the Company nor any of its Subsidiaries has received any written notice of alleged, actual or potential responsibility for, or any written inquiry or written notice of an investigation regarding, any Release or threatened Release of Hazardous Substances at the Owned Real Property or the Leased Real Property or alleged violation of, or non-compliance with, any Environmental Law, nor does the Company have knowledge of any information which might form the basis of any such notice or claim, except in each case for such notices or inquiries as would not reasonably be expected to require remedial action by or result in liability of the Company or any of its Subsidiaries under applicable Environmental Laws;

(c) no written notice, demand, citation, summons, complaint or order has been received or consent decree or settlement has been entered into by, or is pending against, the Company or any of its

Subsidiaries that remains outstanding or unresolved, or, to the knowledge of the Company, is threatened by any Person against the Company or any of its Subsidiaries with respect to any alleged violation of, or liability under, any applicable Environmental Laws;

(d) no penalty has been assessed against the Company or any of its Subsidiaries that remains outstanding or unresolved, with respect to any alleged violation of, or liability under, any applicable Environmental Laws;

(e) to the Company’s knowledge, none of the Owned Real Property or Leased Real Property contains any Hazardous Substances as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws; and

(f) the Company does not have knowledge of any potential liabilities that may be imposed on the Company or any of its Subsidiaries as a result of the Company or any of its Subsidiaries having transported or having arranged for the transportation of Hazardous Substances to an off-site location that remain outstanding and unresolved.

3.17  Affiliated Transactions.  Except as set forth on Section 3.17 of the Company Disclosure Letter or in the Company SEC Reports, the Company has no knowledge that any officer, director, stockholder or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries that has any continuing obligations or has any material interest in any material property used by the Company or its Subsidiaries.

3.18  Labor and Other Employment Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no work stoppage, slowdown, lockout, labor strike, material arbitration or other material labor dispute against the Company or any of its Subsidiaries by employees is pending or threatened, (ii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) to the Company’s knowledge, the Company and each of its Subsidiaries are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wage and hours, (iv) there are no material pending claims against the Company or any of its Subsidiaries for workers’ compensation or long term disability benefits not covered under the Company’s or any of its Subsidiaries’ insurance policies and (v) there are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. As of the date of this Agreement, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining contract with a labor union or labor organization, nor is any such contract presently being negotiated. To the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor organization.

(c) The Company has listed in Section 3.18(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of each of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as listed on Section 3.18(c) of the Company Disclosure Letter, in no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) (x) result in material payments (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director or any current or former employee or consultant of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Employee Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any Employee Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any material benefits.

(d) To the Company’s knowledge, each current and former employee of the Company or any of its Subsidiaries who is or was engaged in the invention of products for the Company or any of its Subsidiaries has executed a written contract obligating such Person to assign to the Company or such Subsidiary all of his or her right, title and interest in any such invention, except where the failure to have executed such a written contract would not, individually or in the aggregate, have a Material Adverse Effect.

3.19  Brokerage.  Except as set forth on Section 3.19 of the Company Disclosure Letter, no Person is entitled to any investment banking fees, brokerage, commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which Parent could become liable or obligated.

3.20  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the ‘‘Proxy Statement”), or in any other documents to be filed with SEC in connection with the transactions contemplated by this Agreement, will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company, which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and cause the Proxy Statement to be withdrawn, modified or supplemented. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

3.21  Fairness Opinion.  The Company’s Board of Directors has received an opinion from its financial advisor, Banc of America Securities LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock.

3.22  Vote Required.  The approval of the majority of the shares of Company Common Stock entitled to vote and outstanding on the record date for such vote (the “Company Requisite Vote”) is the only vote of any class or series of the capital stock of the Company required to approve this Agreement and the transactions contemplated by this Agreement.

3.23  Takeover Statutes and Rights Plan.  The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other Law, will not apply to Parent and Merger Sub during the pendency of this Agreement, including the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated by this Agreement, and such approval is sufficient to render, with respect to the Merger, this Agreement and the transactions contemplated by this Agreement, the rights of the holders of the Company Common Stock to acquire Company Common Stock or any shares of capital stock of the Company or any of its Subsidiaries under the Rights Agreement inapplicable such that, upon consummation of the Merger as contemplated by this Agreement, the rights issued under the Rights Agreement shall expire in accordance with the terms of the Rights Agreement and not become exercisable as a result of the Merger or any of the transactions contemplated by this Agreement, and the Rights Agreement shall terminate in accordance with its terms without any payments being made or due and payable by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

3.24  FDA Compliance.  Except as set forth on Section 3.24 of the Company Disclosure Letter, or as would not have, either individually or in the aggregate, a Material Adverse Effect, to the Company’s knowledge:

(a) (i) neither the Company nor any of its Subsidiaries is subject to any obligation arising under any consent decree, consent agreement, Official Action Indicated (OAI) status, warning letter or other notice, response or commitment made to or with the FDA, DEA or any comparable Governmental Entity; (ii) the Company and each of its Subsidiaries has made all notifications, submissions, information and reports required by any such obligation, and (iii) all such notifications, submissions, information and reports were true, complete and correct in all material respects as of the date of submission to FDA, DEA or any comparable Governmental Entity.

(b) (i) since January 1, 2003, no products manufactured, marketed or sold by the Company or any of its Subsidiaries have been withdrawn, recalled or subject to a field correction or safety alert (whether voluntarily or otherwise), or been subject to a suspension of manufacturing; and (ii) there are no facts or circumstances reasonably likely to cause (x) the denial, withdrawal, recall, field notification, field correction, safety alert or suspension of manufacturing relating to any Company product; (y) a material change in the labeling of any Company product; or (z) a termination, seizure or suspension of marketing of any Company product.

(c) neither the Company nor any of its Subsidiaries has received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or such Subsidiary, or in which the Company or such Subsidiary has participated, and there is no reason to believe that the FDA or any other Governmental Entity is considering such action.

3.25  Disclosure of Information Related to the FDA OAI Matter.  With respect to the FDA OAI Matter, to the Company’s knowledge, the Company has not intentionally withheld from Parent any material correspondence with the FDA or final consultant reports or final internal studies, in any event created on or after July 1, 2004, which (i) were requested by Parent or its Representatives during the due diligence process and (ii) expressly contain information which has had a material adverse effect on the properties, assets, liabilities, business, results of operations, financial condition of the Company and its Subsidiaries taken as whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company that:

4.1  Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.2  Authorization; Valid and Binding Agreement.  Each of Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved and adopted this Agreement and the Merger at meetings duly called and held, and Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Merger. No vote of the stockholders of Parent is required to approve and adopt this Agreement and the Merger.

4.3  Government Filings; No Violations.  Except for (i) the applicable requirements, if any, of state securities or Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) filings under the Securities Act and the Exchange Act, (iv) any filings required under the rules and regulations of the New York Stock Exchange, and (v) the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement do not (A) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Parent or Merger Sub, (B) require any authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, including without limitation the FDA and the DEA, (C) conflict with or result in a breach of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws, (D) conflict with, give rise to the right to modify, result in the termination of, or accelerate the performance required by, or result in a right of termination under, require any offer to repurchase any debt, require any prepayment of any debt, or result in a breach of any contract, agreement, lease, mortgage, note, indenture or instrument to which Parent or Merger Sub or any of their respective Subsidiaries is bound, or (E) conflict with or result in a breach of any Law to which Parent or Merger Sub is subject, other than, in the case of (A), (B), (D), or (E) above, as would not, individually or in the aggregate, have a material adverse effect to the Parent. Neither Parent nor Merger Sub is subject to any outstanding judgment, order or decree of any court or Governmental Entity that could prohibit or adversely affect its respective ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.

4.4  Litigation.  There are no actions, suits, claims, investigations, arbitrations or proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub before or by any court, arbitrator or Governmental Entity that, individually or in the aggregate, would materially and adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.5  Brokerage.  There are no claims for investment banking fees, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub for which the Company could become liable or obligated.

4.6  Sufficient Funds.  A true and correct copy of the financing commitment letter, dated March 12, 2006, from CIBC World Markets Corp. to Parent (the “Commitment Letter”), as in effect on the date hereof, has been delivered to the Company. At Closing, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement. The Commitment Letter contains all of the conditions precedent to the obligations of the lender thereunder to make the funds contemplated thereby available to Parent and the Merger Sub on the terms contained therein. The Commitment Letter, in the form so delivered, is valid and in full force and effect as of the date of this Agreement. As of the date of this Agreement, Parent has paid or has caused to be paid, any and all commitment or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement.

4.7  Information Supplied.  The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or in any other documents to be filed with the SEC in connection with the transactions contemplated by this Agreement, will not contain, on each relevant filing date and on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to parent or any of its Affiliates, officers or directors should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

4.8  Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All shares of capital stock of Merger Sub are owned directly by Parent.

4.9  Interested Stockholder.  None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

4.10  Investigation by Parent; No Knowledge of Misrepresentations or Omissions Relating to FDA OAI.  With respect solely to the Company’s material FDA correspondence or final consultant reports or final internal studies related to the FDA OAI Matter that were created on or after July 1, 2004 (the “Section 3.25 Documents”):

(a) Parent has conducted its own independent investigation, review and analysis of the Section 3.25 Documents, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by its Representatives. To Parent’s knowledge, Parent represents that it and its Representatives have been provided adequate access to the Section 3.25 Documents.

(b) Except for the representations and warranties of the Company set forth in Section 3.25, Parent acknowledges that none of the Company, any of its Subsidiaries or any of their respective directors, officers, stockholders, employees, affiliates, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the Section 3.25 Documents.

(c) Parent has no knowledge that the representations and warranties contained in Section 3.25 in this Agreement (disregarding for such purposes the words “to the Company’s knowledge” and “intentionally” in Section 3.25) are untrue or incorrect in any respect.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.1  Conduct of the Business.  The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent Parent shall otherwise consent in writing, which decision regarding any such consent shall not be unreasonably withheld, conditioned or delayed:

(a) the Company shall conduct its business in all material respects only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) except in connection with the FDA OAI Matter, maintain in full force and effect all material governmental Permits pursuant to which the Company or any of its Subsidiaries currently operates;

(b) the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue, sell or redeem any shares of its or its Subsidiary’s capital stock, (ii) issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of its or its Subsidiary’s capital stock (other than the issuance of Company Common Stock pursuant to the terms of the Company ESPP or upon the exercise of Company Options or pursuant to terms of Company RSUs granted prior to the date hereof under the Company Equity Plans), (iii) to amend or terminate any

Company Equity Plan, (iv) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (v) amend its or its Subsidiary’s certificate or articles of incorporation or bylaws (or equivalent organizational documents), (vi) make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity), (vii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or any of its Subsidiaries by a Subsidiary of the Company, (viii) merge or consolidate with any person (other than mergers among wholly owned Subsidiaries of the Company and mergers between the Company and its wholly owned Subsidiaries), or (ix) except in connection with the FDA OAI Matter, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area which agreements or arrangements would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) except for transactions among the Company and its Subsidiaries or as otherwise provided in the Company Disclosure Letter, not incur or become contingently liable with respect to any material indebtedness for borrowed money other than borrowings in the ordinary course of business;

(d) the Company shall not enter into or amend any employment, severance or change in control agreement with respect to termination of employment or other similar arrangements or agreements with any directors, executive officers or employees, except (i) pursuant to previously existing contractual arrangements or policies, (ii) pursuant to agreements entered into with a person who is not already an employee and is hired or promoted by the Company or one of its Subsidiaries after the date of this Agreement in the ordinary course of business, or (iii) for any amendment that is necessary or advisable to comply with Section 409A of the Code without materially increasing the benefits provided to any Person;

(e) the Company shall not (i) materially increase the salary or monetary compensation of any directors, executive officers or employees whose current annual base salary is in excess of $150,000 (“Key Employee”), except (A) for increases in the ordinary course of business (but in no event shall (1) the aggregate increase in base salary for Key Employees exceed 5% of the aggregate base salary paid to such Key Employees in the year ended December 31, 2005 or (2) the increase of any Key Employee’s base salary exceed 10% of such Key Employee’s base salary as of the date of this Agreement, except in connection with the assumption by such Key Employee of new or additional responsibilities), (B) pursuant to previously existing contractual arrangements, (C) to respond to offers of employment made by third parties or (D) as set forth on Section 5.1(e) of the Company Disclosure Letter or (ii) establish, adopt, enter into or materially amend any collective bargaining agreement;

(f) the Company shall not accelerate, amend or change the period of exercisability or vesting of options, restricted stock, restricted stock unit or similar awards under any Company Equity Plan or authorize cash payments in exchange for any options or other awards granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

(g) except in connection with the FDA OAI Matter, the Company shall not waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(h) the Company shall not adopt, enter into or amend to materially increase benefits, liability, or obligations of any the Employee Benefit Plan or to accelerate the payment of benefits under any Employee Benefit Plan, except (i) in the ordinary course of business; (ii) as involves any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof as permitted by this Agreement; or (iii) as required by the terms of the Employee Benefit Plans or pursuant to existing contractual arrangements or this Agreement;

(i) except as set forth on Section 5.1(i) of the Company Disclosure Letter, the Company shall not make any capital expenditures;

(j) except as set forth on Section 5.1(j) of the Company Disclosure Letter, the Company shall not make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended material Tax Return unless a copy of such Tax Return has been first delivered to Parent for its review and consent (which consent shall not be unreasonably withheld) at a reasonable time prior to filing, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, or agree or commit to take any of the foregoing actions;

(k) the Company shall not permit or cause any Subsidiary to take any of the actions listed in Section 5.1(b) — (j) or agree or commit to do any of such actions; or

(l) the Company shall not agree in writing or otherwise to take any of the actions listed in Section 5.1(b) — (k).

5.2  No Control of the Company’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. For the avoidance of doubt, nothing in this Agreement shall be construed as prohibiting or requiring the consent of Parent with respect to any of the matters described on Section 5.2 of the Company Disclosure Letter.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Proxy Statement.  As promptly as reasonably practicable after the execution of this Agreement, and in any event not later than 30 calendar days from the date of this Agreement (unless otherwise requested by Parent), the Company, in consultation with Parent, shall prepare and file a preliminary Proxy Statement with the SEC. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement, and shall promptly provide to Parent copies of such comments and other correspondence from the SEC or its staff. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and shall, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Proxy Statement prior to filing such with the SEC. The Company shall take into good faith consideration all of Parent’s reasonable comments to each version of, or amendment or supplement to, the Proxy Statement. The Company will provide Parent with a copy of all such filings made with the SEC. The Company will promptly cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC. Subject to Section 6.5(e), the Proxy Statement shall contain the unqualified recommendation of the Company’s Board of Directors that the Company’s stockholders vote in favor of the approval and adoption of this Agreement and the Merger.

6.2  Meeting of Company Stockholders.  The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, hold and convene a meeting of its stockholders, promptly following the mailing of the definitive Proxy Statement to such stockholders, to vote upon the adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable. Subject to the provisions of Section 6.5(e), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

6.3  Access to Information; Confidentiality.

(a) Subject to (i) applicable Law, (ii) any attorney/client, attorney work product and other legal privileges, and (iii) any confidential agreements to which the Company is a party or subject and which agreements are in existence on the date of this Agreement, the Company will provide and will cause its Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice access to the personnel, offices, properties, contracts, commitments, books and records of the Company (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub may reasonably request; provided, however, that access for the purposes of conducting an environmental assessment or investigation of the properties shall be limited to the performance of (i) a Phase I environmental assessment by an environmental consultant retained by Parent or Merger Sub or their Representatives, at their sole cost and expense, and reasonably acceptable to the Company, in accordance with a Phase I scope of work generally followed by nationally recognized environmental consulting firms or in accordance with the protocol established by the American Society for Testing and Materials, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527 00 (or any amendments or updates thereto) and (ii) any other investigations recommended in such Phase I environmental assessment. In no event shall any Phase I environmental assessment involve any intrusive testing or sampling of the soil, groundwater or other environmental media without the prior written consent of the Company. A copy of all such Phase I environmental reports shall be provided to the Company promptly upon completion. With respect to any information disclosed pursuant to this Section 6.3, each of the parties shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated January 17, 2005, as amended (the “Confidentiality Agreement”).

(b) In addition, without limiting the foregoing, the Company shall (i) use reasonable best efforts to the extent permitted by applicable Law, to provide Parent with reasonable advance notice of intended substantive written or electronic communications with any U.S. Governmental Entity regarding the FDA OAI Matter, to allow Parent to review and comment on such communications, (ii) promptly provide Parent with (A) full, complete and accurate copies of all substantive correspondence between the Company or any of its Representatives and any Governmental Entity or its staff regarding the FDA OAI Matter, (B) a full, accurate and complete copy of any minutes of any daily “close-out” meetings relating to FDA inspections of the Company’s manufacturing facility in Davie, Florida, and (C) a written description of all material oral communications between the Company and any U.S. Governmental Entity or its staff regarding the FDA OAI Matter that are not otherwise reflected in the minutes of any daily “close-out” meetings, (iii) make available to Parent all material information, files and records concerning and regarding the FDA OAI Matter, as Parent may reasonably request, except during the conduct of FDA inspections, (iv) afford Parent and its Representatives reasonable access to the Company’s officers and Representatives regarding the FDA OAI Matter, and (v) keep Parent fully informed of all material information and developments regarding the FDA OAI Matter. To the extent reasonably practicable and permitted by applicable Law, and not objectionable by any Governmental Entity, the Company shall not and shall not permit its Representatives to, participate independently in any meeting, following the completion of the FDA’s inspection of the Company’s Davie manufacturing facility (which commenced on March 6, 2006), with any Governmental Entity regarding the FDA OAI Matter, without giving Parent prior notice of such meeting and the opportunity to attend or participate in a manner supportive of the Company. The Company shall consider the views and comments of Parent and its Representatives with respect to all substantive communications and disclosures made to any Governmental Entity or its staff and other material actions taken regarding the FDA OAI Matter, but may, notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 5.1), determine in its sole discretion (i) the content of such communications and disclosures and (ii) all actions, including, without limitation, making and entering into any consent decrees, agreements, arrangements and other commitments and undertakings with such Governmental Entity or its staff; provided, however, that Parent preserves its rights under Section 7.2(c) in the event that any such actions result in a failure of the conditions set forth therein. The Company shall not take any action that is intended to delay any future inspection by the FDA or other U.S. Governmental Entity of its manufacturing facilities without the prior written consent of Parent (other than a delay that has a legitimate business purpose).

6.4  Contact with Employees, Customers and Suppliers.  Prior to the Closing, except in the ordinary course of Parent’s business or as provided in Section 6.3(b), each of Parent and Merger Sub shall not, and shall cause their respective Representatives and Affiliates to not, contact or otherwise communicate with the employees (other than executive officers), customers and suppliers of the Company and its Subsidiaries regarding the business of the Company without the prior written consent of the Company.

6.5  No Solicitations of Transactions.

(a) Neither the Company nor any of its Subsidiaries nor any of the officers, directors or employees of the Company or its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts and act in good faith to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage or knowingly take any other action to facilitate any inquiry with respect to, or the making, submission or announcement of any Acquisition Proposal, or (ii) participate in, induce or knowingly encourage any discussion or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal. The Company and its Subsidiaries and their officers, directors and employees will immediately cease, and the Company shall instruct and use its reasonable best efforts to cause its Representatives to cease, any and all existing discussions or negotiations with any Person with respect to an Acquisition Proposal. The Company shall as soon as practicable demand that each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Transaction to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

(b) Notwithstanding the provisions of Section 6.5(a), the Company may, in response to an unsolicited, bona fide written Acquisition Proposal from a Person which the Company’s Board of Directors determines in good faith, after consultation with a nationally recognized, independent financial advisor and the Company’s outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (as hereinafter defined), take the following actions; provided that (x) the Company has first given Parent a written notice that states that the Company has received such Acquisition Proposal and otherwise includes the information set forth in Section 6.5(c), and (y) such Acquisition Proposal was made after the date hereof and did not otherwise result from a breach of this Section 6.5: furnish information to, or enter into discussions or negotiations with, such Person if, prior to taking such action, the Company shall have received from such Person an executed confidentiality agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person; provided that such confidentiality agreement with respect to an Acquisition Proposal shall not be any less protective to the Company than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making of, or amendment to, an Acquisition Proposal) and contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (or, with respect to any such nonpublic information that has previously been furnished to Parent or its Representatives, delivers a list identifying such nonpublic information to Parent).

(c) As promptly as practicable (and, in any event, within 48 hours) after receipt of an Acquisition Proposal or any request for nonpublic information or any discussions or inquiries which is reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, discussion, request or inquiry, and the identity of the Person or group making such Acquisition Proposal, discussion, request or inquiry, and a copy of all written materials provided in connection with any such Acquisition Proposal, discussion, request or inquiry. After receipt of such Acquisition Proposal, discussion, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments and any withdrawals or abandonment) of any such Acquisition Proposal, discussion, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(d) For a period of three business days after Parent’s receipt of the notice of an Acquisition Proposal described in Section 6.5(c) or Section 6.5(e)(x), the Company shall, if requested by Parent, negotiate in good faith with Parent. The terms and conditions of this Section 6.5 shall also apply to any discussion with or inquiry or proposal made by any Person who withdraws or substantively amends a Superior Proposal or who made an Acquisition Proposal that once constituted a Superior Proposal and that no longer constitutes a Superior Proposal (after withdrawal or after such time as such Acquisition Proposal no longer constitutes a Superior Proposal).

(e) Neither the Company’s Board of Directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company’s Board of Directors or any committee thereof may take any or all of the actions described in (i) and (ii) above (in each case, a “Change of Recommendation”) if, prior to receipt of the Company Requisite Vote:

(w) the Company’s Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law;

(x) the Company’s Board of Directors has notified Parent in writing of the determination described in clause (w) above; and

(y) in the case of any such actions taken in connection with an Acquisition Proposal, at least three business days following receipt by Parent of the notice required pursuant to clause (x) above, and taking into account any revised proposal made by Parent since receipt of such notice, the Company’s Board of Directors maintains its determination described in clause (w) above.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely qualifying or modifying the Company Recommendation, Parent shall have the right to terminate this Agreement as forth in Section 8.1(d).

6.6  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) promptly and in all events done in a manner to be successfully accomplished and completed prior to the Outside Date, use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Persons, including responding to additional inquiries or requests for additional information from any Governmental Entity; provided, however, that in no event shall the Company or any of its Affiliates be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any contract or agreement.

Each party shall also (and will cause its Affiliates to) refrain from taking, directly or indirectly, any action (including making acquisitions), that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or restrict such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

6.7  Regulatory Filings.

(a) Without limiting the generality of the obligations of the parties pursuant to Section 6.6, the parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent promptly shall notify and provide a copy to the other party of any written communication received from any Governmental Entity with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive communication with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and to the extent permitted by applicable Law and the applicable Governmental Entity, without giving the other party the opportunity to attend or participate. To the extent permitted by applicable Law, the parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act.

(b) The parties (i) shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger, and (ii) promptly shall prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable best efforts to obtain all necessary consents from any Governmental Entities necessary to consummate the Merger.

(c) In the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, Parent and the Company hereby agree to the prompt use of their respective reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, oppose or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation by the Outside Date. In addition, Parent and the Company shall promptly use their respective reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement. For the purposes of this Section 6.7, reasonable best efforts shall include, without limitation, (i) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, entity or Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (ii) except for the Divestiture (as defined below) by Parent of any assets or businesses of Parent that would have a material adverse effect on the business or financial condition of Parent on a post-Merger basis, the offer and agreement by Parent and the

Company, regardless of the consideration, to divest, sell, license or otherwise dispose of (including holding separate pending such disposition) (collectively, “Divestiture”), and, notwithstanding anything to the contrary in this Agreement, to effect the Divestiture prior to the Outside Date of, such assets, control, categories of assets or businesses or any or all other segments of the Company, the Surviving Corporation and Parent and the respective Subsidiaries thereof (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action in whole or in part (A) results in obtaining clearance under the HSR Act and (B) removes any such actual, anticipated or threatened injunction or other objection (which would have the effect of delaying beyond the Outside Date or preventing the consummation of the transactions contemplated by this Agreement), order, decree, decision, determination or judgment prior to the Outside Date. In no event shall any Divestiture be required, which is not conditioned upon the consummation of the Merger.

(d) Subject to (i) Section 6.7(a), (ii) Parent’s use of its reasonable best efforts pursuant to Section 6.7(c) and (iii) compliance with the other provisions of Section 6.7(c), Parent shall have the right to (i) propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Surviving Corporation, or either’s respective Subsidiaries as may be required to resolve such objections, suits, orders, decrees, decisions, determinations or judgments and (ii) determine and direct the strategy and process by which the parties will seek required approvals under the Antitrust Laws.

6.8  Certain Notices.  From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.9  Public Announcements.  Parent and the Company shall consult with and obtain the approval (not to be unreasonably withheld) of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

6.10  Indemnification of Directors and Officers.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the ‘‘Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company.

(b) For six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be maintained in effect for the benefit of the Company’s directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring prior to the Effective Time (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such coverage; provided, further, that if the annual premiums for such insurance coverage exceed 250% of such annual premium, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Parent may satisfy its obligations under this Section 6.10(b) by purchasing a “tail” policy from an insurer with a Standard & Poor’s rating of at least A under the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c) Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).

(d) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) In the event that Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 6.10.

6.11  Employee Benefits.

(a) From and after the Effective Time, Parent shall assume and honor, or shall cause the Surviving Corporation and its Subsidiaries to honor, all Employee Benefit Plans and all Employee Agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of not less than eighteen months following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its current or future Subsidiaries (including the Surviving Corporation) (the “Company Employees”) (i) salary and bonus that are, in the aggregate, substantially comparable to those provided to such Company Employees immediately before the Effective Time and (ii) employee benefits (excluding any equity-based compensation or benefits) that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Parent. Nothing herein shall require Parent to continue any particular Employee Benefit Plan or prevent the amendment or termination thereof (subject to the requirements of this Section 6.11); provided, however, that Parent shall not take, or cause to be taken, any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Employee Benefit Plan or applicable Law, nor shall Parent take, or cause to be taken, any such action which requires the consent, waiver or agreement of the affected employee (or such employee’s beneficiary or dependent) without first obtaining such consent, waiver or agreement.

(b) For all purposes (other than benefit accrual under defined benefit pension plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (collectively, the “New Plans”), except as would result in a duplication of benefits, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Benefit Plan. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under an Employee Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) such Company Employee has satisfied all applicable waiting time and other eligibility requirements under the Old Plan that is being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, however, that if the plan year of the Old Plan and plan year of the New Plan are not the same, Parent shall only be required to use reasonable efforts to cause expenses incurred to be taken into account under the New Plan if such expenses would have been taken into account under the New Plan if the employee had been enrolled in the New Plan at the time such expense was incurred.

(c) At the request of Parent, the Company and its Subsidiaries shall terminate any and all 401(k) plans of the Company and its Subsidiaries (the ‘‘Company Savings Plan(s)”), effective at least five days prior to the Effective Time. In the event that Parent requests that such Company Savings Plan(s) be terminated, (i) the Company and its Subsidiaries shall provide Parent with evidence that such Company Savings Plan(s) have been terminated pursuant to resolution (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld) of the Board of Directors of the Company or its Subsidiary, effective at least three days prior to the Effective Time, (ii) Parent shall cause one or more of the New Plans that constitute a qualified defined contribution plan maintained for the benefit of participants under such terminated Company Savings Plans (the ‘‘Parent Savings Plan(s)”) to accept tax-free rollovers from such Company Savings Plan(s) with respect to accounts of the Company Employees, which rollover may consist of cash, a promissory note (as described below) or any combination thereof from such Company Savings Plan(s); (iii) none of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries shall place any such participant’s Company Savings Plan loan into default or declare a default with respect to any plan loan solely by reason of the termination of the Company Savings Plan(s) so long as such participant transfers such participant’s account balance under such terminated Company Savings Plan(s), together with the promissory note evidencing the plan loan and the applicable loan documentation, to the Parent Savings Plan(s) through a direct rollover on or as soon as administratively possible after the Effective Time, and prior to the time required by ERISA or the Code; (iv) Parent shall cause all active participants under the Company Savings Plans immediately prior to the Effective Time to be eligible immediately following the Effective Time to participate in a Parent Savings Plan; and (v) the parties hereto shall amend the Company Savings Plan(s) and the Parent Savings Plan(s) to effect the foregoing provisions.

(d) No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Parent or its current or future Subsidiaries (including the Company) and no provision of this Section 6.11 shall create any third party beneficiary rights.

6.12  Section 16 Matters.  Prior to the Effective Time the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of shares of Company Common Stock, Company Options or Company RSUs pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

6.13  Financing.

(a) Without limiting Sections 6.3, 6.6 and 6.14, subject to applicable Law, the Company agrees to (i) provide reasonable cooperation, and to cause its Subsidiaries and their respective officers and employees to provide reasonable cooperation and (ii) use its commercially reasonable efforts to cause its independent auditors to provide reasonable cooperation, in connection with the arrangement of any financing to be consummated in order to fund the Merger Consideration to be paid pursuant to this Agreement (each, a “Financing”), including without limitation, reasonable participation (at Parent’s sole cost and expense) in meetings and road shows; making available information relating to the Financing reasonably requested by Parent; and reasonable assistance (at Parent’s sole cost and expense) in the preparation of offering memoranda, private placement memoranda and similar documents of Parent. Parent will use reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for access, data and information under this Section 6.13(a). Notwithstanding the foregoing, in no event shall the Company be required to provide any cooperation with any Financing that involves the registration of any securities of the Company under the Securities Act.

(b) Parent agrees to use its best efforts to arrange the Financing on the terms and conditions no less advantageous than those described in the Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. For the avoidance of doubt, if the Financing (or any alternative financing) has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement and to Parent’s rights under applicable subsections of Section 8.1.

6.14  Disqualified Individuals.  Not later than 30 days following the date of this Agreement, the Company shall provide Parent with a list of each “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1 who may be entitled to receive parachute payments, as defined in Section 280G(b)(2)(A) of the Code, but without regard to Section 280G(b)(2)(A)(ii) of the Code in connection with the consummation of the Transactions contemplated by this Agreement.

6.15  Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS

7.1  Conditions to Obligations of Each Party under this Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval.  The Company Requisite Vote shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger.

(d) No Pending Suit, Action or Proceeding by any Governmental Entity.  There shall not be pending any suit, action or proceeding under the Antitrust Laws by any U.S. Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or that would otherwise have a material adverse effect on the properties, assets, liabilities, business, results of operations, or financial condition of Parent and its Subsidiaries, taken as a whole on a post-Merger basis; provided, however, that neither party may assert this condition if such party is in material breach of its obligations under Section 6.7.

7.2  Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated are also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c) Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing (excluding the effects of any action taken by the Company or Parent, as the case may be, pursuant to Section 6.7).

7.3  Conditions to the Company’s Obligations.  The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have, either individually or in the aggregate, a material adverse effect on Parent. The Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect. For the purposes of this Section 7.3(a), a material adverse effect on Parent includes any event, change, development or occurrence that would prevent Parent from paying the Merger Consideration by the Outside Date.

(b) Agreements and Covenants.  Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Requisite Vote, only as follows:

(a) By mutual written consent of the Company and Parent, which consent shall have been approved by action of their respective Boards of Directors;

(b) By written notice of either the Company or Parent, if the Merger shall not have been consummated prior to the date that is six months after the date of this Agreement (such date, as it may be extended as provided below, shall be referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to have such order, decree or ruling lifted or vacated;

(d) By written notice of Parent, if (i) the Company’s Board of Directors shall have effected a Change of Recommendation or resolved to do so; (ii) the Company’s Board of Directors shall have approved or recommended to the Company’s stockholders an Acquisition Proposal or resolved to do so; or (iii) a tender offer or exchange offer for shares of Company Common Stock is commenced (other than by Parent or any of its Affiliates) and the Company’s Board of Directors recommends that the Company’s stockholders tender their shares in such tender or exchange offer or such Board of Directors fails to recommend that the Company’s stockholders reject such tender or exchange offer within 10 business days after receipt of Parent’s request to do so;

(e) By written notice of the Company, if the Board of Directors of the Company has determined that an Acquisition Proposal is a Superior Proposal; provided, however, that prior to any such termination, (i) the Company shall, pursuant to Section 6.5(d), if requested by Parent in connection with a revised proposal by it, negotiate in good faith for such three business day period with Parent, and (ii) the Board of Directors of the Company shall have concluded in good faith, as of the effective date of such termination, after taking into account any revised proposal by Parent during such three business day period, that such Acquisition Proposal is a Superior Proposal; provided, further, that the Company shall not have willfully, knowingly and materially breached any of its material obligations under Section 6.5; provided, further, that such termination shall not be effective until such time as payment of the Company Termination Fee required by Section 8.2(b) shall have been made by the Company;

(f) By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) cannot be cured prior to the Outside Date; provided, however, that Parent shall have given the Company written notice, delivered at least 20 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

(g) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) cannot be cured prior to the Outside Date; provided, however, that the Company shall have given Parent written notice, delivered at least 20 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; or

(h) By written notice of either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt this Agreement and approve the Merger is properly taken.

8.2  Effect of Termination.

(a) Limitation on Liability.  In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to the Confidentiality Agreement (subject to the terms thereof, and to Section 6.3 to the extent relating to the Confidentiality Agreement), this Section 8.2, Section 8.5 and Article X and with respect to any liabilities or damages incurred or suffered by a party as a result of (A) the failure for any reason of Parent or Merger Sub to effect the Merger and pay the Merger Consideration upon the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 and (B) any other breach of this Agreement that is willful or intentional.

(b) Termination Fee.  The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $70,769,000 in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if Parent shall terminate this Agreement pursuant to Section 8.1(d), (ii) if either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(h) and (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been publicly announced and not withdrawn, and (B) the Company enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal within twelve months following the date this Agreement is terminated or (iii) the Company shall terminate this Agreement pursuant to Section 8.1(e).

(c) Payments.  Any payment required to be made pursuant to Section 8.2(b)(i) shall be made not later than five business days after the date of the termination of this Agreement. Any payment required to be made pursuant to Section 8.2(b)(ii) shall be made on the date of the consummation of the Acquisition Proposal giving rise to such payment. In no event shall payment of more than one Company Termination Fee be made. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that in the event that the Company Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 8.2, the Company Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

8.3  Amendment.  This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto.

8.4  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Requisite Vote, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of The Nasdaq Stock Market, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5  Fees and Expenses.  Subject to Sections 8.2(b), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE IX

DEFINITIONS

9.1  Definitions.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer or proposal with respect to (a) a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X of the Exchange Act) pursuant to which the stockholders of the Company immediately prior to such transaction would own less than 80% of the aggregate voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale, lease, exclusive license, purchase or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or its Subsidiaries representing the acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, (c) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of voting equity securities of the Company or any of its Subsidiaries, (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Merger).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Blue Sky Laws” has the meaning set forth in Section 3.4.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 2.2(b).

“Change of Recommendation” has the meaning set forth in Section 6.5(e).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the healthcare continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.6.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 6.11(a).

“Company ESPP” means the Company Employee Stock Purchase Plan.

“Company Equity Plans” means the Company’s Amended and Restated 1993 Stock Incentive Plan, as amended, the Company’s 2000 Stock Option Plan, as amended, and any other plan or arrangement under which the Company or its Subsidiaries grant equity-based awards.

“Company Intellectual Property Rights” means all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases, trade secrets and tangible or intangible proprietary information or materials (i) that are currently owned by the Company or its Subsidiaries or (ii) to which the Company or its Subsidiaries has the defensible right to use, and in either case, are used in or held for use in connection with the Company’s and its Subsidiaries’ businesses.

“Company Option” means an option to acquire Company Common Stock granted under a Company Equity Plan that is outstanding and unexercised as of the relevant date.

“Company Recommendation” has the meaning set forth in Section 3.3.

“Company Required Statutory Approvals” has the meaning set forth in Section 3.4.

“Company Requisite Vote” has the meaning set forth in Section 3.22.

“Company RSU” means an award of restricted stock units granted under a Company Equity Plan that is outstanding as of the relevant date.

“Company Savings Plans” has the meaning set forth in Section 6.11(c).

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(a).

“Contracts” has the meaning set forth in Section 3.10(a).

“Current Balance Sheet” has the meaning set forth in Section 3.6(c).

“D&O Insurance” has the meaning set forth in Section 6.10(b).

“DEA” means United States Drug Enforcement Administration.

“Dissenting Shares” has the meaning set forth in Section 2.1(f).

“Divestiture” has the meaning set forth in Section 6.7(c).

“DGCL” has the meaning set forth in Section 1.1.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Agreement” means any employment, retention, change in control, deferred compensation or severance agreement or arrangement between the Company or its Subsidiaries and any present or former employee or director.

“Employee Benefit Plans” has the meaning set forth in Section 3.13(a).

“Environmental Laws” means any and all applicable federal, state, or local laws, statutes, ordinances, regulations, written, binding and final policies or guidance, rules, final judgments, orders, or court decisions or rule of common law, Permits or licenses, which (i) regulate or relate to the protection or clean up of the environment, handling, disposal, or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, plants or other regulated or protected natural resources; or the health and safety of persons or employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“ERISA” has the meaning set forth in Section 3.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“FDA” means United States Food and Drug Administration.

“FDA OAI Matter” means the Company’s FDA Official Action Indicated (OAI) status, the FDA inspections relating to the Company’s Davie, Florida manufacturing facilities and matters related thereto.

“Final Offering Period” has the meaning set forth in Section 2.4(b).

“Financing” has the meaning set forth in Section 6.13(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity, (d) multinational organization or (e) body entitled to exercise any administrative, executive or regulatory power of any nature.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation under any Environmental Laws, including without limitation, any friable asbestos, urea formaldehyde, polychlorinated biphenyls in any amounts or concentrations subject to regulation under applicable Environmental Laws, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” has the meaning set forth in Section 3.4.

“Indemnified Parties” has the meaning set forth in Section 6.10.

“Key Employee” has the meaning set forth in Section 5.1.

“Law” means applicable statutes, laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, in each case, of a Government Entity.

“Liens” means security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances.

“Leased Real Property” has the meaning set forth in Section 3.8(c).

“Material Adverse Effect” means any event, change, development or occurrence that, either individually or in the aggregate with all other events, changes, developments or occurrences, would have, or would reasonably be expected to have, a material adverse effect on: (i) the properties, assets, liabilities, business, results of operations, financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of: (A) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism; (B) general national, international or regional economic, financial, political or business conditions (including changes in Law or GAAP or the interpretation thereof) affecting generally the generic pharmaceutical industry or the pharmaceutical industry, which do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole; (C) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company pursuant to this Agreement or at the request of Parent or Merger Sub; (D) decrease in revenues from the Company’s generic products related to price reductions or reduced market share in the ordinary course of business as a result of competition from current or future competitors; (E) any adverse determination in connection with any litigation under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984; and (F) the FDA OAI Matter; or (ii) the ability of the Company to consummate the Merger. For avoidance of doubt, (i) the continuation of the Company’s FDA Official Action Indicated (OAI) status relating to its Davie, Florida manufacturing facilities shall not constitute, and shall not be considered in determining the existence of, a Material Adverse Effect, and (ii) no matter arising out of or resulting from the FDA OAI Matter (other than solely a matter described in the immediately succeeding sentence hereof) shall constitute, or shall be considered in determining the existence of, a Material Adverse Effect. With regard to matters arising out of the FDA OAI Matter, only the actual occurrence prior to the Closing Date of the following shall constitute a Material Adverse Effect: any actual seizure or recall of or reduction in manufacturing or distribution activities for Cartia XT, Taztia XT, Altoprev or Metformin XT or any fine or criminal or civil penalty, in any of the foregoing cases imposed by a Governmental Entity (or, in the case of a recall or reduction in manufacturing or distribution activities, voluntarily undertaken by the Company), which has had, individually or in the aggregate, a material adverse effect on the properties, assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.13(g).

“New Plans” has the meaning set forth in Section 6.11(b).

“Old Plans” has the meaning set forth in Section 6.11(b).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” has the meaning set forth in Section 3.8(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 2.4(a).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Savings Plans” has the meaning set forth in Section 6.11(c).

“Permits” means any governmental licenses, franchises, permits, waivers, clearances, certificates, consents, orders, registrations, authorizations, approvals, filings or other similar authorizations or notifications required under applicable Law.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved as shown on the Current Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or which are being contested by appropriate proceedings; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property;

(iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property, which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (x) Liens the existence of which would not have a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Programs” has the meaning set forth in Section 3.15(c).

“Proxy Statement” has the meaning set forth in Section 3.20.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, ejection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances into or upon the environment, including the air, soil, surface water or groundwater in violation of applicable Environmental Laws.

“Representatives” has the meaning set forth in Section 6.3(a).

“Rights Agreement” means the Rights Agreement, dated as of March 20, 2003 between the Company and American Stock Transfer & Trust Company, as rights agent.

“SEC” has the meaning set forth in Section 3.6.

“Section 3.25 Documents” has the meaning set forth in Section 4.10.

“Securities” has the meaning set forth in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Meeting” has the meaning set forth in Section 6.2.

“Subsidiary” means any corporation, company, partnership, organization or other entity of which the securities or other ownership interests having a majority of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by a company or another Subsidiary.

“Superior Proposal” means an unsolicited, bona fide written offer made by a Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that has no financing contingency and is on terms that are more favorable to the Company’s stockholders than the terms of the Merger, taking into account, among other matters, all legal, financial, regulatory and other aspects of such offer and the Person making such offer, including (i) the reasonable likelihood and timing of consummation and (ii) any amendments to or modifications of this Agreement that Parent has offered at the time of determination.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means any return, report, information return or other document (including schedules, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

9.2  Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms “Article”, “Section”, and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

(c) Any references to “dollars” or “$” means dollars of the United States of America.

(d) For purposes of this Agreement, the terms “the Company’s knowledge”, ‘‘knowledge of the Company”, “the Company has no knowledge”, or words or phrases of similar import or meaning as used in this Agreement shall mean the actual personal knowledge, without imputation of any other Person and without independent investigation, of Thomas Rice, Angelo Malahias, Robert Goldfarb, Anne Kelly, Nicholas F. Cappuccino, Ph.D. and Lawrence J. Rosenthal. The term “knowledge” is used to qualify and limit the scope of any representation or warranty in which it appears, such that the representation or warranty is not true and correct and therefore breached only if the specified individuals have actual conscious awareness on the date(s) such representation and warranty is made of an undisclosed exception to such representation and warranty which the Company is required to disclose.

ARTICLE X

MISCELLANEOUS

10.1  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2  Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

Notices to Parent or Merger Sub:

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 92880
Attn: David Buchen
Facsimile No.: (951) 493-5817

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
Attn: Charles K. Ruck
      R. Scott Shean
      Kevin B. Espinola
Facsimile No.: (714) 755-8290

Notices to the Company:

Andrx Corporation
8151 Peters Road
Plantation, FL 33324
Attn: Robert Goldfarb
Facsimile No.: (954) 382-7728

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attn: Peter G. Samuels
      Robert Cantone
      Robert K. Kane
Facsimile No.: (212) 969-2900

and with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Keith Pagnani
Facsimile No.: (212) 558-3588

10.3  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

10.4  Entire Agreement.  This Agreement, the Company Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, arrangements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

10.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company.

10.6  Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.10, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7  No Strict Construction.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

10.8  Governing Law; Consent to Jurisdiction and Venue.

(a) This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to conflict of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or Federal Court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

10.9  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court, and the parties hereby waive any such requirement of such a bond or undertaking.

10.10  WAIVER OF TRIAL BY JURY.  THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

10.11  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

ANDRX CORPORATION

By:	/s/ Thomas Rice
Name:

Title:

WATSON PHARMACEUTICALS, INC.

By:	/s/ Allen Chao
Name:

Title:

WATER DELAWARE, INC.

By:	/s/ Allen Chao
Name:

Title:

ANNEX B

March 12, 2006

Board of Directors
Andrx Corporation
4955 Orange Drive
Davie, Florida 33314

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Andrx Corporation (the “Company”) of the consideration proposed to be received by such holders in connection with the proposed Merger (as defined below). Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2006 (the “Agreement”), among the Company, Watson Pharmaceuticals, Inc. (the “Purchaser”) and Water Delaware, Inc., a wholly owned subsidiary of the Purchaser (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), and each share of Company Common Stock, other than Company Common Stock owned by the Purchaser, Merger Sub or any of their respective subsidiaries, will be converted into the right to receive $25.00 in cash. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii) reviewed certain internal financial statements and other business, financial and operating data concerning the Company;

(iii) reviewed certain financial forecasts related to the Company prepared by the management of the Company;

(iv) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(v) reviewed the reported prices and trading activity for the Company Common Stock;

(vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies that we deemed relevant;

(vii) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii) participated in discussions and negotiations among representatives of the Company and the Purchaser and their respective advisors;

(ix) considered our efforts to solicit, at the direction of the Company, third party indications of interest and proposals for a possible acquisition of the Company, including the terms and conditions of a proposal by a third party to acquire the Company for cash consideration greater than the cash consideration to be paid by the Purchaser in the proposed Merger and the ability of such third party to finance such acquisition;

Board of Directors
Andrx Corporation
March 12, 2006

(x) reviewed and discussed with the Company’s senior executives and advisors the matters described in the Company’s press release dated September 6, 2005 relating to the FDA’s inspection of the Company’s manufacturing facilities that ended in May 2005 and the FDA’s issuance of a Form 483-List of Inspectional Observations at the conclusion of that inspection;

(xi) reviewed and discussed with senior executives of the Company the strategic and competitive position of the Company in comparison to other companies in the generic sector of the pharmaceutical industry as well as the recent and expected consolidation in such sector;

(xii) reviewed the Agreement; and

(xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. We have assumed that the Merger will be consummated as provided in the Agreement, with full satisfaction of all, and without any waiver of any, material covenants and conditions set forth in the Agreement.

We express no view or opinion as to any terms or aspects of the Merger or related transactions (other than the consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to the Company or in which the Company might engage, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger.

We have acted as sole financial advisor to the Board of Directors of the Company in connection with the Merger, for which services we have received and will receive fees, a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates have provided, and in the future may provide, financial advisory and financing services to the Company and the Purchaser, for which services we have received or may receive fees, including (i) having acted as financial advisor to the Company in connection with a prior divestiture, (ii) having acted as administrative agent and lender for a retired credit facility of the Company, (iii) acting as co-syndication agent and lender for the Purchaser’s existing senior credit facility and (iv) having acted as co-manager for a debt offering of the Purchaser. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company and the Purchaser for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote or act in connection with the Merger.

Board of Directors
Andrx Corporation
March 12, 2006
Page 0

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the holders of Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Vote by Internet, Phone or Mail
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Andrx Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
NOTE: If you voted by Internet or telephone, there is no need to mail back your card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☑
	ANDRX1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANDRX CORPORATION

Andrx's Board recommends a vote FOR proposals 1 and 2.		For	Against	Abstain

Proposal 1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of March 12, 2006, by and among Andrx Corporation, Watson Pharmaceuticals, Inc. and Water Delaware, Inc., a wholly owned subsidiary of Watson.	☐	☐	☐

Proposal 2.	To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Agreement and Plan of Merger if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon other business that may come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Proposal 1 and FOR Proposal 2.
Please date this proxy and sign your name exactly as it appears hereon.
For comments, please check this box and write them on the back where indicated.      ☐
Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his/her office.

Signature [PLEASE SIGN WITHIN BOX]           Date                     Signature (Joint Owners)           Date

ANDRX CORPORATION
SPECIAL MEETING OF STOCKHOLDERS JUNE 28, 2006, 10:00 AM (Eastern Daylight Time)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ANDRX CORPORATION
     The undersigned hereby appoints Thomas P. Rice and Angelo C. Malahias as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Andrx Corporation common stock, $0.001 par value per share, held by the undersigned on the date of record, May 5, 2006, at the Special Meeting of Stockholders to be held on June 28, 2006, or any adjournment or adjournments thereof.
Comments:

(If you noted any comments above, please mark corresponding box on other side.)
PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
Note: If you voted by Internet or telephone, there is no need to mail back your proxy card.
Thank you for voting!